Exhibit 10.4

Execution Version

EG GLOBAL FINANCE PLC

as the Issuer

and

the Guarantors party hereto

and

DEUTSCHE TRUSTEE COMPANY LIMITED

as Trustee

and

BARCLAYS BANK PLC

as Security Agent

and

DEUTSCHE BANK AG, LONDON BRANCH

as Paying Agent, Calculation Agent and Transfer Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Registrar

INDENTURE

Dated as of November 24, 2023

For the Initial Issuance of:

$500,000,000 Senior Secured Floating Rate Cash Pay / PIK Notes due 2028

i

i

EXHIBITS

Exhibit A	FORM OF SENIOR SECURED FLOATING RATE CASH PAY / PIK NOTES DUE 2028
Exhibit B	FORM OF CERTIFICATE OF TRANSFER FOR NOTES
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE

SCHEDULES

Schedule I	SECURITY DOCUMENTS
Schedule II	AGREED SECURITY PRINCIPLES
Schedule III	WHITELIST
Schedule IV	MARK-UP ORDER

INDENTURE dated as of November 24, 2023, among EG Global Finance plc, a public limited company incorporated in England and Wales with registered number 11894311 (the “Issuer”), a wholly owned indirect subsidiary of EG Group Limited (the “Parent”), the Guarantors (as defined herein), Deutsche Trustee Company Limited, as trustee (the “Trustee”), Barclays Bank PLC, as security agent, Deutsche Bank AG, London Branch, as paying agent, calculation agent and transfer agent (the “Paying Agent”) and Deutsche Bank Trust Company Americas, as registrar (the “Registrar”).

The Issuer, the Parent and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s $500,000,000 aggregate principal amount of Senior Secured Floating Rate Cash Pay / PIK Notes due 2028 (the “Initial Notes”) and the Holders of any additional Senior Secured Floating Rate Cash Pay / PIK Notes due 2028 (the “Additional Notes”) that may be issued from time to time in compliance with this Indenture.

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“Accounting Principles” means IFRS or, at the election of the Issuer, GAAP, or the accounting principles applicable to it in its jurisdiction of incorporation.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary; or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition; or (iii) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary; or (iv) secured by a Lien encumbering any asset acquired by such Person and existing at the time of such acquisition.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means the Paying Agent, Calculation Agent, Transfer Agent, and Registrar, and “Agent” means any one of them.

“Agreed Security Principles” means the agreed security principles set forth in Schedule II of this Indenture.

“Applicable Premium” means with respect to any Note the greater of:

(a) 1% of the principal amount of such Note; and

(b) on any redemption date, the excess (to the extent positive) of:

(i) the present value at such redemption date of (A) the redemption price of such Note at November 30, 2026 (such redemption price (expressed in percentage of principal amount) being set forth in the table set forth under paragraph 5(d) of such Note (excluding accrued and unpaid interest)), plus (B) all required interest payments due on such Note to and including November 30, 2026 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points and assuming that the rate of interest on such Notes from the redemption date through November 30, 2026 will equal the rate of interest on such Note in effect on such redemption date; over

(ii) the outstanding principal amount of such Note,

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of the Applicable Premium, Additional Amounts and the redemption price shall not be an obligation or duty of the Trustee or any Agent, nor shall the Trustee or any Agent have any liability related thereto.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 5.01 and not by Section 4.07.

Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets, or equipment or other property that is no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries;

(5) transactions permitted by Article 5 (other than Section 5.03(a)(3)(C)) or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Parent;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value of less than the greater of €10.0 million and 0.25% of Total Assets and not to exceed €150.0 million in the aggregate;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 4.04 and the making of any Permitted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14) any disposition of Capital Stock, Indebtedness or other securities or assets of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(17) any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Parent or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors or an Officer of the Parent shall certify that in the opinion of the Board of Directors or such Officer, the outsourcing transaction will be economically beneficial to the Parent and its Restricted Subsidiaries (considered as a whole);

(18) [Reserved];

(19) sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business or consistent with past practice;

(20) the unwinding of Hedging Obligations;

(21) any dispositions in connection with the entry into a Capitalized Lease Obligation (other than Sale and Leaseback Transactions); and

(22) the disposition of any assets (including equity interests) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Parent to consummate any acquisition.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 4.04, the Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 4.04.

“Associate” means (i) any Person engaged in a Similar Business of which the Parent or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock; and (ii) any joint venture engaged in a Similar Business entered into by the Parent or any Restricted Subsidiary.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, the present value (discounted at the interest implicit in such transaction, determined in accordance with the Accounting Principles) of the obligation of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty) after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.” For the avoidance of doubt, the obligation of the lessee for rental payments in respect of leases granted in connection with any Sale and Leaseback Transaction which would be considered an operating lease under IFRS immediately prior to the adoption of IFRS 16 (Leases) shall not constitute Attributable Debt; provided that the Parent has elected to apply IFRS as applied by the Parent immediately prior to the adoption of IFRS 16 (Leases) pursuant to the definition of “IFRS” for purposes of any relevant calculation, ratio or determination.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including the laws of Australia, Belgium, England and Wales, France, Germany, Italy and the Netherlands, relating to the capability of a debtor to pay its debts, the debtor’s over-indebtedness or lack of assets to cover a debtor’s outstanding debt or relating to moratorium, bankruptcy, insolvency, receivership, winding-up, examinership, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“Belgian Code of Companies and Associations” means the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations) of 23 March 2019, as amended and/or superseded from time to time.

“Board of Directors” means (i) with respect to the Parent, the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (iii) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). The obligations of the Board of Directors of the Parent or the Issuer may be discharged by the Board of Directors of the Parent or a Holding Company of the Parent.

“Bridge Facility” means the bridge facility established (i) under a bridge facility agreement to be dated on or prior to the Issue Date, by and between, the Parent, EG America, LLC and Barclays Bank PLC, or (ii) as an additional facility under the Senior Credit Facilities Agreement on or prior to the Issue Date ..

“Bridging Debt” means any Indebtedness which is incurred with an initial maturity of or about one year or less: (a) as a bridge to a refinancing by way of any other indebtedness which is permitted by the terms of this Indenture which is in the form of bonds, notes or other equivalent security issuance, which stipulates that it be refinanced in full with the proceeds of such bonds, notes or other equivalent securities; (b) as a bridge to one or more asset disposals, which stipulates that it be repaid in full with the proceeds of such asset disposals; or (c) as a bridge permitted to be converted or exchanged, on or about (or prior to) one (1) year from Incurrence, into term loans or other bonds, notes or other equivalent securities.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in (i) London, United Kingdom; or (ii) New York, New York, United States are authorized or required by law to close.

“Calculation Agent” of any Person means a financial institution appointed by the Issuer to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be Deutsche Bank AG, London Branch.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of the Accounting Principles. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of the Accounting Principles, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully Guaranteed or insured by a Permissible Jurisdiction or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances (in each case, including any such deposits made pursuant to any sinking fund established by the Parent or any Restricted Subsidiary) having maturities of not more than one (1) year from the date of acquisition thereof issued by any lender party to a Credit Facility of the Parent or any of its Restricted Subsidiaries or by any bank or trust company: (a) whose commercial paper is rated at least “A1” or the equivalent thereof by S&P, at least “F1” or the equivalent thereof by Fitch or at least “P1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500.0 million;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (1) or (2) of this definition entered into with any bank meeting the qualifications specified in clause (2) of this definition;

(4) commercial paper rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, at least “F2” or the equivalent thereof by Fitch or at least “P2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long term debt, and in any case maturing within one year after the date of acquisition thereof;

(5) readily marketable direct obligations issued by a Permissible Jurisdiction having one of the two highest rating categories obtainable from either Moody’s, Fitch or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB–” or higher from S&P or Fitch or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of twelve (12) months or less from the date of acquisition;

(7) bills of exchange issued in a Permissible Jurisdiction eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(8) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) of this definition.

“Cash Management Services” means any customary cash management, cash pooling or netting or setting off arrangements or arrangements for the honoring of checks, drafts or similar instruments, including automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, operational intra-group balances and/or cash management services, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements of the Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(1) the Parent becomes aware of (by way of a report or any other filing pursuant to any public regulatory filing made available to it, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Investors, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Parent; provided that for the purposes of this clause (1), no Change of Control shall be deemed to occur solely by reason of the Parent becoming a Subsidiary of a Successor Parent Holding Company;

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than the Parent (including, for the avoidance of doubt, any successor thereto pursuant to Article 5) or a Restricted Subsidiary or one or more Permitted Investors; or

(3) Midco ceases to directly own all of the Capital Stock and all of the total voting power of the Voting Stock of the Parent (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Parent).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Investors, the issued and outstanding Voting Stock of the Parent owned, directly or indirectly, by any Permitted Investors that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such Parent Entity having a majority of the aggregate votes on the Board of Directors (or similar body) of such Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For purposes of this definition and any related definition to the extent used for purposes of this definition (other than for purposes of clause (3) of this definition), at any time when 50% or more of the total voting power of the Voting Stock of the Parent is directly or indirectly owned by a Parent Entity of which the Parent is a Subsidiary, all references to the Parent shall be deemed to refer to its ultimate Parent Entity of which the Parent is a Subsidiary (but excluding any Permitted Investors) that directly or indirectly owns such Voting Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the rights, property and assets that are subject to a Lien that secures the Notes and/or the Notes Guarantees and the Obligations of the Issuer and/or the Guarantors under this Indenture from time to time.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Conditions Satisfaction Date” means November 10, 2023.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense and Receivables Fees;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization or impairment expense;

(5) any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, as the case may be (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by the Board of Directors or an Officer of the Parent;

(6) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;

(7) the amount of management, monitoring, consulting, employment and advisory fees and related expenses paid in such period to the Permitted Investors to the extent permitted by Section 4.08; and

(8) other non-cash charges, write downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Parent as extraordinary, exceptional, unusual or nonrecurring items, less other non-cash items of income increasing Consolidated Net Income (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) to (15) of the definition of “Consolidated Net Income” and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

“Consolidated Income Taxes” means Taxes or other payments, including deferred Taxes, based on income, profits or capital (including withholding Taxes) and corporation Tax and franchise Taxes of any of the Parent and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of the Parent and its Restricted Subsidiaries, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:

(1) interest expense attributable to Capitalized Lease Obligations and the interest component of deferred payment obligations;

(2) amortization of debt discount or premium, amortization of debt issuance costs, fees, premium and expenses and the expensing of any financing fees;

(3) non-cash interest expense;

(4) the net payments (if any) of Hedging Agreements (excluding amortization of fees and discounts and unrealized gains and losses, costs associated with Hedging Obligations (including termination payments), foreign currency losses and any Receivables Fees);

(5) dividends on other distributions in respect of all Disqualified Stock of the Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Parent or a Subsidiary of the Parent;

(6) the Consolidated Interest Expense that was capitalized during such period;

(7) any interest on Indebtedness of another Person that is guaranteed by the Parent or any of its Restricted Subsidiaries or secured by a Lien on assets of the Parent or any of its Restricted Subsidiaries; and

(8) Pension Items.

“Consolidated Net Income” means, for any period, the profit/ (loss) for the financial period of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of the Accounting Principles; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) of this definition, any profit/(loss) for the financial period of any Person if such Person is not a Restricted Subsidiary, except that the Parent’s equity in the profit/(loss) for the financial period of any such Person will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents that (x) actually have been distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment and (y) only for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(C)(i), could have been distributed, as reasonably determined by an Officer of the Parent (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(C)(i), any profit/(loss) for the financial period of any Restricted Subsidiary (other than the Issuer or any Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to or permitted under this Indenture, and (c) restrictions not prohibited by Section 4.05), except that the Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause (2)) even if encumbrances or restrictions to make distributions in cash or Cash Equivalents arise or exist by reason of applicable law or any applicable rule, regulation or order;

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or an Officer of the Parent);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (as determined in good faith by the Board of Directors or an Officer of the Parent), or any charges, expenses or reserves in respect of any restructuring, disposal, closing, redundancy or severance;

(5) the cumulative effect of a change in Accounting Principles;

(6) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any Pension Items or other provisions;

(7) all deferred financing costs written off and premia paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write off or forgiveness of Indebtedness, and any provisions in respect of working capital;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, stock, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by the Accounting Principles and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write off of any amounts thereof (including any write off of in process research and development);

(12) any goodwill or other intangible asset impairment, charge, amortization or write off, including debt issuance costs;

(13) the impact of capitalized, accrued or accreting or pay in kind interest or principal on Subordinated Shareholder Funding;

(14) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(15) to the extent covered by insurance and actually reimbursed, or, so long as the Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurer in writing within one hundred and eighty (180) days and (b) in fact reimbursed within three hundred and sixty five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred and sixty five (365) days), losses with respect to business interruption.

“Consolidated Net Leverage” means the sum of the aggregate outstanding Indebtedness of the Parent and its Restricted Subsidiaries (excluding Hedging Obligations, Cash Management Services and, other than with respect to the Incurrence of any Capitalized Lease Obligation pursuant to Section 4.06(a) or 4.06(b)(5), Capitalized Lease Obligations) less cash and Cash Equivalents; provided, that Consolidated Net Leverage shall not include Indebtedness in respect of any letter of credit or bank guarantee issued, any letter of credit or bank guarantee facility or any similar instrument or facility (including under or pursuant to any Credit Facility) except to the extent such letters of credit, bank guarantees or similar instrument or facility are drawn upon and remain outstanding.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the Relevant Testing Period;

(1) provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(a) since the beginning of such period, the Parent or any Restricted Subsidiary has closed or disposed of, or has committed to close or dispose of, any company, any business or site, or any group of assets constituting an operating unit of a business or site (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, site or group of assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto, in each case, after giving pro forma effect to such Sale as if such Sale occurred on the first day of such period and including the full run rate of all synergies, expenses and cost savings, operating expense reductions, operating improvements or other similar initiatives that have occurred or that the Parent (in good faith) believes can be achieved directly or indirectly as a result of the relevant

Sale within the next eighteen (18) months following the relevant calculation date (“Pro Forma Sale Cost Savings”); provided that if any such Sale constitutes “discontinued operations” in accordance with the Accounting Principles, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to the company, business, site or group of assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto after giving pro forma effect to such Sale as if such Sale occurred on the first day of such period;

(b) since the beginning of such period, the Parent or any Restricted Subsidiary (by merger or otherwise) has made or committed to make an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired or committed to acquire any company, any business or site, or any group of assets constituting an operating unit of a business or site, or made a capital investment for the refurbishment of a site (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period and including the full run rate effect of all synergies, expenses and cost savings, operating expense reductions, operating improvements or other similar initiatives that have occurred or that the Parent (in good faith) believes can be achieved directly or indirectly as a result of the relevant Purchase within the next eighteen (18) months following the relevant calculation date (“Pro Forma Purchase Cost Savings”);

(c) since the beginning of such period, the Parent or any Restricted Subsidiary has taken or committed to take any action or step (including any restructuring, reorganization, loss reduction, new contract or other similar initiative (such action or step, a “Group Initiative”)), including any such Group Initiative occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Group Initiative occurred on the first day of such period, including the full run rate effect of all synergies, expenses and cost savings, operating expense reductions, operating improvements or other similar initiatives that have occurred or that the Parent (in good faith) believes can be achieved directly or indirectly as a result of the relevant Group Initiative within the next eighteen (18) months following the relevant calculation date (“Pro Forma Group Initiative Cost Savings”); and

(d) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Parent or any Restricted Subsidiary since the beginning of such period) will have made or committed to make any Sale, any Purchase or any Group Initiative that would have required an adjustment pursuant to clauses (1), (2) and (3) of this definition or if made by the Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including any Pro Forma Sale Cost Savings, Pro Forma Purchase Cost Savings or Pro Forma Group Initiative Cost Savings, as if such Sale, Purchase or Group Initiative occurred on the first day of such period; and

(2) provided further, however, that, other than in connection with making any Restricted Payment or Investment pursuant to Section 4.04, the pro forma calculation of Consolidated Net Leverage Ratio shall not give effect to:

(a) any Indebtedness Incurred or deemed Incurred on the determination date pursuant to Section 4.06(b) (other than any Indebtedness Incurred or deemed Incurred pursuant to Section 4.06(b)(5)); or

(b) the discharge of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness Incurred or deemed Incurred on the date of determination pursuant to Section 4.06(b) (other than the discharge of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness Incurred or deemed Incurred pursuant to Section 4.06(b)(5)).

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income:

(A)

calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent, including in respect of Pro Forma Sale Cost Savings, Pro Forma Purchase Cost Savings and Pro Forma Group Initiative Cost Savings, as though the full effect of such Pro Forma Sale Cost Savings, Pro Forma Purchase Cost Savings or Pro Forma Group Initiative Cost Savings were realized on the first day of the relevant period; provided that the amount of Pro Forma Sale Cost Savings, Pro Forma Purchase Cost Savings and Pro Forma Group Initiative Cost Savings (collectively, “Cost Savings”) in any Relevant Testing Period for which Consolidated EBITDA is calculated pursuant to this definition of “Consolidated Net Leverage Ratio” shall not in the aggregate exceed 15% of Consolidated EBITDA for such period; and

(B)

in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period; provided that no cash or Cash Equivalents shall be included in the calculation of such measure that are, or are derived from, the proceeds of Indebtedness in respect of which the pro forma calculation is to be made, except, for the avoidance of doubt, to the extent cash or Cash Equivalents will be expended in a transaction to which pro forma effect is given.

For purposes of calculating the Consolidated Net Leverage Ratio for any Relevant Testing Period, other than any calculation with respect to the Incurrence of any Capitalized Lease Obligation pursuant to Section 4.06(a) or Section 4.06(b)(5), Consolidated EBITDA for such period shall be calculated without giving effect to items (1), (3) and (4) of the definition thereof with respect to any Capitalized Lease Obligation outstanding during such Relevant Testing Period.

“Consolidated Senior Secured Net Leverage Ratio” means, the Consolidated Net Leverage Ratio, but calculated by excluding all Indebtedness other than Senior Secured Indebtedness Incurred or deemed Incurred, with such adjustments that are set forth in the definition of “Consolidated Net Leverage Ratio.” The pro forma calculation of Consolidated Senior Secured Net Leverage Ratio shall not give effect to: (i) any Senior Secured Indebtedness Incurred or deemed Incurred on the determination date pursuant to Section 4.06(b) (other than any Senior Secured Indebtedness Incurred or deemed Incurred pursuant to Section 4.06(b)(5)); or (ii) the discharge of any Senior Secured Indebtedness to the extent that such discharge results from the proceeds of Senior Secured Indebtedness Incurred or deemed Incurred on the date of determination pursuant to Section 4.06(b) (other than the discharge of any such Indebtedness to the extent that such discharge results from the proceeds of Senior Secured Indebtedness Incurred or deemed Incurred pursuant to Section 4.06(b)(5)).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facility” means, with respect to the Parent or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Senior Credit Facilities, the Second Lien Credit Facilities or commercial paper facilities and overdraft facilities) with banks, other institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time (whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or banks, other institutions or investors and whether provided under the Senior Credit Facilities, the Second Lien Credit Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument: (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby; (b) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder; (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder; or (d) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Custodian” means any receiver, examiner, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“definitive agreement” means any definitive agreement for the consummation of a transaction, including an acquisition by way of tender offer, scheme of arrangement, merger, amalgamation or consolidation, by the Parent or one or more of its Restricted Subsidiaries; provided that in the case of a public tender offer, a solicitation of proxies or a proposal for a scheme of arrangement or similar scheme, a definitive agreement will be deemed to have been entered into at the time of the public announcement of such transaction, and in the case of a dividend, distribution or similar payment to direct or indirect holders of Capital Stock of the Parent, a definitive agreement will be deemed to have been entered into at the time of the approval of the applicable Board of Directors of the Parent or a Restricted Subsidiary of such transaction.

“Definitive Registered Note” means a Note registered in the name of the Holder thereof in the Securities Register (including, if physical delivery is so requested by such Holder, a certificated Note registered in the name of the Holder thereof, substantially in the form of Exhibit A to this Indenture) issued in accordance with Section 2.01.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.07.

“Designated Preference Shares” means, with respect to the Parent or any Holding Company, Preferred Stock (other than Disqualified Stock): (i) that is issued for cash (other than to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees to the extent funded by the Parent or such Subsidiary); and (ii) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Parent at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.04(a)(C)(ii) or 4.04(a)(C)(iii).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary); or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the latest Stated Maturity of any of the Notes outstanding or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.04.

“Equity Investors” means (i) TDR Capital, funds managed by TDR Capital or any of its respective Affiliates, or any co investment vehicle managed by TDR Capital or any of its respective Affiliates and (ii) Zuber Vali Issa and Mohsin Issa, any of their respective Affiliates or the Persons or entities described in clauses (2) to (5) of the definition of “Related Persons.”

“Equity Offering” means a sale by the IPO Entity of: (a) Capital Stock (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or a Holding Company Debt Contribution) of, or as Subordinated Shareholder Funding to, the IPO Entity or any of its Restricted Subsidiaries.

“euro” or “€” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Parent or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Parent) on the date of such determination.

“European Government Obligations” means any euro-denominated security that is (a) a direct obligation of Belgium, the Netherlands, Luxembourg or any Permissible Jurisdiction, for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“European Union” means all members of the European Union as of June 30, 2023.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means €400 million (which can be used exclusively to repay Subordinated Indebtedness, including, for the avoidance of doubt, Indebtedness Incurred under the Second Lien Facilities Agreement) plus Net Cash Proceeds or property or assets received by the Parent as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent after the Moonlight Notes Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent after the Moonlight Notes Issue Date, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Parent.

“Existing Cirrus Indenture” means the indenture governing the Existing Cirrus Notes dated as of October 21, 2019 among, inter alios, the Issuer, as issuer, Deutsche Trustee Company Limited, as trustee and the Security Agent.

“Existing Cirrus Notes” means, collectively, the Issuer’s 8 1/2% U.S. dollar-denominated Senior Secured Notes due 2025 and 6 1/4% euro-denominated Senior Secured Notes due 2025, in each case issued pursuant to the Existing Cirrus Indenture and (other than for purposes of the definition of “Specified Indebtedness”) outstanding as of the Issue Date.

“Existing Cirrus Notes Trustee” means the trustee in respect of the Existing Cirrus Notes appointed in accordance with the Existing Cirrus Indenture.

“Existing Indentures” means, collectively, the Existing Murray Indenture, the Existing Cirrus Indenture and the Existing Moonlight Indenture.

“Existing Moonlight Indenture” means the indenture governing the Existing Moonlight Notes dated as of November 20, 2023 among, inter alios, the Issuer, as issuer, Deutsche Trustee Company Limited, as trustee and the Security Agent.

“Existing Moonlight Notes” means, collectively, the Issuer’s 11.000% euro-denominated Senior Secured Notes due 2028 and 12.000% dollar-denominated Senior Secured Notes due 2028, in each case issued pursuant to the Existing Moonlight Indenture and outstanding as of the Issue Date.

“Existing Moonlight Notes Trustee” means the trustee in respect of the Existing Moonlight Notes appointed in accordance with the Existing Moonlight Indenture.

“Existing Murray Indenture” means the indenture governing the Existing Murray Notes dated as of May 13, 2019 among, inter alios, the Issuer, as issuer, U.S. Bank Trustees Limited, as trustee and the Security Agent.

“Existing Murray Notes” means, collectively, the Issuer’s 6 3/4% U.S. dollar-denominated Senior Secured Notes due 2025 and 4 3/8% euro-denominated Senior Secured Notes due 2025, in each case issued pursuant to the Existing Murray Indenture and (other than for purposes of the definition of “Specified Indebtedness”) outstanding as of the Issue Date.

“Existing Murray Notes Trustee” means the trustee in respect of the Existing Murray Notes appointed in accordance with the Existing Murray Indenture.

“Existing Notes” means, collectively, Existing Murray Notes, the Existing Cirrus Notes and the Existing Moonlight Notes.

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Parent setting out such fair market value as determined by such Officer or the Board of Directors of the Parent in good faith.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, any law implementing an intergovernmental approach thereto.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“floating charge” means a customary floating charge that (a) is created pursuant to the governing law of common law jurisdictions that recognize and sanction “floating charges” or substantially equivalent types of security interests by statute, regulation or prevailing jurisprudence (including England and Wales and Australia, but excluding the United States), (b) is granted over all or substantially all or certain classes of present and/or future assets and undertakings (other than excluded assets) of the chargor to secure the payment or performance of an obligation, and (c) does not become a fixed charge until the occurrence of a crystallizing event stipulated in the instrument that created the floating charge. For the avoidance of doubt, “floating liens” created under the Uniform Commercial Code as in effect from time to time in any State of the United States or Security Interests granted under any Security Document that is governed by U.S. federal or state law will not be deemed “floating charges” under this Indenture.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Grantor” means, collectively, the entities set forth in the column headed “Grantor” in Schedule I-A and Schedule I-B.

“Group” means, collectively, the Parent and its Restricted Subsidiaries from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent and any Restricted Subsidiary that Guarantees the Notes, until such Notes Guarantee is released in accordance with the terms of this Indenture.

“Hedging Agreement” means any Interest Rate Agreement, Currency Agreement, Commodity Hedging Agreement or other agreement entered into by the Parent or any of its Subsidiaries to offset or balance against risks related to any businesses, services or activities engaged in by the Parent or any of its Subsidiaries or any Associates in the ordinary course.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means each Person in whose name the Notes are registered in the Securities Register.

“Holding Company” means any Person of which the Parent at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Equity Investor for purposes of holding its investment in any Holding Company.

“Holding Company Debt Contribution” means either (i) a contribution to the equity of the Parent or any of its Restricted Subsidiaries or (ii) Subordinated Shareholder Funding, pursuant to which dividends, other distributions or interest payments may be paid in accordance with Section 4.04(a)(1)(C).

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or the United Kingdom or any variation thereof with which the Parent or its Restricted Subsidiaries are, or may be, required to comply, as in effect on the Issue Date or, with respect to Section 4.02, as in effect from time to time. Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in accordance with IFRS as in effect on the Issue Date. At any time after the Issue Date, the Parent may elect to establish that IFRS shall mean the IFRS as in effect on or prior to the date of such election (the “Elected IFRS Date”); provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided further that any calculation or determination in this Indenture that require the application of IFRS for periods that include fiscal quarters ended prior to the Parent’s election to apply

GAAP shall remain as previously calculated or determined in accordance with IFRS; provided further, however, that the Parent may only make such election if it also elects to report any subsequent financial reports required to be made by the Parent under GAAP. The Parent shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

Notwithstanding any of the foregoing, solely with respect to all ratios, calculations and determinations based upon IFRS (or, as applicable, GAAP) to be calculated or made, as the case may be, pursuant to this Indenture, any lease, concession or license of property that would be considered an operating lease under IFRS as applied by the Parent immediately prior to the adoption of IFRS 16 (Leases), and any guarantee given by the Parent or any Restricted Subsidiary in the ordinary course of business solely in connection with, and in respect of, the obligations of the Parent or any Restricted Subsidiary under any such operating lease shall be accounted for, at the election of the Parent on the date of such calculation, Incurrence or determination, for purposes of all calculations, ratios, defined terms and determinations (i) in accordance with IFRS (or, as applicable, GAAP) as in effect on (x) the Issue Date or (y) the Elected IFRS Date or (ii) in accordance with IFRS as applied by the Parent immediately prior to the adoption of IFRS 16 (Leases).

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the provisions set forth in Section 4.19.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances, performance, completion, surety or appeal bonds or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within thirty (30) days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one (1) year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors or an Officer of the Parent) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (8) of this definition) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of the Accounting Principles.

Notwithstanding the above provisions, in no event shall any of the following constitute Indebtedness:

(1) Contingent Obligations Incurred in the ordinary course of business and accrued liabilities Incurred in the ordinary course of business that are not more than ninety (90) days past due;

(2) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post- closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within one hundred and eighty (180) days thereafter;

(3) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, Pension Items or similar claims, obligations or contributions or social security or wage Taxes or under any Tax Sharing Agreement;

(4) Subordinated Shareholder Funding;

(5) prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice and trade payables;

(6) obligations under any license, permit, or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Moonlight Notes Issue Date or in the ordinary course of business or consistent with past practice;

(7) deferred or prepaid revenues;

(8) Indebtedness in respect of the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness in respect of standby letters of credit, bank guarantees, performance bonds or surety bonds provided by the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice to the extent such letters of credit, bank guarantees or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bank guarantee or bond;

(9) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect immediately prior to the adoption of IFRS 16 (Leases); provided that the Parent has elected to apply IFRS as applied by the Parent immediately prior to the adoption of IFRS 16 (Leases) pursuant to the definition of “IFRS” for purposes of any relevant calculation, ratio or determination;

(10) any asset retirement obligations; or

(11) any liability for Taxes.

“Indenture” means this indenture governing the Notes.

“Independent Financial Advisor” means an investment banking or accounting firm or any third party appraiser; provided, however, that such firm or appraiser is not an Affiliate of the Parent.

“Initial Investor” means any purchaser of Initial Notes on the Issue Date.

“Initial Public Offering” means an Equity Offering of the Capital Stock of the IPO Entity following which there is a Public Market and, as a result of which, the Capital Stock of the IPO Entity in such offering is listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the intercreditor agreement dated as of February 6, 2018, among, inter alios, EG Group Limited as the company and Lloyds Bank plc as senior agent and security agent (subsequently replaced by Barclays Bank PLC as senior agent and security agent), as amended from time to time, to which the Trustee will accede on the Issue Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of the Accounting Principles; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.04(c).

For purposes of Sections 4.04 and 4.16:

(i) “Investment” will include the portion (proportionate to the Parent’s equity interest in a Restricted Subsidiary other than the Issuer to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation; less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Board of Directors or an Officer of the Parent) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or an Officer of the Parent.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by a Permissible Jurisdiction (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of “A–” or higher from S&P or Fitch or “A3” or higher from Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; and

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) of this definition which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IPO Entity” means the Parent, any Holding Company or any Successor Company of the Parent or any Holding Company.

“IPO Event” means the occurrence of an Initial Public Offering or a Listing.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Issue Date” means November 24, 2023.

“Italian Banking Law” means the Italian Legislative Decree No. 385 of September 1, 1993, as subsequently amended, supplemented and implemented from time to time.

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of March 16, 1942, as subsequently amended and supplemented.

“Italian Golden Power Authority” means the Presidency of the Italian Council of Ministers (Presidenza del Consiglio dei Ministri).

“Italian Golden Power Clearance” means the clearance, whether express or implied (due to expiry of the applicable review period if it has the same effect of an explicit clearance), from Italian Golden Power Authority to perform the relevant transaction and/or implement the relevant resolution, also by way of a resolution by the Italian Golden Power Authority not to exercise its special powers, or, alternatively, the adoption of a resolution by the Italian Golden Power Authority excluding the application of the Italian Golden Power Legislation.

“Italian Golden Power Legislation” means the Italian Law Decree (decreto legge) No. 21 of March 15, 2012, as converted into law and amended by Italian Law No. 56 of May 11, 2012; the Italian Law Decree (decreto legge) No. 105 of September 21, 2019, as converted into law and amended by Italian Law No. 133 of November 18, 2019; the Italian Law Decree (decreto legge) No. 23 of April 8, 2020, as converted into law and amended by Italian Law No. 40 of June 5, 2020; the Italian Law Decree No. 21 of March 21, 2022, as converted into law and amended by Italian Law No. 51 of May 20, 2022; and the Italian Law Decree (decreto legge) No. 104 of August 10, 2023, each as subsequently amended and supplemented, and including the relevant implementing decrees adopted from time to time.

“Italian Usury Law” means the Italian Law No. 108 of March 7, 1996, as amended from time to time and related implementing rules and regulations.

“Letter of Credit Facility” means any letter of credit facility (including, for the avoidance of doubt, any additional letter of credit facility) established under the Senior Credit Facilities Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that customary encumbrances or restrictions pursuant to and in connection with Sale and Leaseback Transactions will be deemed to not be Liens.

“Listing” means a listing of all or any part of the share capital of the Parent or any Subsidiary of the Parent on any recognized investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering in relation to the Parent or any such Subsidiary of the Parent in any jurisdiction or country.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, any Management Investors:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice; and (b) for purposes of funding any such person’s purchase of Capital Stock of the Parent, its Subsidiaries or any Holding Company, or the entitlement of any such person under such plan or in such vehicle in connection with such plan upon meeting specified exit targets with (in the case of this sub-clause (1)(b)) the approval of the Board of Directors of the Parent;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding €5.0 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Holding Company, the Parent or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the thirty (30) consecutive Business Days immediately preceding the date of declaration of such dividend.

“Midco” means EG MidCo 1 Limited and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Moonlight Notes Issue Date” means November 20, 2023.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under the Accounting Principles (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which are required by applicable law to be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Holding Company of the Parent, the Parent or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of the Accounting Principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credits or deductions and any Tax Sharing Agreements).

“Notes” means, collectively, the Initial Notes and any Additional Notes.

“Notes Documents” means the Notes (including Additional Notes), this Indenture (including the Notes Guarantees), the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreements.

“Notes Guarantee” means the Guarantee of the Notes by a Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated as of November 10, 2023, relating to the Existing Moonlight Notes.

“Officer” means, with respect to any Person: (i) any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary: (A) of such Person; or (B) if such Person is owned or managed by a single entity, of such entity; or (ii) any other individual designated as an “Officer” for the purposes of this Indenture, by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Parent or its Subsidiaries.

“Parent Entity” means, in relation to any Person, any Person of which it is a Subsidiary.

“Parent Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Holding Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange or this Indenture, as applicable, or any other agreement or instrument relating to Indebtedness of the Parent or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Holding Company owing to directors, officers, employees or other Persons under its charter or by laws or pursuant to written agreements with any such Person to the extent relating to the Parent and its Subsidiaries;

(3) obligations of any Holding Company in respect of director and officer insurance (including premia therefor) to the extent relating to the Parent and its Subsidiaries;

(4) fees and expenses payable by any Holding Company;

(5) (a) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company or any Equity Investor or any of its Affiliates related to the ownership or operation of the business of the Parent or any of its Restricted Subsidiaries and Equity Investor or any of its Affiliates (including accounting, legal, corporate reporting, and administrative expenses as well as payments made pursuant to operating partner arrangements or secondment, employment or similar agreements entered into between the Parent and/or any of its Restricted Subsidiaries and/or any Holding Company and any Equity Investor or any of its Affiliates or any employee thereof); or (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership, directly or indirectly, of the Parent by any Holding Company;

(6) other fees, expenses and costs relating directly or indirectly to activities of the Parent and its Subsidiaries in an amount not to exceed €2.0 million in any fiscal year; and

(7) expenses Incurred by any Holding Company in connection with any Public Offering or other sale of Capital Stock or Indebtedness: (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Parent or a Restricted Subsidiary, (b) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (c) otherwise on an interim basis prior to completion of such offering so long as any Holding Company shall cause the amount of such expenses to be repaid to the Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Parent, the Issuer or any Guarantor if such Indebtedness or the Guarantees granted in respect thereof rank equally in right of payment to the Notes or the Notes Guarantees and which, in each case, is secured by Liens on the Collateral.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Pension Items” means any costs, charges or liabilities, including contributions, made in respect of any pension funds or post-retirement benefit schemes, other than administration costs.

“Permissible Company Jurisdiction” means England and Wales, the Netherlands, Luxembourg, Belgium, France, Italy, Germany, any state, commonwealth or territory of the United States or Canada (provided that the applicable Person is incorporated in Alberta, British Columbia, Ontario or Quebec).

“Permissible Jurisdiction” means any state, commonwealth or territory of the United States or the District of Columbia, Canada or any province of Canada, Japan, any member state of the European Union, the United Kingdom, Switzerland, Norway, Jersey or any political subdivision, taxing authority, agency or instrumentality of any such state, commonwealth, territory, union, country or member state.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.07.

“Permitted Collateral Liens” means Liens on the Collateral:

(1) that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (14), (18), (19), (20), (22), (23), (24), (27), (29), (33) and (34) of the definition of “Permitted Liens” and Liens arising by operation of law or that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Collateral;

(2) to secure Indebtedness of the Parent or a Restricted Subsidiary that is permitted to be Incurred under Section 4.06(b)(1), 4.06(b)(2) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens with a Lien of equal priority), 4.06(b)(4)(A), 4.06(b)(4)(B), 4.06(b)(4)(C) (with respect to Liens over the Collateral securing such Indebtedness as of the Moonlight Notes Issue Date, after giving effect to the Transactions and the application of proceeds therefrom), 4.06(b)(4)(D) (if the original Indebtedness was so secured with a Lien of equal priority), 4.06(b)(4)(F)(ii) (with respect to “parallel debt” obligations related to Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Lien; provided that the Liens securing such “parallel debt” obligations shall be of a ranking that is equal to the ranking of the Liens securing the Indebtedness to which such “parallel debt” obligations relate), 4.06(b)(5), 4.06(b)(6), 4.06(b)(7) (with respect to Purchase Money Obligations only), 4.06(b)(11), 4.06(b)(12), 4.06(b)(14) or 4.06(b)(15); provided, however, that, in the case of

Indebtedness of the Parent or a Restricted Subsidiary that is Senior Secured Indebtedness and is permitted to be Incurred under Section 4.06(b)(5), after giving pro forma effect to such transaction, the Consolidated Senior Secured Net Leverage Ratio of the Parent would have been less than 4.50 to 1.00;

(3) to secure Indebtedness Incurred under Section 4.06(a); provided that, if such Indebtedness is Senior Secured Indebtedness, in the case of this clause (c), after giving pro forma effect to such Incurrence and the use of proceeds therefrom, the Consolidated Senior Secured Net Leverage Ratio of the Parent would have been less than 4.50 to 1.00; or

(4) to secure Refinancing Indebtedness in respect of any Indebtedness secured pursuant to clauses (1), (2) or (3) of this definition;

provided, however, that such Liens securing Indebtedness pursuant to (x) clauses (2), (3) or (4) of this definition rank (subject to clause (y) of this proviso) equal or junior to all other Liens on Collateral securing the Notes and any Notes Guarantees and (y) clause (4) of this definition rank equal or junior to the Liens on Collateral securing the Indebtedness being refinanced.

“Permitted Investment” means (in each case, by the Parent or any of the Restricted Subsidiaries):

(1) Investments in (A) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent or (B) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4) Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.07;

(9) Investments in existence on, or made pursuant to legally binding commitments in existence on, the Moonlight Notes Issue Date;

(10) Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.06;

(11) Investments, taken together with all other Investments made pursuant to this clause (11) and then outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of €210.0 million and 1.6% of Total Assets; provided that, if an Investment is made pursuant to this clause (11) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.04, such Investment shall thereafter be deemed to have been made pursuant to clauses (1) or (2) of this definition and not this clause (11);

(12) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(13) any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock) or Subordinated Shareholder Funding or Capital Stock of any Holding Company as consideration;

(14) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.08(b) (except for Sections 4.08(b)(1), 4.08(b)(3), 4.08(b)(6), 4.08(b)(8), 4.08(b)(9), 4.08(b)(12) and 4.08(b)(13));

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice;

(16) Guarantees not prohibited by Section 4.06 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(17) Investments in Associates or Unrestricted Subsidiaries in an aggregate amount when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of €35.0 million and 0.25% of Total Assets;

(18) Investments in or constituting Cash Management Services; and

(19) Investments in any Pari Passu Indebtedness of the Parent or any Restricted Subsidiary.

“Permitted Investors” means, collectively:

(1) the Equity Investors and any Affiliate of any of them;

(2) Senior Management;

(3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture;

(4) any Related Person of any of the foregoing Persons referred to in clauses (1) through (3) of this definition;

(5) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Holding Company or the Parent, acting in such capacity; and

(6) any “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons referred to in clauses (1) through (5) of this definition are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in sub-clauses (1) through (5) of this definition, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Parent held by such group.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not the Issuer or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not the Issuer or a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than sixty (60) days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to the Accounting Principles have been made in respect thereof;

(5) Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Parent or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice;

(6) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(7) Liens on assets or property of the Parent or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture, or over assets or property of any Restricted Subsidiary which is not required to give a Notes Guarantee pursuant to the Agreed Security Principles and which Lien is in favor of obligations under this Indenture;

(8) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens on assets or property of the Parent or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property or rents or other income or assets associated with such assets or property;

(11) Liens arising by virtue of any statutory or common law provisions or standard terms and procedures relating to banker’s Liens, rights of set off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depositary or financial institution;

(12) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(13) Liens existing on, or provided for or required to be granted under written agreements existing on, the Moonlight Notes Issue Date or Liens required under the Sale and Purchase Agreement;

(14) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Parent or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Parent or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further that such Liens do not extend to or cover any property, other assets or stock of the Parent and its Restricted Subsidiaries other than (a) the property, other assets or stock acquired; or (b) the property, other assets or stock (plus improvements, accessions, proceeds or dividends or distributions in connection with the original property, other assets or stock) of the Person acquired, merged with or into or consolidated or combined with the Parent or a Restricted Subsidiary;

(15) Liens on assets or property of the Parent or any Restricted Subsidiary securing Indebtedness or other obligations of the Parent or such Restricted Subsidiary owing to the Parent or another Restricted Subsidiary, or Liens in favor of the Parent or any Restricted Subsidiary;

(16) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture, as applicable; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(18) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and (b) any condemnation or eminent domain proceedings affecting any real property;

(19) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(21) Liens securing Indebtedness Incurred under Section 4.06(b)(14) or 4.06(b)(15) and on cash accounts securing Indebtedness Incurred under Section 4.06(b)(10)(c) or 4.06(b)(13);

(22) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(23) Liens securing or arising by reason of any netting or set off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;

(24) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or consistent with past practice;

(25) Liens Incurred with respect to obligations which do not exceed the greater of €70.0 million and 1.6% of Total Assets at any one time outstanding;

(26) (a) Permitted Collateral Liens and (b) Liens created for the benefit of or to secure the Notes or the Notes Guarantees;

(27) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(28) Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(29) Liens, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes;

(30) any Lien arising under clause 24, clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands;

(31) any cash collateral arrangement securing the obligations of an ancillary lender, landlord, hedging counterparty or regulator in respect of ancillary facilities, leases, Hedging Obligations or capital, surety or other guarantee requirements under applicable regulations of the Parent or its Restricted Subsidiaries;

(32) Liens on assets or property of the Parent or any Restricted Subsidiary (other than Collateral) securing Cash Management Services;

(33) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Indenture due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG); and

(34) Liens created or subsisting in order to secure any pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) incurred in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to section 7e of the Fourth Book of the German Social Security Code.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Parent or any of its Restricted Subsidiaries and the assignment, transfer or assumption of intragroup receivables and payables among the Parent and its Restricted Subsidiaries in connection therewith (a “Reorganization”) that is made on a solvent basis (as determined by an Officer or the Board of Directors of the Parent in good faith); provided that:

(1) any payments or assets distributed in connection with such Reorganization remain within the Parent and its Restricted Subsidiaries;

(2) if any shares or other assets form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral; and

(3) the Security Agent and the Trustee shall take any action necessary to effect any releases of Notes Guarantees requested by the Issuer in connection with the reorganization; provided that, reasonably promptly after completion of the reorganization, Notes Guarantees are provided by such Restricted Subsidiaries of the Parent as is necessary to procure that such new Notes Guarantees will (taken as a whole together with any pre-existing Notes Guarantees that were not released in connection with the reorganization) have substantially similar value (as determined in good faith by the Board of Directors or senior management of the Issuer, the Parent or any Holding Company of the Parent) to the Notes Guarantees existing prior to the reorganization;

provided further that no Permitted Reorganization may override the provisions of Article 5.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PIK Notes Purchase Agreement” means the purchase agreement dated November 12, 2023 by and between Apollo Capital Management, L.P., the Issuer and the Parent related to the issuance and sale of the Notes (as amended from time to time).

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional and other investors, in each case, that are not Affiliates of the Issuer, in accordance with Section 4(a)(2) of and/or Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Market” means any time after: (a) an Equity Offering has been consummated; and (b) Capital Stock of the IPO Entity having a market value in excess of €70.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar Persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (i) the Board of Directors or an Officer of the Parent shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent and the Receivables Subsidiary; (ii) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value; and (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Board of Directors or an Officer of the Parent) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Parent or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility shall not be deemed a Qualified Receivables Financing.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Parent or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Parent or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Subsidiary of the Parent (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent in which the Parent or any Subsidiary of the Parent makes an Investment and to which the Parent or any Subsidiary of the Parent transfers accounts receivable and related assets) which engages, directly or indirectly, in no activities other than in connection with the financing of accounts receivable of the Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which: (a) is guaranteed by the Parent or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (b) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Parent or any other Restricted Subsidiary; (c) is recourse to or obligates the Parent or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or (d) subjects any property or asset of the Parent or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Parent nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than on terms which the Parent reasonably believes to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent; and

(3) to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recognized Stock Exchange” means a regulated market operated by any of Euronext, the London Stock Exchange (including, for the avoidance of doubt, AIM and Main Market listings), the Deutsche Börse, the Paris Stock Exchange Group, the Toronto Stock Exchange, TSX Venture Exchange, the Amsterdam Stock Exchange, the Hong Kong Stock Exchange, the Singapore Exchange, the Copenhagen Stock Exchange, the Stockholm Stock Exchange, the Helsinki Stock Exchange, the Oslo Stock Exchange, the Luxembourg Stock Exchange, the Australian Securities Exchange or such other similar regulated national securities exchange (other than the New York Stock Exchange and NASDAQ).

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Moonlight Notes Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premia (including tender premia) required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3) if the Indebtedness being refinanced is expressly subordinated to the obligations of the Issuer or any Guarantor under this Indenture, such Refinancing Indebtedness is subordinated in right of payment to such obligations on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include: (a) Indebtedness of the Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; or (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor or the Issuer that refinances Indebtedness of the Parent, the Issuer or a Guarantor; and provided further that clause (3) of this definition would not operate to preclude the refinancing of indebtedness with Indebtedness that is secured with a superior ranking (or other preferential security status) if such security is otherwise permitted pursuant to this Indenture.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred within one hundred and eighty (180) days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation D Definitive Registered Note” means a Definitive Registered Note that bears the Private Placement Legend, registered in the name of the Holder thereof who has provided the certification in item (2) in the form of Exhibit B hereto:

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Definitive Registered Note” means a Definitive Registered Note that bears the Private Placement Legend, registered in the name of the Holder thereof who has provided the certification in item (1) in the form of Exhibit B hereto.

“Related Fund” means, in relation to a fund and/or managed account or person or entity which is an Affiliate of a fund and/or managed account and/or other corporate entity (the “first fund”), a fund and/or managed account and/or other corporate entity (and/or an Affiliate thereof) which is managed or advised by the same investment manager or investment adviser as the first fund; or whose board of directors is the same as the first fund; or if employees of the investment manager or investment advisor or an affiliate thereof of the first fund comprise the majority of its board of directors or, if it is managed by a different investment manager or investment adviser, a fund and/or managed account and/or other corporate entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund, or a fund and/or managed account and/or other corporate entity which is under common investment control as the first fund.

“Related Person” with respect to any Equity Investor, means:

(1) any controlling equity holder or Subsidiary of such Person;

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(3) any trust, corporation, partnership or other Person for which one or more of the Permitted Investors and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(4) any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor; or

(5) any Immediate Family Member of Zuber Vali Issa or Mohsin Issa.

“Related Taxes” means:

(1) any Taxes (other than (x) Taxes measured by gross or net income, receipts or profits and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Holding Company by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Parent or any of the Parent’s Subsidiaries);

(b) issuing or holding Subordinated Shareholder Funding;

(c) being a Holding Company, directly or indirectly, of the Parent or any of the Parent’s Subsidiaries;

(d) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Parent or any of the Parent’s Subsidiaries;

(e) having made any payment in respect to any of the items for which the Parent is permitted to make payments to any Holding Company pursuant to Section 4.04; or

(2) if and for so long as the Parent is a member of a group filing a consolidated or combined tax return with any Holding Company or party to a Tax Sharing Agreement, any consolidated or combined Taxes measured by income for which such Holding Company is liable up to an amount not to exceed the amount of any such Taxes that the Parent and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Parent and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Parent and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Parent or its Restricted Subsidiaries.

“Relevant Testing Period” means, for purposes of the calculation of any applicable financial covenant, test, basket or ratio (including those based on Consolidated EBITDA, Consolidated Senior Secured Net Leverage Ratio and/or Consolidated Net Leverage Ratio), the most recently completed four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter (or fiscal year, if later) for which financial statements have been delivered pursuant to Section 4.02 or, at the option of the Issuer, the most recently completed four quarters for which the Issuer has, in its sole determination, sufficient available information to be able to determine any applicable financial covenant, test, basket or ratio.

“Responsible Officer” when used with respect to the Trustee, means any managing director, director, associate director, vice president, assistant vice president, assistant treasurer or trust officer within the corporate trust and agency department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means any revolving credit facility (including, for the avoidance of doubt, any additional revolving credit facility) established under the Senior Credit Facilities Agreement.

“Rule 903” means Rule 903 of Regulation S promulgated under the Securities Act.

“Rule 904” means Rule 904 of Regulation S promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” mean one or more sale and leaseback transactions entered into on arm’s length terms in relation to real property (or real property and related assets) owned by the Parent or any Restricted Subsidiary and any disposal of a Restricted Subsidiary (or a partnership or other entity owned by the Parent or a Restricted Subsidiary) whose only material assets are real property and/or related assets.

“Sale and Purchase Agreement” means the sale and purchase agreement between EG Finco Limited, as seller, Project America Bidco Limited, as purchaser, and Bellis Acquisition Company 3 Limited dated as of May 30, 2023.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Second Lien Credit Facilities” means the second lien credit facilities made available under the Second Lien Credit Facilities Agreement.

“Second Lien Credit Facilities Agreement” means the second lien facilities agreement dated as of April 6, 2018 (as amended and restated pursuant to an amendment and restatement agreement dated December 24, 2021), among, inter alios, the Parent, EG Finco Limited as the company and Barclays Bank PLC as agent and security agent, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agent” means Barclays Bank PLC, acting as security agent pursuant to the Intercreditor Agreement, Senior Credit Facilities Agreement, the Second Lien Credit Facilities Agreement, the Existing Indentures and this Indenture (as applicable) or such successor Security Agent or any delegate thereof as may be appointed thereunder or hereunder or any such security agent, delegate or successor thereof pursuant to an Additional Intercreditor Agreement.

“Security Documents” means all the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, creating the Security Interests in the Collateral as contemplated by this Indenture.

“Security Interests” means the security interests in the Collateral created by the Security Documents.

“Senior Credit Facilities” means the senior credit facilities made available under the Senior Credit Facilities Agreement.

“Senior Credit Facilities Agreement” means the senior facilities agreement originally dated as of February 6, 2018 (as amended and restated pursuant to an amendment and restatement agreement dated as of April 11, 2018 and December 21, 2021, pursuant to amendment letters dated June 15, 2023 and June 28, 2023 and countersigned by the agent on July 5, 2023 and pursuant to the amendment and restatement agreement dated as of November 6, 2023), among, inter alios, the Parent, EG Finco Limited as the company and Barclays Bank PLC as agent and security agent, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Senior Management” means the officers, directors, and other current or former members of senior management of the Parent or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent or any Holding Company.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, without double-counting of any “parallel debt” obligations, any Indebtedness that is Incurred under Section 4.06(a), 4.06(b)(1), 4.06(b)(4), 4.06(b)(5), 4.06(b)(6), 4.06(b)(7), 4.06(b)(11), 4.06(b)(12), 4.06(b)(14) or 4.06(b)(15) and any Refinancing Indebtedness in respect thereof, in each case secured by a Lien on the Collateral that is at least pari passu with the Liens securing the Notes under this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1) the Parent’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the Total Assets of the Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2) the Parent’s and its Restricted Subsidiaries’ proportionate share of the Total Assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the Total Assets of the Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3) the Parent’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Parent and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Parent or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Indebtedness” means Indebtedness incurred under: (a) the Second Lien Credit Facilities, (b) the Existing Murray Notes, (c) the Existing Cirrus Notes, or (d) any Stub Facility.

“Specified New Indebtedness” means term Senior Secured Indebtedness the proceeds of which have been or will be used (directly or indirectly) to make a Specified Restricted Payment.

“Specified RP Test Event” shall have occurred when the Parent shall make a Specified Restricted Payment in reliance on Sections 4.04(b)(11)(a) or Sections 4.04(b)(13) at a time when, after giving pro forma effect to such Specified Restricted Payment, the Consolidated Senior Secured Net Leverage Ratio of the Parent and its Restricted Subsidiaries would have been greater than 5.00 to 1.00.

“Specified Restricted Payment” means the making of any principal payment on, or purchase, repurchase, redemption, defeasement or otherwise acquisition or retirement for value of Subordinated Indebtedness, in each case, other than in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due, in each case, within one year of the date of such payment, purchase, repurchase, redemption, defeasance acquisition or retirement.

“Spot Rate of Exchange” means the London Foreign Exchange Market spot rate of exchange for the purchase of the relevant currency with U.S. Dollars at or about 11.00 a.m. (local time) on the relevant date of determination.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any Subsidiary of the Parent which the Board of Directors or an Officer of the Parent has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Stub Facilities” means each of the Tranche A Term Facilities and the Tranche B Term Facilities (each as defined in the Offering Memorandum) which has a Termination Date (as defined in the additional facility notice under which that Term Facility is established) of either February 7, 2025 or March 31, 2026, in each case, where such Termination Date was not subject to an extension upon the occurrence of the Conditions Satisfaction Date.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Moonlight Notes Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes and any Guarantee in respect of the Notes pursuant to a written agreement. No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of being secured or different assets, or due to the fact that the holders (or an agent, trustee or representative thereof) of any Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the Collateral held by them. Notwithstanding anything to the contrary in this definition, Indebtedness Incurred under the Second Lien Facilities Agreement and any Indebtedness secured by a Permitted Collateral Lien that ranks junior to the Liens on Collateral securing the Notes and any Note Guarantees will constitute Subordinated Indebtedness for purposes of Section 4.04 and all related definitions as used in Section 4.04.

“Subordinated Shareholder Funding” means, collectively, (a) the Parent’s existing preference shares and shareholder loans as of the Moonlight Notes Issue Date; and (b) any funds provided to the Parent by any Holding Company, any Affiliate of any Holding Company or any Permitted Investor or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Holding Company or a Permitted Investor, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the latest Stated Maturity of any of the Notes outstanding (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months following the latest Stated Maturity of any of the Notes outstanding is restricted as a Restricted Payment;

(2) does not require, prior to the first anniversary of the latest Stated Maturity of any of the Notes outstanding, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(3) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months following the latest Stated Maturity of any of the Notes outstanding;

(4) does not provide for or require any security interest or encumbrance over any asset of the Parent or any of its Subsidiaries; and

(5) pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding;

provided further, however, that upon the occurrence of any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an Incurrence of such Indebtedness by the Parent, and any and all Restricted Payments made through the use of the net proceeds from the Incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” means, with respect to any Person (other than a Holding Company), the resulting, surviving or transferee Person and, with respect to a Holding Company, means a Successor Parent.

“Successor Parent” means, with respect to a Holding Company, any other Person of which more than 50% of the total voting power of the Voting Stock, at the time such Holding Company becomes a Subsidiary of such other Person, is “beneficially owned” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date)) by one or more other Persons that, immediately prior to such Holding Company becoming a Subsidiary of such other Person, “beneficially owned” more than 50% of the total voting power of the Voting Stock of such Holding Company.

“Successor Parent Holding Company” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d- 5 under the Exchange Act (as in effect on the Issue Date).

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s length terms or any arrangement to purchase tax losses or share group relief entered into with any Holding Company or Unrestricted Subsidiary or a member of the Group, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority and “Tax” shall be construed accordingly.

“Temporary Cash Investments” means any of the following:

(1) any Investment in:

(a) direct obligations of, or obligations Guaranteed by, (i) any Permissible Jurisdiction, or (ii) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country with such funds; or

(b) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or Fitch or “A1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a) any lender under the Senior Credit Facilities Agreement or the Second Lien Credit Facilities Agreement;

(b) any institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (1)(a) of this definition; or

(c) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or Fitch or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (1) or (2) of this definition entered into with a Person meeting the qualifications described in clause (2) of this definition;

(4) Investments in commercial paper, maturing not more than two hundred and seventy (270) days after the date of acquisition, issued by a Person (other than the Parent or any of its Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P2” (or higher) according to Moody’s, “F2” (or higher) according to Fitch or “A2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5) Investments in securities maturing not more than one (1) year after the date of acquisition issued or fully Guaranteed by any Permissible Jurisdiction, and rated at least “BBB” by S&P or Fitch or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6) bills of exchange issued in any Permissible Jurisdiction eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7) any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of €250.0 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or Fitch or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8) Investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) of this definition (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(9) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Term Facility” has the meaning given to the term “Term Facility” under the Senior Credit Facilities Agreement as of the Issue Date.

“Total Assets” means the consolidated total assets of the Parent and its Restricted Subsidiaries in accordance with the Accounting Principles as shown on the most recent consolidated balance sheet of the Parent; provided that (1) if, as of a date of determination that falls after the most recent consolidated balance sheet of the Parent, the Parent or any Restricted Subsidiary has made or committed to make a Purchase or a Sale, Total Assets shall be calculated after giving pro forma effect to such Purchase or Sale; and (2) if the Parent elects to change the date as of which IFRS is deemed to be in effect pursuant to the definition of IFRS or makes an election with respect to operating leases pursuant to the last paragraph of the definition of “IFRS” i.e., so that it is no longer pre-IFRS 16, no such election shall have the effect of increasing the amount of Total Assets that would have been computed if such an election had not been made.

“Transactions” means the “Transactions” as described in the Offering Memorandum in the section captioned “The Transactions,” including the refinancing of Indebtedness described therein, and the payment of any related fees and expenses.

“Treasury Rate” as selected by the Issuer, means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days (but not more than five (5) Business Days) prior to such redemption date (or, if the most recent Federal Reserve Statistical Release H.15 (519) is no longer published or otherwise available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from such redemption date to November 30, 2026; provided, however, that if the period from the redemption date to November 30, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 30, 2026, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and provided further that in no case shall the Treasury Rate be less than zero.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“UK&I Disposal” means the sale of the majority of the Group’s fuel, foodservice and grocery and merchandise business in the United Kingdom and Ireland to Project America Bidco Limited pursuant to the Sale and Purchase Agreement.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent (other than the Issuer) that at the time of determination is an Unrestricted Subsidiary (as designated by the Parent in the manner provided under Section 4.16); and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. dollar” or “$” means the lawful currency of the United States.

“U.S. Government Securities” means any security that is (a) a direct obligation of the United States of America for the timely payment of which its full faith and credit is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Parent or another Wholly Owned Subsidiary) is owned by the Parent or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
Additional Amounts	Section 4.17(a)(2)
Additional Notes	Preamble
Additional Guarantor	Section 11.01(e)
Additional Intercreditor Agreement	Section 4.15(a)
Additional Notes Guarantee	Section 11.01(e)
Affiliate Transaction	Section 4.08(a)
Applicable Law	Section 13.18
Applicable Premium Deficit	Section 8.05
Asset Disposition Offer	Section 4.07(e)
Asset Disposition Offer Period	Section 4.07(e)
Auditor’s Determination	Section 11.02(d)(5)
Authenticating Agent	Section 2.02
Authentication Order	Section 2.02
Authorized Agent	Section 13.06
Authorized Person	Section 13.02
bankruptcy provisions	Section 6.01(a)(5)
Belgian Guarantor	Section 11.02(b)(1)
Calculation Agent	Section 2.03
Capital Impairment	Section 11.02(d)(3)
Change in Tax Law	Section 3.07(a)(2)
Change of Control Offer	Section 4.13(a)
Change of Control Payment	Section 4.13(b)(1)
Change of Control Payment Date	Section 4.13(b)(2)
Covenant Defeasance	Section 8.03
cross acceleration provision	Section 6.01(a)(4)(B)
Deutsche Trustee	Section 13.01(f)
Event of Default	Section 6.01(a)
Excess Proceeds	Section 4.07(e)
Executed Documentation	Section 13.12
German GmbH Guarantor	Section 11.02(d)(1)
German Guarantee	Section 11.02(d)(1)
guarantee default provisions	Section 6.01(a)(8)
IAI	Section 2.06(e)(3)
Increased Amount	Section 4.09(c)
Indebtedness	Section 4.06(c)(6)
Initial Agreement	Section 4.05(b)(3)
Initial Default	Section 6.04(b)
Initial Lien	Section 4.09(a)
Initial Notes	Preamble
IPO Pushdown	Section 4.20(c)
IPO Pushdown Entity	Section 4.20(d)
ISIN	Section 2.13
Issuer	Preamble
Italian Guarantor	Section 11.02(e)
Italian Law Share Pledge	Section 10.06(b)
Italian Security Interest	Section 11.02(e)(1)(B)
judgment default provision	Section 6.01(a)(6)
Legal Defeasance	Section 8.02
Liquidity Impairment	Section 11.02(d)(3)

Management Notification	Section 11.02(d)(4)
MFN Rate	Section 4.21(a)
Net Assets	Section 11.02(d)(7)
Parent	Preamble
Paying Agent	Preamble
payment default	Section 6.01(a)(4)(A)
Payor	Section 4.17(a)
Permitted Investments	Section 4.04(d)
Permitted Payments	Section 4.04(b)
PIK Period	Section 2.17(a)
PIK Interest	Section 2.17(a)
Private Placement Legend	Section 2.06(f)(1)
Pushdown Notice	Section 4.20(a)
Registrar	Section 2.03
Relevant Taxing Jurisdiction	Section 4.17(a)(2)
Required Currency	Section 13.14(a)
Restricted Payment	Section 4.04(a)(5)
security default provisions	Section 6.01(a)(7)
Securities Register	Section 2.01
Securities Register Order	Section 2.02
Subordinated Creditor	Section 4.20(a)(7)
Successor Issuer	Section 5.02(a)(1)
Tax Redemption Date	Section 3.07(a)
Transfer Agent	Section 2.03
Trustee	Preamble

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Accounting Principles;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) unless otherwise specified, references to Articles or Sections shall be interpreted to mean references to Articles or Sections, as applicable, in this Indenture;

(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j) where this Indenture refers to (a) the delivery of an Officer’s Certificate, or equivalent, of the Parent or the Issuer, the Issuer, may, at its election, satisfy such delivery requirement by the delivery of a certificate, or equivalent, of an Officer of the Parent and (b) except as provided under Section 4.08, the determination of any of (x) the Parent or an Officer or the Board of Directors thereof or (y) the Issuer or an Officer or the Board of Directors thereof, may be made by, in each case, any of the Parent or an Officer or the Board of Directors thereof or the Issuer or an Officer or the Board of Directors thereof (in each case, as applicable), at the Issuer’s election;

(k) whenever a ratio calculation or determination of Consolidated EBITDA (or any component thereof, including Consolidated Net Income) is made under this Indenture with respect to the Parent and its Restricted Subsidiaries, such calculation or determination shall be made on a combined consolidated basis;

(l) for the purposes of this Indenture, notwithstanding anything else set forth herein, the parties hereto agree that the issuance, ownership, exchange and transfer of the Notes will be reflected in the Securities Register in accordance with the provisions set forth herein and that physical Notes will only be delivered to individual Holders upon the written request of such Holder of the Notes, and this Indenture (including the provisions set forth in Exhibit A) shall be interpreted accordingly; and

(m) for the purpose of this Indenture, references to “principal amount” of any Note include any increase in the principal amount of that Note as a result of a payment of PIK Interest.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. Definitive Registered Notes in physical form will be delivered upon the written request of any Holder of the Notes. The Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication for such Notes will be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its original issuance. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Securities Register. Subject to any applicable laws and regulations, the Registrar shall keep a register (the “Securities Register”) of the issuance, ownership, exchange and transfer of the Notes. Such registration in the Securities Register shall be conclusive evidence (in the absence of manifest error) of the ownership of Notes and shall take precedence over any Definitive Registered Notes issued in physical form to the holder upon their request as proof of ownership, and no notations shall be made on any Definitive Registered Note reflecting any increases or decreases therein. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, increased, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was cancelled. In the case of Additional Notes being issued (as PIK Interest or otherwise), the Registrar shall keep a record in the Securities Register of the Additional Notes so issued and the date on which they were issued. In relation to any transfer, redemption, cancellation, purchase, surrender or exchange, the Issuer or Trustee, as applicable shall promptly notify the Registrar of the information set forth in Section 2.03. In addition, the Securities Register shall include the registered address, contact information and payment instruction details for each Holder of the Notes.

(c) The aggregate principal amount of the Notes may from time to time be increased or decreased by pool factor adjustments made in the Securities Register of the Registrar or its nominee and on the schedules thereto as hereinafter provided, in connection with transfers, exchanges, redemptions and repurchases of beneficial interests therein.

(d) Definitive Registered Notes. The Notes and any related Additional Notes will be issued, in registered form (registered in the Securities Register without physical certificates) substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein, and if physical Notes are delivered upon request by a Holder, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent) as hereinafter provided.

(e) [Reserved].

(f) Denomination. The Notes shall be issued in minimum denominations of $200,000 and integral multiples of $1 in excess thereof.

Section 2.02 Execution and Authentication.

At least one Officer or authorized signatory must sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note shall not be valid until authenticated by the manual, electronic or facsimile signature of the authorized signatory of the Trustee or an Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by at least one Officer or authorized signatory and delivered to the Trustee or the Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Initial Notes on the Issue Date in an aggregate principal amount of $500,000,000, (ii) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture and (iii) any Additional Notes issued as PIK Interest pursuant to Section 2.17. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints Deutsche Bank AG, London Branch, as Authenticating Agent and Deutsche Bank AG, London Branch, hereby accepts such appointment.

For the avoidance of doubt, the foregoing provisions of this Section 2.02 shall only apply if a Holder of the Notes requests the physical delivery of Definitive Registered Notes on the basis that the issuance, ownership, exchange and transfer of the Notes will be reflected in the Securities Register instead.

Notwithstanding the foregoing, the Registrar will, upon receipt of a written order of the Issuer signed by at least one Officer or authorized signatory and delivered to the Registrar (a “Securities Register Order”) create entries in the Securities Register corresponding to (i) the Initial Notes held by each Holder on the Issue Date in an aggregate principal amount of $500,000,000, (ii) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture and (iii) any Additional Notes issued as PIK Interest pursuant to Section 2.17. For the avoidance of doubt, the Registrar shall only be required to execute the instructions contained within a Securities Register Order for the purposes of clause (ii) of this paragraph to the extent that it has received reasonably requested information about each Holder of the Notes sufficient to complete the Securities Register, which requested information shall be in line with the information provided in respect of the Initial Notes issuance.

Section 2.03 Appointment of Agents.

The Issuer will maintain one or more Paying Agents for the Notes. The initial Paying Agent will be Deutsche Bank AG, London Branch.

The Issuer will also maintain a registrar (the “Registrar”) and a transfer agent with respect to the Notes (the “Transfer Agent”). The initial Registrar will be Deutsche Bank Trust Company Americas and the initial Transfer Agent will be Deutsche Bank AG, London Branch. The Registrar will maintain a register reflecting ownership of the Notes outstanding from time to time. The Issuer will also maintain a calculation agent (the “Calculation Agent”) with respect to the Notes. The initial Calculation Agent will be Deutsch Bank AG, London Branch. The Paying Agent(s) and the Transfer Agent will make payments on and facilitate transfers of Notes on behalf of the Issuer. Upon demand by the Issuer, the Registrar shall (at the expense of the Issuer) send a copy of the register reflecting ownership of Notes outstanding from time to time maintained by it to the Issuer and the Issuer shall keep such copy of the register at its registered office.

Each such Agent hereby accepts such appointment.

The Issuer may change the Paying Agent, the Calculation Agent, the Registrar or the Transfer Agent without prior notice to the Holders.

Section 2.04 Paying Agent to Hold Money.

The Issuer will require the Paying Agent (other than the Trustee or an Affiliate of the Trustee) not a party to this Indenture to agree in writing that such Paying Agent will hold for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, a Paying Agent (if other than the Parent or any of its Subsidiaries (which for the avoidance of doubt, includes the Issuer)) will have no further liability for the money delivered to the Trustee. If the Parent or any of its Subsidiaries (which for the avoidance of doubt, includes the Issuer) acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer or such Subsidiary (including its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the relevant Paying Agent will serve as an agent of the Trustee. The Issuer shall before 10:00 a.m. (London time), on the second Business Day prior to the day on which a Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to such Paying Agent the payment instructions relating to such payment. For the avoidance of doubt, a Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by such Paying Agent and the Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the name of the Holder, address, account details for payment, contact details including email address and phone number of each Holder and the aggregate principal amount (and related PIK Interest, if any) of Notes held by each Holder. If the Trustee or a Paying Agent is not the Registrar, the Issuer will furnish to the Trustee and such Paying Agent on each Interest Payment Date and at such other times as the Trustee or such Paying Agent may reasonably request in writing, a list of the name of the Holder, address, the aggregate principal amount (and related PIK Interest, if any) of Notes held by each Holder, account details for payment, contact details including email address and phone number of each Holder in such form and as of such date as the Trustee or such Paying Agent may reasonably require.

Section 2.06 Transfer and Exchange.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Transfer of Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the relevant Transfer Agent will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer and the Registrar will be informed of by such Transfer Agent . Prior to such registration of transfer or exchange, the requesting Holder must present or surrender (to the extent it has previously requested a Definitive Registered Note in physical form) to the relevant Transfer Agent the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent will cancel or cause to be cancelled such Definitive Registered Note (and shall notify the Registrar of any transfers, cancellations or replacements) and the Issuer (who has been informed of such cancellation) shall execute and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate series and in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note of the same series if the transfer complies with Section 2.06(h) below and the relevant Transfer Agent receives the following:

(1) in the case of a transfer on or before forty days after the Issue Date by a holder of a Regulation S Definitive Registered Note, the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either (A) item (1) (in which case the holder shall receive a Regulation S Definitive Registered Note) or (B) item (2) (in which case the holder shall receive a Regulation D Definitive Registered Note) thereof;

(2) in the case of a transfer after the date that is forty days after the Issue Date by a holder of a Regulation S Definitive Registered Note, the transfer complies with Section 2.06(h);

(3) in the case of a transfer by a holder of a Regulation D Definitive Registered Note to an institutional “accredited investor” (an “IAI”) or a “qualified institutional buyer” as defined in Rule 144A in reliance on Regulation D, the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof (in which case the holder shall receive a Regulation D Definitive Registered Note); or

(4) in the case of a transfer by a holder of a Regulation D Definitive Registered Note in reliance on Regulation S, the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof.

(f) Legends. The following legends will appear on the face of all Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form (the “Private Placement Legend”):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.”

[WITH RESPECT TO THE REGULATION S DEFINITIVE REGISTERED NOTE:

BY ITS ACQUISITION HEREOF, THE HOLDER OF THIS SECURITY (1) REPRESENTS THAT IT IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY OR A BENEFICIAL INTEREST IN THIS SECURITY PRIOR TO THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S ONLY (A) TO THE PARENT OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D OF THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”) OR A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED UNDER RULE 144A OF THE SECURITIES ACT) (A “QUALIFIED INSTITUTIONAL BUYER”), (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN OFFSHORE TRANSACTIONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN

DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF A CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT, INCLUDING AN ASSIGNMENT CERTIFICATE AND TRANSFEREE CERTIFICATE IN SUBSTANTIALLY THE FORM APPEARING ON THE REVERSE OF THIS SECURITY; AND (3) AGREES THAT IT WILL TRANSFER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN ADDITION TO THE RESTRICTIONS SET FORTH ABOVE, THERE ARE ADDITIONAL CONTRACTUAL RESTRICTIONS ON TRANSFERS SET FORTH IN THE INDENTURE.]

[WITH RESPECT TO THE REGULATION D DEFINITIVE REGISTERED NOTE:

BY ITS ACQUISITION HEREOF, THE HOLDER OF THIS SECURITY (1) REPRESENTS THAT IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D OF THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”) OR A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED UNDER RULE 144A OF THE SECURITIES ACT) (A “QUALIFIED INSTITUTIONAL BUYER”) PURCHASING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE ACCREDITED INVESTORS OR QUALIFIED INSTITUTIONAL BUYERS AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY OR A BENEFICIAL INTEREST IN THIS SECURITY PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S ONLY ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS AN ACCREDITED INVESTOR OR A QUALIFIED INSTITUTIONAL BUYER, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN OFFSHORE TRANSACTIONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF A CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT, INCLUDING AN ASSIGNMENT

CERTIFICATE AND TRANSFEREE CERTIFICATE IN SUBSTANTIALLY THE FORM APPEARING ON THE REVERSE OF THIS SECURITY; AND (3) AGREES THAT IT WILL TRANSFER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN ADDITION TO THE RESTRICTIONS SET FORTH ABOVE, THERE ARE ADDITIONAL CONTRACTUAL RESTRICTIONS ON TRANSFERS SET FORTH IN THE INDENTURE.]

(2) Tax Legend. Each Definitive Registered Note issued with original issue discount (if any) will bear a legend in substantially the following form:

“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE TREASURER OF THE ISSUER AT EG GROUP LIMITED, WATERSIDE HEAD OFFICE, HASLINGDEN ROAD, BLACKBURN, BB1 2FA, UNITED KINGDOM.”

(g) [Reserved].

(h) General Provisions Relating to Transfers and Exchanges.

(1) The Notes shall only be issuable in registered form and shall be transferable as set out in this Section 2.06 and in compliance with Exhibit A. When a Note is presented to the Transfer Agent with a request to register a transfer, the Transfer Agent shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Transfer Agent with a request to exchange them for an equal principal amount of Notes of other denominations, the Transfer Agent shall make the exchange as requested if the same requirements are met.

(2) The Notes may only be transferred in minimum denominations of $200,000 or in integral multiples of $1 in excess thereof.

(3) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or an Authenticating Agent will authenticate Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Transfer Agent’s request.

(4) No service charge will be made by the Issuer or the Transfer Agent to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 4.13).

(5) The Transfer Agent will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(6) All Definitive Registered Notes issued upon any registration of transfer or exchange of Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(7) Neither the Transfer Agent nor the Issuer shall be required to register the transfer into the Securities Register of any Definitive Registered Notes: (A) for a period of fifteen (15) calendar days prior to any date fixed for the redemption of such Notes pursuant to Section 3.02; (B) for a period of fifteen (15) calendar days immediately prior to the date fixed for selection of such Notes to be redeemed in part; (C) for a period of fifteen (15) calendar days prior to the record date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer. Any such transfer will be made without charge to the Holder, other than any Taxes payable in connection with such transfer or exchange.

(8) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Transfer Agent pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile or electronically with originals to be delivered as soon as practicable thereafter to the Trustee.

(10) All Notes issued upon any transfer pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer.

(i) Commercial Restrictions on Transfer.

(1) Subject to paragraphs (2) and (3) below, the Notes shall only be assignable or transferable (including, without limitation, by way of sub-participation) with the written consent of the Issuer, which consent shall be annotated on the assignment or transfer form and shall not be unreasonably withheld, delayed or conditioned; provided that such consent may be withheld for any reason in respect of any proposed assignment or transfer to:

(A) any person who is substantially engaged in any of the businesses of the Parent and its Restricted Subsidiaries as of the Issue Date and/or other activities reasonably related thereto (an “Industrial Competitor”); provided that any other person holding directly or indirectly a controlling interest in an Industrial Competitor (except where such other person is an entity which is managed or controlled independently from the person which is effectively exercising control over that Industrial Competitor) shall also be considered an Industrial Competitor for the purposes of this clause; provided, further, that, for the avoidance of doubt, any person which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of which is arranging, underwriting or investing in any debt shall not be deemed to be an Industrial Competitor; or

(B) any person who as the primary purpose of its business engages in investment strategies that include the purchase of loans, notes or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly) (a “Loan-to-Own Investor”); provided that Apollo Capital Management, L.P. and each of the Initial Notes Purchasers and in each case, their respective Affiliates and Related Funds shall not be deemed to be a Loan-to-Own Investor.

(2) Notwithstanding the foregoing provision, the Notes shall be assignable or transferable without the consent of the Issuer (including, without limitation, by way of sub-participation) to:

(A) Apollo Capital Management, L.P. and each of the Initial Notes Purchasers and, in each case, their respective Affiliates and Related Funds;

(B) any Person or entity which is included on the whitelist set forth in Schedule III to this Indenture; provided that (i) the Parent and Issuer will have the right to remove (in aggregate) up to three potential transferee names from the whitelist set forth in Schedule III (as updated from time to time) at any time after the date of this Indenture by notice to the then-current holders of the Notes and Apollo Capital Management, L.P. (provided that the Issuer shall give at least ten (10) Business Days’ notice prior to such removal) and (ii) the Initial Investors and Apollo Capital Management, L.P. may update the whitelist once in every 12-month period (with the first such period beginning on the Issue Date) subject to the prior written consent of the Issuer (which may be withheld in the Issuer’s absolute discretion; provided, further that in the case of an assignment or transfer pursuant to this clause (B), the Issuer is informed at least five (5) Business Days prior to the date of the relevant assignment or transfer. Any changes to the whitelist will be notified by the Issuer to the Trustee, the Transfer Agent and the Registrar and each of the Trustee and the Agents shall be entitled to rely conclusively on such notification without liability or obligation to verify the contents of the whitelist or any updates thereto.

(3) Notwithstanding the foregoing provisions, the Notes shall be assignable or transferable (including, without limitation, by way of sub-participation) at any time without the consent of the Issuer following the occurrence of an Event of Default; provided that such Event of Default is continuing at the time of any such assignment or transfer.

(4) The Issuer will respond to a request to consent to a transfer with either its consent or refusal within ten (10) Business Days, and if no response is received, the Issuer’s consent will be deemed to have been given.

(5) The Transfer Agent will not be required to accept for registration of transfer any Notes, except upon presentation of evidence satisfactory to the Issuer and the Transfer Agent that the restrictions on transfer in this Section 2.06(i) have been complied with.

Solely for purposes of this Section 2.06(i):

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Holding Company” means, in relation to any Person, any other Person in respect of which it is a Subsidiary.

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Indenture or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise

(j) Neither the Trustee nor the Registrar or Transfer Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If a holder of a Definitive Registered Note claims that such a Definitive Registered Note has been lost, destroyed or wrongfully taken or if such Definitive Registered Note is mutilated and is surrendered to the Transfer Agent, the Issuer will issue and the Trustee, on receipt of an Authentication Order, will authenticate a replacement Definitive Registered Note if the Trustee’s and the Issuer’s requirements are met. The Issuer and the Trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and the Issuer to protect the Issuer, the Trustee or a Paying Agent appointed pursuant to this Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Issuer and the Trustee may charge for the expenses of replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions of this Indenture, the Issuer in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes issued by the Issuer as shown in the Securities Register, except for those canceled by the Trustee or the Transfer Agent, those delivered to the Trustee for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that the Notes held by the Parent or a Subsidiary of the Parent shall not be deemed to be outstanding for purposes of Section 2.09 and paragraph 5 of the Notes.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount and premium, if any, of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Acts by Holders.

In determining whether the Holders of the required aggregate principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer, the Parent or by any Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, the Parent will be disregarded and deemed not to be outstanding, except for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned will be disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation (to the extent a Definitive Registered Note in physical form was previously requested and issued). Any Paying Agent, and any Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or the relevant Transfer Agent and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy such canceled Notes. Certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee (copying the relevant Paying Agent) in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date. Prior to the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will deliver to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the defaulted interest prior to the date that is thirty (30) days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date.

Section 2.13 ISIN.

The Issuer in issuing the Notes may use an “ISIN” or “PPN” number and, if so, such ISIN or PPN number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or PPN number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee (copied to all Agents) of any ISIN or PPN number accorded to the Notes or any change therein, as applicable.

Section 2.14 Deposit of Moneys.

No later than 10:00 a.m. (London time) on the due date of the principal of, interest and premium (if any) on any Note and the applicable Stated Maturity date of such Notes, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(c) Funds held by Agents. The Agents will hold all funds received pursuant hereto as banker and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) [Reserved].

(e) Instructions. In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly, and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.15, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(f) No Fiduciary Duty. No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer.

(g) Mechanical Nature. The roles, duties and function of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(h) Tax Withholding.

(1) The Issuer shall notify each Agent in the event that they determine that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated; provided, however, that the Issuer’s obligations under this Section 2.15(h) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(2) Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by applicable law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Governmental Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Governmental Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by applicable law for the purposes of this Section 2.15(h)(2).

(3) In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by applicable law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding; provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture. The Issuer will promptly notify the Agents and the Trustee of any such redirection or reorganization. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by applicable law for the purposes of this Section 2.15(h)(3).

(i) KYC Compliance. If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Indenture; or (ii) any change in the status of the Issuer of the composition of the shareholders of the Issuer after the date of this Indenture, obliges the Trustee or any Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Issuer shall promptly upon the request of the Trustee or the relevant Agent supply or procure the supply of such documentation and other evidence as is reasonably requested by the Trustee or the relevant Agent in order for the Trustee or the relevant Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

Section 2.16 Series of Notes; Issuance of Additional Notes.

(a) The Issuer shall be entitled, subject to its compliance with Sections 2.02, 4.06 and 4.09 and, with respect to payments of PIK Interest under Section 2.17, issue Additional Notes under this Indenture from time to time after the Issue Date in accordance with the procedures set forth in Section 2.02. The Trustee (or the Registrar), will, at the written order of the Issuer, update the Securities Register in accordance with Section 2.02 (and authenticate and deliver any Additional Notes in the form of physical Definitive Registered Notes if Holders request in writing the issuance of Definitive Registered Notes in physical form) for original issuance to the Holders on the relevant record date, as shown by the records of the Securities Register.

(b) Except as otherwise provided for in this Indenture, the Initial Notes issued on the date of this Indenture and any Additional Notes (including Additional Notes issued as PIK Interest) subsequently issued, shall be treated as a single class for all other purposes under this Indenture, including in respect of any amendment, waiver or other modification of this Indenture, redemption and offers to purchase or any other action by the Holders. Unless the context otherwise requires, references to the Notes of a series include any Additional Notes of such series actually issued.

(c) Additional Notes shall have terms substantially identical to the Notes, except in respect of any of the following terms (other than in respect of an issuance of Additional Notes with respect of payments of PIK Interest pursuant to Section 2.17) which shall be set forth in an Officer’s Certificate supplied to the Trustee:

(1) the title of such Additional Notes;

(2) the aggregate principal amount of such Additional Notes;

(3) the date or dates on which such Additional Notes will be issued;

(4) the rate or rates (which may be fixed or floating) at which such Additional Notes shall bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(5) the currency or currencies in which such Additional Notes shall be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable;

(6) the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part;

(7) if other than in denominations of $200,000 and in integral multiples of $1 in excess thereof (in the case of Additional Notes denominated in U.S. dollars), the denominations in which such Additional Notes shall be issued and redeemed; and

(8) the ISIN, PPN or other securities identification numbers with respect to such Additional Notes.

(d) In updating the Securities Register as well as in authenticating and delivering Additional Notes, the Trustee shall be entitled to receive the Opinions of Counsel and Officer’s Certificates, as the case may be, required by Sections 2.02, 2.06 and 13.03.

(e) Notwithstanding any other provision of this Indenture, other than in respect of an issuance of Additional Notes with respect of payments of PIK Interest pursuant to Section 2.17 hereof, any issuance of Additional Notes shall require consent from Apollo Capital Management, L.P. on behalf of the Initial Investors, which consent shall not be unreasonably withheld, delayed or conditioned. The Officer’s Certificate provided to the Trustee under clause (c) of this Section 2.16 shall include a certification that such consent has been obtained.

Section 2.17 PIK Interest.

(a) For the period commencing on the Issue Date through November 24, 2024 (the “PIK Period”), at least 50% of the Applicable Rate shall be payable in cash, with the remainder of the Applicable Rate payable by issuing Additional Notes having an aggregate principal amount equal to the amount of interest then due and owing (“PIK Interest”), with such allocation between cash and PIK Interest being set at the discretion of the Issuer; provided, however, that (i) in no event shall the cash payable in respect of an interest period be less than the pro rata portion of interest equivalent to an interest rate of 6.0% per annum in respect of the Notes and (ii) for the period thereafter through the maturity date of the Notes shall be payable entirely in cash.

(b) To the extent the Issuer has elected to pay interest partially in PIK Interest, PIK Interest will be effected by pool factor increase as certified to the Registrar, the Paying Agent and the Trustee by the Issuer and, subject to clause (d) below, such pool factor increase will represent a PIK Interest payment in lieu of the issuance of Additional Notes.

(c) The Paying Agent or the Registrar will, at the request of the Issuer substantially in the form of Schedule IV hereto, and in accordance with the terms of this Indenture, note any PIK Interest by pool factor increase (which shall be rounded to the nearest seven (7) decimal places) in the Securities Register on a pro rata basis to Holders in accordance with their interests. If interest with respect to an

Interest Period is not to be paid entirely in cash, the Issuer shall deliver an Officer’s Certificate to the Trustee (with a copy to each Paying Agent) on or prior to the 3rd Business Day preceding the relevant Interest Payment Date, which Officer’s Certificate shall state, for the Notes then outstanding, the total amount of interest to be paid on such Interest Payment Date and the amount of such interest to be paid as PIK Interest. For the avoidance of doubt, following an increase in the principal amount of the outstanding Notes as a result of a PIK Interest payment, the Notes will bear interest on such increased principal amount from and after the applicable Interest Payment Date.

(d) By accepting a Note, the Holders shall be deemed to agree and acknowledge that it shall be sufficient to note PIK Interest increases in the Securities Register in accordance with clause (c) above and no further action will be required, unless an individual Holder requests physical delivery of an Additional Note representing PIK Interest, in which case the Issuer and the Transfer Agent shall, within five (5) Business Days deliver an Additional Note substantially in the form of Exhibit A to the Indenture with respect to a PIK Interest payment at the Holder’s request. Any Additional Notes issued in the form of Definitive Registered Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. Additional Notes issued pursuant to a payment of PIK Interest shall have identical terms to the originally issued Notes, except interest of such Notes will begin to accrue from the applicable Interest Payment Date on which they are issued.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of paragraph 5 of the Notes, it must furnish to the Trustee, at least three (3) Business Days but not more than sixty (60) days (or such shorter period agreed by the Trustee) before issuing a notice of redemption pursuant to Section 3.03, an Officer’s Certificate setting forth:

(a) the paragraph of the Notes and/or the clause of this Indenture pursuant to which the redemption shall occur;

(b) the redemption date and the record date;

(c) the principal amount of Notes to be redeemed;

(d) the redemption price; and

(e) the ISIN or PPN numbers, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If fewer than all the Notes are to be redeemed at any time, the Paying Agent shall apply a pool factor to the Notes then outstanding; provided, however, that no Note of $200,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of $1 shall be redeemed. The Paying Agent shall make the selection from the Notes outstanding and not previously called for redemption and the Registrar shall make the Security Register available to the Paying Agent for this purpose. The Trustee and the Paying Agent shall not be liable for selections made in accordance with this Section 3.02. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Notices of purchase or redemption will be given to each Holder pursuant to Sections 3.03 and 13.01.

A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03 Notice of Redemption.

(a) Notices of redemption will be delivered electronically (or in the alternative, if electronic communications are not feasible, mailed by first-class mail) at least ten (10) days but not more than sixty (60) days before the redemption date to each Holder to be redeemed at the address of such Holder appearing in the Securities Register, except that redemption notices may be delivered more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.

(b) Notices of redemption may, at the Issuer’s discretion, be given prior to the completion of a transaction (including, but not limited to, an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (provided, however, that any redemption date shall not be more than sixty (60) days after the date of the notice of redemption) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person, and such notice of redemption may be extended or waived by the Issuer by notice to the Holders.

(c) [Reserved]

(d) The notice of redemption will identify the Notes to be redeemed and will state:

(1) the redemption date and the record date;

(2) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid, in each case to the extent available at the time of delivery of the notice of redemption;

(3) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(4) that Notes called for redemption must be surrendered to the relevant Paying Agent (if issued as physical Definitive Registered Notes) and marked down in the Securities Register by the Registrar to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to, but excluding, the redemption date;

(5) that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(6) that, if any Note is being redeemed in part, the Registrar shall note by pool factor decrease in the Securities Register the principal amount of the Notes so redeemed with respect to each Holder;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the ISIN or PPN (as applicable), numbers listed in such notice or printed on the Notes; and

(9) whether the redemption is conditioned on any events and, if so, an explanation of such conditions.

(e) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(f) If requested by the Issuer in writing to the Trustee and Paying Agent (which request may be included in the applicable notice of redemption or pursuant to the above referenced Officer’s Certificate) no later than four (4) Business Days prior to such distribution, the Trustee shall distribute any amount deposited in trust to the Holders prior to the applicable redemption date. For the avoidance of doubt, the distribution and payment to Holders prior to the applicable redemption date as set forth above shall not include any negative interest, present value adjustment, break costs or any other premium on such amounts.

Section 3.04 Deposit of Redemption or Purchase Price.

(a) No later than 10:00 a.m. (London time) on each date of redemption or purchase (or, if such date or redemption or purchase occurs on a day that is not a Business Day, on the first Business Day following such date), the Issuer shall deposit (or cause to be deposited) with the relevant Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, the relevant Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent will promptly return to the Issuer any money deposited with such Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, the relevant Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.04(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.04(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.05 Definitive Registered Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Definitive Registered Note that is redeemed or purchased in part, the Registrar shall note by pool factor decrease in the Securities Register the principal amount of the Notes so redeemed with respect to each Holder and there shall be no requirement to issue a new Definitive Registered Note.

Section 3.06 Mandatory Redemption.

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 3.07 Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at its discretion at any time upon giving not less than ten (10) nor more than sixty (60) days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines that, as a result of:

(1) any change in, or amendment to, the law or treaties (or any regulations, protocols, official guidance or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2) any amendment to or change in an official application, administration or written interpretation of such laws, treaties, regulations, protocols, official guidance or rulings (including by reason of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in Section 3.07(a)(1) and this Section 3.07(a)(2), a “Change in Tax Law”), a Payor (as defined below) is, or on the next Interest Payment Date in respect of the Notes would be, required to pay Additional Amounts with respect to the Notes or the Note Guarantee, as applicable (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be formally announced and become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply (i) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (ii) mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture.

(b) Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.02. Notwithstanding the foregoing, no such notice of redemption will be given earlier than sixty (60) days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication, delivery or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (i) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the obligation to pay Additional Amounts cannot be avoided by the relevant Payor taking reasonable measures available to it and (ii) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely conclusively on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(c) The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes, the Securities Register and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if (i) the relevant Paying Agent, if other than the Issuer or a Subsidiary thereof, holds no later than 10:00 a.m. (London time) on each due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due or (ii) if interest is payable in the form of PIK Interest in accordance with Section 2.17, when the pool factor increase representing the amount paid by PIK Interest, as certified by the Issuer, has been effected in the Securities Register. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer will pay interest on overdue principal (including such increase to the principal amount as a result of payment of PIK Interest) at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Principal, interest and premium, and Additional Amounts, if any, on Definitive Registered Notes will be payable by wire transfer in accordance with the wiring instructions set forth in the Securities Register as of the Record Date (or in the alternative, if wire transfers are not feasible, by check sent to the address of the Holder entitled thereto as shown in the Securities Register for the Notes).

Section 4.02 Reports.

(a) So long as any Notes are outstanding, the Parent will furnish to the Trustee the following reports:

(1) within one hundred and twenty (120) days after the end of the Parent’s fiscal years ending after the Issue Date, beginning with the fiscal year ending December 31, 2023, annual reports containing: (i) an operating and financial review of the audited financial statements, including a discussion of the consolidated financial condition, results of operations and material changes in liquidity and capital resources of the Parent; (ii) unaudited pro forma income statement and balance sheet information of the Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the UK&I Disposal) that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to Section 4.02(a)(2) or 4.02(a)(3)); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Issuer will provide, in the case of a material acquisition, acquired company financials; (iii) the audited consolidated balance sheet of the Parent as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Parent for the most recent two fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (iv) a brief description of the business, management and shareholders of the Parent, all material Affiliate Transactions and a description of all material debt instruments of the Group; (v) a description of material operational risk factors and material subsequent events; and (vi) reported Consolidated EBITDA; provided that the information described in clauses (iv), (v) and (vi) may be provided in the footnotes to the audited financial statements;

(2) within sixty (60) days following the end of each of the first three fiscal quarters in each fiscal year of the Parent, beginning with the quarter ended September 30, 2023, quarterly financial statements containing the following information: (i) the Parent’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year to date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (ii) unaudited pro forma income statement and balance sheet information of the Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the UK&I Disposal) that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Parent will provide, in the case of a material acquisition, acquired company financials; (iii) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition, results of operations, and material changes in liquidity and capital resources of the Parent; (iv) a discussion of material changes in material debt instruments since the most recent report; (v) material subsequent events and any material changes to the risk factors disclosed in the most recent annual report; and (vi) reported Consolidated EBITDA; provided that the information described in clauses (iv), (v) and (vi) may be provided in the footnotes to the unaudited financial statements; and

(3) promptly after the occurrence of a material event that the Parent announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to the Parent and the Restricted Subsidiaries, taken as a whole, or a senior executive officer or director changes at the Parent or a change in auditors of the Parent, a report containing a description of such event.

(b) In addition, the Parent shall furnish to the Holders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by persons who are not “affiliates” under the Securities Act.

(c) All financial statement information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in Section 4.02(a) may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods. No report need include separate financial statements for any Subsidiaries of the Parent or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum. In addition, the reports set forth above will not be required to contain any reconciliation to GAAP.

(d) For purposes of this Section 4.02, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of the Parent’s pro forma total revenue or Consolidated EBITDA or total assets as of and for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee.

(e) At any time that any of the Parent’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Parent, then the quarterly and annual financial information required by Section 4.02(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

(f) In the event that (i) the Parent becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) the Parent elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Parent) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent will make available to the Trustee such annual reports, information, documents and other reports that the Parent is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d). Upon complying with the foregoing requirements, the Parent will be deemed to have complied with the provisions contained in this Section 4.02, provided, however, that the Parent shall continue to be subject to the quarterly reporting obligations set out in Section 4.02(a)(2).

(g) All reports provided pursuant to this Section 4.02 shall be in English, or with a certified English translation.

(h) At its election, the Parent may provide consolidated financial statements of a Parent Entity in lieu of those for the Parent, in which case references to the Parent in Section 4.02(a) will be deemed to be references to the Parent Entity, as applicable; provided that if the consolidated financial statements of the Parent Entity are included in such report, a description of material differences between the consolidated financial statements of the Parent Entity and the Parent shall be included for the relevant period.

(i) Subject to compliance with Section 4.02(g), in the event that, and for so long as, the equity securities of the Parent, any Parent Entity or IPO Entity are listed on a Recognized Stock Exchange and the Parent or such Parent Entity or IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such Recognized Stock Exchange, for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer is, or would be, required to file with such Recognized Stock Exchange. Upon complying with the foregoing requirements, and provided that such requirements require the Issuer or any Parent Entity or IPO Entity to prepare and file annual reports, information, documents and other reports with the Recognized Stock Exchange, as applicable, the Issuer will be deemed to have complied with the provisions contained in this Section 4.02. At its election, the Parent may provide consolidated financial statements of a Parent Entity in lieu of those for the Parent, in which case references to the Parent in Section 4.02(a) will be deemed to be references to the Parent Entity, as applicable; provided that if the consolidated financial statements of the Parent Entity are included in such report, a qualitative description of material differences between the consolidated financial statements of the Parent Entity and the Parent shall be included for any period after the Issue Date starting with the reporting period during which the consolidated financial statements of such Parent Entity are first used.

(j) Once in each financial quarter, the Parent shall host a single conference call with the Holders about the financial performance of the Group, at a time and on such date as notified by the Parent (acting reasonably, including by posting a notice on the Parent’s investor relations website) to the Trustee and the Holders, which, for the avoidance of doubt, may be the same conference calls as may be held for the benefit of the Group’s lenders under the Senior Credit Facilities Agreement.

Section 4.03 Compliance Certificate; Notice of Defaults.

(a) The Issuer is required to deliver to the Trustee, within one hundred and twenty (120) days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending December 31, 2023, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous fiscal year.

(b) The Issuer is required to deliver to the Trustee, within thirty (30) days after the occurrence thereof, written notice of any event of which it is aware which would constitute a Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Section 4.04 Limitation on Restricted Payments.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any other distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent or in the form of Subordinated Shareholder Funding;

(B) dividends or distributions payable to the Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent or a Restricted Subsidiary on no more than a pro rata basis, measured by value); and

(C) dividends or distributions payable and loans or other advances made to any Holding Company to fund payments of interest, premia or break costs in respect of Indebtedness (or any refinancing Indebtedness thereof) of such Holding Company if (x) such Indebtedness is, subject to the Agreed Security Principles, Guaranteed by the Parent or any Restricted Subsidiary or is otherwise considered Indebtedness of the Parent or any Restricted Subsidiary (provided, that, if no such Guarantee is given, the Parent or any Restricted Subsidiary would have otherwise been able to incur such Guarantee under Section 4.06 at the time of Incurrence of such Indebtedness) and (y) any net proceeds from such initial Indebtedness are, directly or indirectly, contributed to the equity of the Parent or any Restricted Subsidiary in any form or otherwise received (including by way of Indebtedness or Subordinated Shareholder Funding) by the Parent or any Restricted Subsidiary; provided that (i) any net proceeds described in sub-clause (y) of this Section 4.04(a)(1)(C) shall be excluded for purposes of increasing the amount available for distribution pursuant to Section 4.04(a)(C)(ii) or 4.04(a)(C)(iii) and Sections 4.04(b)(1), 4.04(b)(6), 4.04(b)(10), 4.04(b)(13) and 4.04(b)(14), and (ii) in case any net proceeds described in sub-clause (y) of this Section 4.04(a)(1)(C) are contributed to the Parent or a Restricted Subsidiary in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness and any dividends or distributions payable or loans or other advances made to the relevant Holding Company to fund interest payments in respect of Indebtedness of such Holding Company;

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any direct or indirect Holding Company of the Parent held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.06(b)(3));

(4) make any payment (other than by capitalization of interest) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or

(5) make any Restricted Investment in any Person,

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in Sections 4.04(a)(1) through 4.04(a)(5) is referred to herein as a “Restricted Payment”), if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(B) the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries for the Relevant Testing Period immediately preceding the date on which such Restricted Payment is made, on a pro forma basis after giving effect to any such Restricted Payment, would exceed 4.00 to 1.00; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made on or subsequent to June 28, 2023 (and not returned or rescinded) (including Permitted Payments made pursuant to Section 4.04(b)(5) (without duplication of amounts paid pursuant to Sections 4.04(b)(1) to 4.04(b)(16)), 4.04(b)(10) and 4.04(b)(12), but excluding all other Restricted Payments permitted by Section 4.04(b)) would exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter commencing on April 1, 2023 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Parent are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Moonlight Notes Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent subsequent to the Moonlight Notes Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.04(b)(6) or 4.04(b)(10) and (z) Excluded Contributions or Holding Company Debt Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary from the issuance or sale (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) by the Parent or any Restricted Subsidiary subsequent to the Moonlight Notes Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary upon such conversion or exchange) but excluding (y) Net Cash Proceeds to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.04(b)(6) or 4.04(b)(10) and (z) Excluded Contributions or Holding Company Debt Contributions;

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary after the Moonlight Notes Issue Date, the fair market value of such Unrestricted Subsidiary (or the property or assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets; provided, however, that no amount will be included in Consolidated Net Income for purposes of Section 4.04(a)(C)(i) to the extent that it is (at the Parent’s option) included under this Section 4.04(a)(C)(iv); and

(v) the amount of the cash and the fair market value of property or assets or of marketable securities received by the Parent or any of its Restricted Subsidiaries after the Moonlight Notes Issue Date in connection with: (x) repurchases, redemptions or other acquisitions or retirements of any Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Parent or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Parent or any Restricted Subsidiary; (y) the sale or other disposition (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (z) any dividend or distribution made by an Unrestricted Subsidiary or Affiliate to the Parent or a Restricted Subsidiary.

(b) Section 4.04(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) any Restricted Payment made in exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent, Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or a Holding Company Debt Contribution) of the Parent; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from Section 4.04(a)(C)(ii) or 4.04(a)(C)(iii);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.06;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.06, and that in each case, constitutes Refinancing Indebtedness;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A) from Net Available Cash to the extent permitted under Section 4.07, but only if: (1) the Parent shall have first complied with the terms described under Section 4.07 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness; and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (1) if the Parent shall have first complied with the terms of the right of repayment following a Change of Control under this Indenture, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C) (1) consisting of Acquired Indebtedness and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of such Acquired Indebtedness;

(5) any dividends paid within sixty (60) days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(6) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Parent to any Holding Company or any entity formed for the purpose of investing in Capital Stock of the Parent or any Holding Company to permit any Holding Company or such entity to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to:

(A) €10.0 million; plus

(B) €2.5 million multiplied by the number of calendar years that have commenced since the Issue Date; plus

(C) the Net Cash Proceeds received by the Parent or its Restricted Subsidiaries since the Moonlight Notes Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding) from, or as a contribution to the equity (in each case under this Section 4.04(b)(6)(C)), other than through the issuance of Disqualified Stock or Designated Preference Shares of the Parent, from the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 4.04(a)(C)(ii) or 4.04(a)(C)(iii) and are not Excluded Contributions or Holding Company Debt Contributions;

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 4.06;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Holding Company or any Affiliates or other payments by the Parent or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Holding Company to pay any Parent Expenses or any Related Taxes; and

(B) amounts constituting or to be used for purposes of making payments (x) of fees, expenses and other payments in relation to the Transactions or (y) to the extent specified in Sections 4.08(b)(2), 4.08(b)(3), 4.08(b)(5), 4.08(b)(7), 4.08(b)(11), 4.08(b)(12) and 4.08(b)(14);

(10) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the declaration and payment by the Parent of, or loans, advances, dividends or distributions to any Holding Company to pay, dividends on the common stock or common equity interests of the Parent or any Holding Company following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds received by the Parent from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or a Holding Company Debt Contribution) of the Parent or loaned or contributed as a Subordinated Shareholder Funding to the Parent and (b) following the Initial Public Offering, an amount equal to the greater of: (x) an amount equal to the greater of (A) 5% of the Market Capitalization and (B) 5% of the IPO Market Capitalization; provided that in the case of this Section 4.04(b)(10)(b)(x) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio of the Parent and its Restricted Subsidiaries shall be equal to or less than 4.75 to 1.00, and (y) an amount equal to the greater of (A) 7% of the Market Capitalization and (B) 7% of the IPO Market Capitalization; provided that in the case of this Section 4.04(b)(10)(b)(y) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio of the Parent and its Restricted Subsidiaries shall be equal to or less than 4.50 to 1.00;

(11) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom): (a) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed the greater of (x) €210.0 million and (y) 1.6% of Total Assets, (b) any Restricted Payment, provided that the Consolidated Net Leverage Ratio of the Parent and its Restricted Subsidiaries on a pro forma basis after giving effect to any such Restricted Payment does not exceed 3.50 to 1.00 and (c) any Restricted Payment to prepay, repay, purchase or redeem Subordinated Indebtedness; provided that the Consolidated Net Leverage Ratio of the Parent and its Restricted Subsidiaries on a pro forma basis after giving effect to any such Restricted Payment does not exceed 4.00 to 1.00;

(12) payments by the Parent, or loans, advances, dividends or distributions to any Holding Company to make payments, to holders of Capital Stock of the Parent or any Holding Company in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors or an Officer of the Parent);

(13) Restricted Payments in an aggregate amount outstanding at any time not to exceed the fair market value of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this clause (13);

(14) (i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Parent issued after the Moonlight Notes Issue Date; and (ii) the declaration and payment of dividends to any Holding Company or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Holding Company or Affiliate issued after the Moonlight Notes Issue Date; provided, however, that, in the case of Sections 4.04(b)(14)(i) and 4.04(b)(14)(ii), the amount of all dividends declared or paid pursuant to this Section 4.04(b)(14) shall not exceed the Net Cash Proceeds received by the Parent or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock, an Excluded Contribution, a Holding Company Debt Contribution or, in the case of Designated Preference Shares by a Holding Company or an Affiliate, the issuance of Designated Preference Shares) of the Parent or loaned or contributed as Subordinated Shareholder Funding to the Parent, from the issuance or sale of such Designated Preference Shares;

(15) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

(16) payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.

(d) For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or, in each case, portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in Section 4.04(b), and/or (ii) is permitted pursuant to Section 4.04(a) and/or (iii) constitutes a Permitted Investment, the Parent will be entitled to classify such Restricted Payment or Investment (or, in each case, portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or, in each case, portion thereof) in any manner that complies with this covenant, including in each case as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments,” and may aggregate capacity in multiple clauses of the definition of Permitted Payments above, Section 4.04(a) and/or in the definition of “Permitted Investments” in any manner that complies with this covenant.

(e) Notwithstanding anything else set forth in this Section 4.04 or in the definition of “Permitted Investments”, (1) neither the Parent nor any Restricted Subsidiary will (i) distribute or transfer, directly or indirectly, any material intellectual property rights owned or licensed in as of the Moonlight Notes Issue Date or any real estate assets owned as of the Moonlight Notes Issue Date to any Affiliate of the Parent (other than a Restricted Subsidiary) by way of a Restricted Payment, Permitted Payment or a Permitted Investment (including transferring such rights or assets to a Restricted Subsidiary in contemplation of designating it as an Unrestricted Subsidiary) or (ii) designate any Restricted Subsidiary that owns or licenses in any such material intellectual property rights or owns any such real estate assets as an Unrestricted Subsidiary; (2) neither the Parent nor any Restricted Subsidiary will, directly or indirectly, effect any distribution, dividend or other payment (including by way of stock redemption, loan, guarantee or other advances) to any direct or indirect shareholder of the Parent, including holders of Preferred Stock of Optima Bidco (Jersey) Limited and, in each case, their Affiliates and Related Persons (for the avoidance of doubt, other than the Parent and its Subsidiaries); and (3) neither the Parent nor any Restricted Subsidiary will, directly or indirectly, make Investments in Unrestricted Subsidiaries, by way of a Restricted Payment, Permitted Payment or a Permitted Investment (including via designation as an Unrestricted Subsidiary), in an aggregate amount of more than €150.0 million at any time outstanding; provided that such Investments will not, directly or indirectly, be used to effect a distribution, dividend or other payment (including by way of stock redemption, loan, guarantee or other advances) to any direct or indirect shareholder of the Parent, including holders of Preferred Stock, of Optima Bidco (Jersey) Limited and in each case, their Affiliates and Related Persons (for the avoidance of doubt, other than the Parent and its Subsidiaries).

Section 4.05 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Parent will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock to the Parent or the Issuer or pay any Indebtedness or other obligations owed to the Parent or the Issuer;

(2) make any loans or advances to the Parent or the Issuer; or

(3) sell, lease or transfer any of its property or assets to the Parent or the Issuer;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.05(a) will not prohibit:

(1) any encumbrance or restriction pursuant to (A) this Indenture, (B) the Existing Indentures, (C) any Credit Facility as in effect on the Issue Date (including the Senior Credit Facilities Agreement and the Second Lien Credit Facilities Agreement), after giving effect to the Transactions, (D) the Bridge Facility (to the extent not Incurred under the Senior Credit Facilities Agreement), (E) the Intercreditor Agreement, (F) the Security Documents or any other agreement or instrument in effect at or entered into on the Issue Date, after giving effect to the Transactions, including, in the case of each of clauses (A) through (F) of this Section 4.05(b)(1), any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements referred to in clauses (A) through (F) of this Section 4.05(b)(1), as applicable (as determined in good faith by the Board of Directors or an Officer of the Parent);

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Parent or was merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Sections 4.05(b)(1) and 4.05(b)(2) or in this Section 4.05(b)(3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Sections 4.05(b)(1) and 4.05(b)(2) or in this Section 4.05(b)(3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Board of Directors or an Officer of the Parent);

(4) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Parent or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets or Capital Stock of the joint venture;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its properties or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the properties or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order (including encumbrances or restrictions to make distributions in cash or Cash Equivalents as a dividend or otherwise that arise or exist by reason of applicable law or any applicable rule, regulation or order) or encumbrances or restrictions required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10) any encumbrance or restriction pursuant to Hedging Agreements;

(11) any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Moonlight Notes Issue Date pursuant to Section 4.06 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders (taken as a whole) than (i) in the opinion of the Parent, the encumbrances and restrictions contained in (A) this Indenture, the Existing Indentures, the Senior Credit Facilities Agreement the definitive agreement in respect of the Bridge Facility (to the extent not Incurred under the Senior Credit Facilities Agreement) or the Second Lien Credit Facilities Agreement, together with the Security Documents associated therewith or (B) the Intercreditor Agreement, in each case as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Board of Directors or an Officer of the Parent) and where, in the case of this Section 4.05(b)(11)(ii), the Parent determines at the time such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Parent’s ability to make principal or interest payments on the Notes, or (b) constituting an Additional Intercreditor Agreement;

(12) any encumbrance or restriction existing by reason of any Lien permitted under Section 4.09;

(13) restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors or an Officer of the Parent, are necessary or advisable to effect such Qualified Receivables Financing;

(14) provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(15) customary restrictions included in shareholder agreements, including those relating to non-Wholly Owned Subsidiaries; or

(16) any encumbrance or restriction arising under the Sale and Purchase Agreement or otherwise arising from or existing by reason of the Transactions.

Section 4.06 Limitation on Indebtedness.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Parent, the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries for the Relevant Testing Period immediately preceding the date on which such additional Indebtedness is Incurred would have been equal to or less than 5.00 to 1.00.

(b) Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred by the Parent or any Restricted Subsidiary pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount of Indebtedness then outstanding not exceeding the sum of: (A) €4,120.0 million; and (B) an amount equal to the greater of €560.0 million and 4.3% of Total Assets, plus, in the case of any refinancing of any Indebtedness permitted under this Section 4.06(b)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premia (including tender premia) and other costs and expenses Incurred in connection with such refinancing;

(2) (A) Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness being guaranteed is permitted under the terms of this Indenture (other than pursuant to this Section 4.06(b)(2)); provided that (x) if Indebtedness being guaranteed is subordinated to or pari passu with the Notes or the Guarantees granted in respect thereof, then the guarantee must be subordinated to, or pari passu with, the Notes or the Guarantees granted in respect thereof, as applicable, to the same extent as the Indebtedness guaranteed, and (y) any Indebtedness Incurred pursuant to Section 4.06(a), 4.06(b)(4)(D) (with respect to Refinancing Indebtedness of Indebtedness Incurred pursuant to the first paragraph of this covenant only) 4.06(b)(5)(y), 4.06(b)(11) or 4.06(b)(12) may only be guaranteed by the Parent, the Issuer or any Guarantor (including a Restricted Subsidiary that becomes a Guarantor substantially concurrently with its Guaranteeing such Indebtedness pursuant to this clause); or (B) without limiting Section 4.09, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:

(A) other than in respect of intercompany current liabilities Incurred in connection with credit management, cash management, cash pooling, netting, setting off or similar arrangements in the ordinary course of business or consistent with past practice of the Parent and the Restricted Subsidiaries (including Cash Management Services), if the Parent, the Issuer or any Guarantor is the obligor of such Indebtedness and the payee is not the Parent, the Issuer or any Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due (x) in the case of the Issuer, with respect to the Notes, or (y) in the case of a Guarantor, with respect to its Notes Guarantee, in each case pursuant to its own terms or as provided in the Intercreditor Agreement; and

(B) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(b)(3) by the Parent or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (A) the Notes (other than any Additional Notes), including any Notes Guarantees, (B) an unlimited principal amount of Additional Notes issued from time to time in payment of PIK Interest or Additional Amounts of the Notes (but not including any other Additional Notes), (C) any Indebtedness (other than Indebtedness under the Senior Credit Facilities) of the Parent and the Restricted Subsidiaries entered into or outstanding on the Moonlight Notes Issue Date (after giving effect to the Transactions and the application of proceeds therefrom), (D) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 4.06(b)(4) or Section 4.06(b)(5) or Incurred pursuant to Section 4.06(a), (E) Management Advances or (F)(i) proceeds loans and (ii) any “parallel debt” obligations, in each case, related to any Indebtedness permitted to be Incurred pursuant to this Indenture;

(5) Indebtedness (x) of any Person (or secured by any assets of such Person) outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent or any Restricted Subsidiary and not Incurred in contemplation of such transaction; or (y) Incurred by the Parent, the Issuer or any Guarantor (including a Person that becomes a Restricted Subsidiary as a result of such acquisition) to provide or refinance all or any portion of the funds utilized to consummate a transaction or series of related transactions pursuant to which assets are acquired by the Parent or a Restricted Subsidiary or a Person that became a Restricted Subsidiary or was otherwise acquired by the Parent or a Restricted Subsidiary or otherwise in connection with or in contemplation of such acquisition; provided, however, that with respect to Sections 4.06(b)(5)(x) and 4.06(b)(5)(y), at the time of such acquisition or other transaction the Parent and its Restricted Subsidiaries would have been permitted to Incur €1.00 of additional Indebtedness pursuant to Section 4.06(a) after giving pro forma effect to the relevant acquisition and Incurrence of such Indebtedness pursuant to Section 4.06(b)(5);

(6) Indebtedness under Hedging Agreements entered into for bona fide hedging purposes of the Parent or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or an Officer of the Parent);

(7) Indebtedness consisting of:

(A) Capitalized Lease Obligations, mortgage or other real estate financings, Purchase Money Obligations or other financings, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business;

(B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; and

(C) any Refinancing Indebtedness and Guarantees in respect of Sections 4.06(b)(7)(A) and 4.06(b)(7)(B);

in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(7) then outstanding, will not exceed the greater of €75.0 million and 1.8% of Total Assets;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent or a Restricted Subsidiary or relating to liabilities, obligations, indemnities or guarantees Incurred in the ordinary course of business or for governmental or regulatory requirements; (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within thirty (30) days following such drawing; (c) the financing of insurance premia in the ordinary course of business; and (d) Cash Management Services and any credit management, cash management, cash pooling, netting, setting off or similar arrangements in the ordinary course of business of the Parent and the Restricted Subsidiaries;

(9) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10) (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within sixty (60) Business Days of Incurrence; (b) Indebtedness owed on a short-term basis of no longer than sixty (60) days to banks and other financial institutions Incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Parent and its Restricted Subsidiaries; and (c) Indebtedness Incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(11) Indebtedness Incurred by the Parent, the Issuer or any Guarantor (including a Restricted Subsidiary that becomes a Guarantor substantially concurrently with Incurring such Indebtedness) in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness and Guarantees in respect thereof by the Parent, the Issuer or any Guarantor (including a Restricted Subsidiary that becomes a Guarantor substantially concurrently with its Guaranteeing such Indebtedness pursuant to Section 4.06(b)(2)(A)) and the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(11) then outstanding, will not exceed the greater of €290.0 million and 2.2% of Total Assets;

(12) Indebtedness Incurred by the Parent, the Issuer or any Guarantor (including any Refinancing Indebtedness and Guarantees in respect thereof) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(12) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or its Capital Stock (other than Disqualified Stock, Designated Preference Shares, a Holding Company Debt Contribution or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares, a Holding Company Debt Contribution or an Excluded Contribution) of the Parent, in each case, subsequent to the Moonlight Notes Issue Date; provided, however, that:

(A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Sections 4.04(a), 4.04(b)(1), 4.04(b)(6), 4.04(b)(10), 4.04(b)(13) and 4.04(b)(14) to the extent the Parent and its Restricted Subsidiaries Incur Indebtedness in reliance thereon; and

(B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.06(b)(12) to the extent the Parent or any of its Restricted Subsidiaries makes a Restricted Payment under Sections 4.04(a), 4.04(b)(1), 4.04(b)(6), 4.04(b)(10), 4.04(b)(13) and 4.04(b)(14) in reliance thereon;

(13) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing in an aggregate outstanding principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.04(b)(13) then outstanding, will not exceed €150.0 million;

(14) Indebtedness Incurred under any overdraft facilities, local lines of credit, bilateral facilities, working capital facilities or other operating facilities, current account, letter of credit, foreign exchange, BACS, SWIFT or other similar facilities in an aggregate outstanding principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(14) then outstanding, will not exceed the greater of €20.0 million and 0.50% of Total Assets;

(15) Indebtedness Incurred in connection with real estate financing in respect of highway concessions entered into in the ordinary course of business up in an aggregate outstanding principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(15) then outstanding, will not exceed the greater of €40.0 million and 1.0% of Total Assets; and

(16) Indebtedness Incurred in connection with Sale and Leaseback Transactions (including Indebtedness of (or Guarantees of Indebtedness of) a special purpose financing vehicle that will be a counterparty to a Sale and Leaseback Transaction), to the extent 100% of the Net Available Cash from such Sale and Leaseback Transactions is applied pursuant to Section 4.07(b) and, if applicable, Section 4.07(c), where the Indebtedness (including Attributable Debt) in respect of such Sale and Leaseback Transactions as of the date of determination, when taken together with the Indebtedness (including Attributable Debt) in respect of all Sale and Leaseback Transactions Incurred pursuant to this Section 4.06(b)(16) then outstanding, will not exceed €450.0 million.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.06(a) and 4.06(b), the Parent, in its sole discretion, will classify, and may from time to time reclassify, such item (or any portion of such item) of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.06(a) or 4.06(b); provided that any Indebtedness Incurred under the Senior Credit Facilities and outstanding as of the Moonlight Notes Issue Date, Indebtedness under the Revolving Credit Facilities and the Letter of Credit Facilities up to the committed amounts thereunder as of the Moonlight Notes Issue Date and Indebtedness Incurred pursuant to the Bridge Facility in an aggregate principal amount of up to $200.0 million shall be deemed to be incurred under Section 4.06(b)(1) and shall not be reclassified; provided further that any Indebtedness Incurred pursuant to Section 4.06(b)(7), 4.06(b)(11), 4.06(b)(14), 4.06(b)(15) or 4.06(b)(16) shall cease to be deemed Incurred or outstanding pursuant to such Section 4.06(b)(7), 4.06(b)(11), 4.06(b)(14), 4.06(b)(15) or 4.06(b)(16), as applicable, but shall be deemed Incurred and outstanding pursuant to Section 4.06(a) from and after the first date on which the Parent, the Issuer or any Guarantor, as the case may be, could have Incurred such Indebtedness thereunder (to the extent the Parent, the Issuer or any Guarantor is able to Incur any Liens related to such Indebtedness as Permitted Liens or Permitted Collateral Liens after such reclassification);

(2) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.06(a), 4.06(b)(1), 4.06(b)(7) or 4.06(b)(11), and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(6) the amount of any Indebtedness outstanding as of any date shall be calculated as described under the definition of “Indebtedness,” provided that the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of Accounting Principles.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness (including PIK Interest), the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in Accounting Principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(f) For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Parent, first committed or first Incurred, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; (ii) the Euro Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Moonlight Notes Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Moonlight Notes Issue Date and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal amounts payable on such Indebtedness, the amount of such Indebtedness, if denominated in euro, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(g) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap); and

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments.

(b) In relation to any Asset Disposition (including any Sale and Leaseback Transaction), within sixty (60) days from the later of (i) the date of such Asset Disposition, and (ii) the receipt of any Net Available Cash from such Asset Disposition, the Parent or such Restricted Subsidiary, as the case may be, shall apply an amount equal to (x) if, after giving pro forma effect to such Asset Disposition and the receipt of Net Available Cash therefrom, the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries is greater than 4.25 to 1.00, 100% of such Net Available Cash or (y) if, after giving pro forma effect to such Asset Disposition and the receipt of Net Available Cash therefrom, the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries is equal to or less than 4.25 to 1.00, no less than 75% of such Net Available Cash:

(1) to prepay, repay, purchase or redeem any Indebtedness Incurred as Bridging Debt or Senior Secured Indebtedness Incurred under Section 4.06(b)(1), or any Refinancing Indebtedness in respect thereof; provided that in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to this Section 4.07(b)(1) (except in the case of any revolving Indebtedness, including but not limited to any revolving credit facilities under the Senior Credit Facilities Agreement (but not including the Bridge Facility to the extent the Bridge Facility is revolving Indebtedness), which was drawn for bona fide business purposes and not with the intent to circumvent the requirements set forth in this Section 4.07(b)(1)), the Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed;

(2) to prepay, repay, purchase or redeem any Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Parent or any Restricted Subsidiary or any Subordinated Indebtedness);

(3) to make an offer to the Holders to prepay, repay, purchase or redeem Notes in accordance with the provisions set forth below for an Asset Disposition Offer (provided that Notes of $200,000 or less may only be tendered and repurchased in whole and not in part);

(4) to prepay, repay, purchase or redeem other Senior Secured Indebtedness selected by the Parent at its discretion (i) at a price of no more than 100% of the principal amount of such Senior Secured Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment, purchase or redemption, (ii) through repurchase of such Senior Secured Indebtedness in the open market or (iii) pursuant to the contractual optional redemption or voluntary prepayment provisions applicable thereto; or

provided that in the case of the prepayment, repayment, purchase or redemption of Senior Secured Indebtedness pursuant to Section 4.07(b)(1) or 4.07(b)(4) (other than Senior Credit Facilities remaining outstanding as of the Moonlight Notes Issue Date with a Stated Maturity in 2025 or 2026 or any Bridging Debt), the Issuer makes an offer to the Holders to purchase their Notes in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such Senior Secured Indebtedness that is being prepaid, repaid, purchased or redeemed;

(5) any combination of the foregoing, and with such combination and any allocation to Sections 4.07(b)(1), 4.07(b)(2), 4.07(b)(3) or 4.07(b)(4) to be at the sole discretion of the Parent;

(c) In relation to any Asset Disposition (including any Sale and Leaseback Transaction), if, after giving pro forma effect to such Asset Disposition and the receipt of Net Available Cash therefrom, the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries is equal to or less than 4.25 to 1.00, the Parent or such Restricted Subsidiary, as the case may be, may apply any portion of such Net Available Cash that has not been and is not required to be applied in accordance with Section 4.07(b), to the extent the Parent or such Restricted Subsidiary elects, in its sole discretion:

(1) to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within three hundred and sixty five (365) days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such investment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors or an Officer of the Parent that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within one hundred and eighty (180) days of such 365th day;

(2) to make a capital expenditure within three hundred and sixty five (365) days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such capital expenditure made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors or an Officer of the Parent that is executed or approved within such time will satisfy this requirement, so long as such capital expenditure is consummated within one hundred and eighty (180) days of such 365th day; or

(3) any combination of Sections 4.07(c)(1) or 4.07(c)(2), and with such combination and any allocation to Sections 4.07(b)(1), 4.07(b)(2), 4.07(b)(3), 4.07(b)(4) or 4.07(b)(5) to be at the sole discretion of the Parent.

(d) Pending the final application of any such Net Available Cash in accordance with Section 4.07(b) or 4.07(c), the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(e) If an amount less than the Net Available Cash from Asset Dispositions is applied or invested or committed to be applied or invested, or offered to be applied or invested, as provided in Section 4.07(c), an amount equal to the difference will be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day (or the 546th day, in the case of any Net Available Cash committed to be used pursuant to a definitive binding agreement or commitment approved by the Board of Directors or an Officer of the Parent pursuant Section 4.07(c)) after the later of: (i) the date of an Asset Disposition; and (ii) the receipt of such Net Available Cash from such Asset Disposition, or at such earlier date as the Parent elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds €75.0 million, the Issuer will within ten (10) Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuer elects, to all holders of other outstanding Senior Secured Indebtedness to purchase the maximum principal amount of Notes and to repay, prepay or purchase any such Senior Secured Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and not more than 100% of the principal amount of such Senior Secured Indebtedness plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in this Indenture or the agreements governing such Senior Secured Indebtedness and which may include in the case of such Senior Secured Indebtedness such higher price as may be contemplated by the agreement governing such Indebtedness (provided that Notes of $200,000 or less may only be tendered and repurchased in whole and not in part). The Issuer will deliver notice of such Asset Disposition Offer electronically (or in the alternative, if electronic communications are not feasible, by first-class mail), with a copy to the Trustee, the relevant Paying Agent and each Holder at the address of such Holder appearing in the Securities Register, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than ten (10) days and no later than sixty (60) days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuer may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant three hundred and sixty five (365) days (or such longer period provided above) (the “Asset Disposition Offer Period”) or with respect to any unapplied Excess Proceeds.

(f) To the extent that the aggregate amount of Notes and Senior Secured Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture and its obligation to make an Asset Disposition Offer from such remaining Excess Proceeds shall be deemed discharged. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Senior Secured Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Issuer shall allocate the Excess Proceeds among the Notes and such Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and such Indebtedness.

(g) For the purposes of calculating the principal amount of any such indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amount into its Euro Equivalent amount determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuer may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuer may use such Net Available Cash for any purpose not prohibited by this Indenture.

(h) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than euro, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in euro that is actually received by the Issuer upon converting such portion into euro.

(i) For the purposes of Section 4.07(a)(2), the following will be deemed to be cash consideration:

(1) the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise of the Parent or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within one hundred and eighty (180) days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Parent or any Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) received after the Moonlight Notes Issue Date from Persons who are not the Parent or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of €30.0 million and 0.75% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) any combination of the consideration specified in Sections 4.07(i)(1) through 4.07(i)(5).

(j) To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(k) Notwithstanding any other provision in this Indenture to the contrary, the provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.08 Limitation on Affiliate Transactions.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Parent (such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of €5.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of €20.0 million, the terms of such transaction or series of related transactions have been approved by a majority of the members of the Board of Directors of the Parent resolving that such transaction complies with Section 4.08(a)(1).

(b) The provisions of Section 4.08(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.04, any Permitted Payments (other than pursuant to Section 4.04(b)(9)(B)(y)) or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company, restricted stock plans, long term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent, in each case in the ordinary course of business or consistent with past practice;

(3) the entering into any agreement to pay and the payment of any Management Advances (including any waiver or transaction with respect thereto) and the payment of any fees and expenses related to the Transactions;

(4) any transaction between or among the Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries or any Receivables Subsidiary;

(5) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Parent, any Restricted Subsidiary or any Holding Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the Transactions and the entry into and performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Moonlight Notes Issue Date or entered into in connection with the Transactions, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors or an Officer of the Parent and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(7) the execution, delivery and performance of any Tax Sharing Agreement and the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business or consistent with past practice;

(8) transactions with customers, clients, landlords, suppliers or purchasers or sellers of goods or services, which, in each case, are in the ordinary course of business or consistent with past practice and are either fair to the Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or an Officer of the Parent or the relevant Restricted Subsidiary or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction in the ordinary course of business or consistent with past practice between or among the Parent or any Restricted Subsidiary and any Affiliate of the Parent or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary or any Affiliate of the Parent or a Restricted Subsidiary or any Affiliate of any Permitted Investor owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors or an Officer of the Parent in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement, as applicable;

(11) without duplication in respect of payments made pursuant to Section 4.08(b)(12): (a) payments by the Parent or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly, including through any Holding Company) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed €3.0 million in each twelve (12) month period that has commenced since the Moonlight Notes Issue Date (with unused amounts in each such twelve month period being carried over to the succeeding twelve month period) and (b) customary payments by the Parent or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly, including through any Holding Company) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this Section 4.08(b)(11)(b) are approved by the Board of Directors or an Officer of the Parent in good faith;

(12) payment to any Permitted Investor of all reasonable out of pocket expenses Incurred by such Permitted Investor in connection with its direct or indirect investment in the Parent and its Subsidiaries;

(13) transactions in which the Parent delivers to the Trustee a letter from an Independent Financial Adviser stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.08(a)(1);

(14) any transaction effected as part of a Qualified Receivables Financing;

(15) any participation in public tender or exchange offers for securities or debt instruments issued by the Parent or any of its Subsidiaries that are conducted on arms’ length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer; and

(16) any transaction effected as part of, or in connection with, a Permitted Reorganization or in connection with an Initial Public Offering in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 4.20.

Section 4.09 Limitation on Liens.

(a) Midco will not and the Parent will not, and the Parent will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon, in the case of Midco, any of its property or assets (including Capital Stock of the Parent) that constitutes Collateral, and, in the case of the Parent and each of its Restricted Subsidiaries, any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (1) in the case of any property or asset that does not constitute Collateral, (i) Permitted Liens or (ii) Liens on property or assets that are not Permitted Liens if the Notes, the Notes Guarantees and this Indenture are directly secured, subject to the Agreed Security Principles, equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (2) in the case of any property or assets that constitute Collateral, Permitted Collateral Liens.

(b) Any such Lien created in favor of the Notes under Section 4.09(a)(1)(ii) will be automatically and unconditionally released and discharged upon (a) the release and discharge of the Initial Lien to which it relates and (b) otherwise as set forth under Section 10.04.

(c) With respect to any Lien securing Indebtedness that was permitted pursuant to Section 4.09(a), to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing such Indebtedness.

(d) Notwithstanding anything to the contrary in this Indenture, no property or asset of Midco, the Parent, or any Restricted Subsidiary that is subject to a floating charge only (and not to any other Lien) under any Security Document shall be deemed Collateral (for purposes of determining whether a Permitted Lien is permitted over such asset or property) pursuant to this Section 4.09 for so long as such floating charge has not crystallized into a fixed charge.

Section 4.10 Impairment of Security Interests.

Midco and the Parent shall not, and the Parent shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security Interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and Midco and the Parent shall not, and the Parent shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral, except that (a) Midco, the Parent and any Restricted Subsidiary may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of creating, Incurring or suffering to exist (i) Permitted Collateral Liens or (ii) Permitted Liens over any property or asset of Midco, the Parent or any Restricted Subsidiary that is subject to a floating charge only (and not any other Lien) under any Security Document, for so long as such a floating charge has not crystallized into a fixed charge, (b) Midco, the Parent and any Restricted Subsidiary may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of undertaking a Permitted Reorganization or in connection with any transaction not prohibited by the covenant set forth under Article 5, (c) the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, (d) the applicable Security Documents may be amended from time to time to (i) cure any ambiguity, mistake, omission, defect, error or inconsistency therein, (ii) add to the Collateral, (iii) evidence the succession of another Person to Midco, the Parent or any Restricted Subsidiary providing Collateral and the assumption of such successor of the obligations under this Indenture, the Notes, the Existing Indentures, the Existing Notes, the Bridge Facility (to the extent not Incurred under the Senior Credit Facilities Agreement), the Intercreditor Agreement and/or the Security Documents, in each case, including in accordance with Article 5 or (iv) evidence and provide for the acceptance of the appointment of a successor trustee pursuant to the terms of the Existing Indentures or this Indenture, as applicable, or evidence and provide for the acceptance of the appointment of a successor Security Agent, (e) Midco, the Parent and any Restricted Subsidiary may amend the Security Interests in any manner that does not adversely affect Holders in any material respect (as determined in good faith by the Parent) and (f) the Security Interests and the related Security Documents may be amended, extended, renewed, restated, supplemented, replaced or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets); provided, however, that in the case of this Section 4.10(f), the Security Documents may not be amended, extended, renewed, restated, supplemented, replaced or otherwise modified or released, unless contemporaneously with any such action, the Parent delivers to the Trustee, either (x) a solvency opinion, in a form reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Parent and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release, (y) a certificate from the Board of Directors of the relevant Person, in a form reasonably satisfactory to the Trustee, which confirms the solvency of the Person granting such Security Interest, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release, or (z) an Opinion of Counsel, in a form reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, replace, modified or released are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, replacement, modification or release. In the event that Midco, the Parent or any Restricted Subsidiary complies with the requirements of this Section 4.10, the Trustee and the Security Agent shall (subject to customary protections and indemnifications and each of the Trustee and the Security Agent being indemnified and secured to its satisfaction) consent to such amendment, extension, renewal, restatement, supplement, replacement or other modification or release without the need for instructions from the Holders.

Section 4.11 [Reserved].

Section 4.12 [Reserved].

Section 4.13 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless (i) a third party makes a change of control offer as described in this Section 4.13 or (ii) the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described in paragraph 5 of the Notes, the Issuer will make an offer to purchase all of the Notes (provided that Notes of $200,000 or less may only be tendered and repurchased in whole and not in part) pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding Interest Payment Date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date.

(b) Within sixty (60) days following any Change of Control, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically (or in the alternative, if electronic communications are not feasible by first-class mail), with a copy to the Trustee, to each Holder at the address of such Holder appearing in the Securities Register, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than thirty (30) days and no later than the later of (x) sixty (60) days from the date such notice is delivered and (y) the date of completion of the Change of Control, pursuant to the procedures set forth in Section 3.03 and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control:

(1) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) stating the repurchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered pursuant to the procedures set forth in Section 3.03) (the “Change of Control Payment Date”) and the record date;

(3) stating that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date unless the Change of Control Payment is not paid, and that any Notes or part thereof not tendered will continue to accrue interest;

(4) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(5) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(6) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portion thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with an agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(3) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Issuer in the Change of Control Offer; and

(4) deliver, or cause to be delivered, to the relevant Transfer Agent for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d) An agent will promptly cause to be delivered by way of wire transfer in accordance with the Holder’s account details set forth in the Securities Register (or in the alternative, if wire transfers are not feasible, by check sent to the address of the Holder entitled thereto as shown in the Securities Register for the Notes), at the Issuer’s expense, to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Registrar will, upon delivery of an Officer’s Certificate from the Company, note by pool factor decrease in the Securities Register the principal amount of the Notes so redeemed with respect to each Holder.

(e) The provisions of this Section 4.13 will be applicable whether or not any other provisions of this Indenture are applicable.

(f) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described in paragraph 5 of the Notes, unless and until there is a default in the payment of the applicable redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control; provided, however, that such Change of Control Offer is conditional upon such Change of Control.

(g) To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(h) Notwithstanding any other provision in this Indenture to the contrary, the provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.14 Additional Notes Guarantees.

(a) Notwithstanding anything to the contrary in this Section 4.14, and subject to the Agreed Security Principles, no Restricted Subsidiary (other than the Issuer) shall Guarantee or otherwise become liable for any Indebtedness outstanding under (i) the Senior Credit Facilities, the Second Lien Credit Facilities, the Bridge Facility (to the extent not Incurred under the Senior Credit Facilities Agreement) or any Credit Facilities that refinance or replace any amounts outstanding under such facilities, any successor facilities thereof or the Existing Notes or (ii) any Public Debt, in each case, of the Issuer or a Guarantor unless such Restricted Subsidiary is or becomes a Guarantor reasonably promptly after the date upon which the Guarantee of such other Indebtedness is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Restricted Subsidiary will provide a Notes Guarantee, which Notes Guarantee will be senior to or pari passu, as applicable, with such Restricted Subsidiary’s Notes Guarantee of such other Indebtedness; provided, however, that such Restricted Subsidiary shall not be obligated to become such a Guarantor to the extent and for so long as the Incurrence of such Notes Guarantee is contrary to the Agreed Security Principles or could give rise to or result in:

(1) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules, retention of title claims or the laws, rules or regulations (or analogous restriction) of any applicable jurisdiction;

(2) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or

(3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses. At the option of the Parent, any Notes Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law (including any usury laws).

(b) Future Notes Guarantees granted pursuant to this Section 4.14 shall be released in accordance with the provisions of Section 11.06, or in accordance with the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement, or the Security Documents. A Notes Guarantee of a future Guarantor may also be released at the option of the Parent if at the date of such release there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee and the Security Agent shall each take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by the Issuer to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

Section 4.15 Additional Intercreditor Agreements.

(a) At the request of the Parent, in connection with the Incurrence by the Parent or its Restricted Subsidiaries of (x) any Indebtedness secured on Collateral or as otherwise not prohibited hereunder; and (y) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (x), the Parent or the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders (taken as a whole)), including substantially the same terms with respect to release of Notes Guarantees and priority and release of the Security Interests; provided that (1) such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, protections, indemnifications, liabilities or immunities of the Trustee or Security Agent under this Indenture, any Additional Intercreditor Agreement or the Intercreditor Agreement; and (2) if more than one such intercreditor agreement is outstanding at any one time, the correlative terms of such intercreditor agreements must not conflict.

(b) At the direction of the Parent and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (2) increase the amount or types (including new Credit Facilities) of Indebtedness covered by any such agreement that may be Incurred by the Parent or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (3) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Notes (including Additional Notes), (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes, (6) facilitate a Permitted Reorganization, (7) implement any Permitted Collateral Liens, (8) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (9) make any other change to any such agreement that does not adversely affect the Holders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Notes and the Notes Guarantees are secured by first-ranking Liens over the Collateral. The Parent shall otherwise be entitled to direct the Trustee or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement with the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), except as otherwise permitted by Article 9 and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or the Security Agent or, in the reasonable opinion of the Trustee or Security Agent, adversely affect their rights, duties, liabilities or immunities under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and the Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.04.

(d) Each Holder of a Note, by accepting a Note, will be deemed to have:

(1) appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions;

(2) agreed to be bound by the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents; and

(3) irrevocably appointed the Security Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents (including the execution of, and compliance with, any waiver, modification, amendment, renewal or replacement expressed to be executed by the Trustee or the Security Agent on its behalf).

Section 4.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) Subject to Section 4.04(e), the Parent may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 4.04 or under one or more clauses of the definition of Permitted Investments, as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(c) Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary (and any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary) will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 4.04. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date pursuant to Section 4.06, the Parent will be in default of Section 4.06.

(d) The Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 4.06 (including pursuant to Section 4.06(b)(5) treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Relevant Testing Period; and (b) no Default or Event of Default would be in existence immediately following such designation.

Section 4.17 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer or any Guarantor (including any successor entity) (each, a “Payor”) in respect of the Notes or with respect to any Notes Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law or by the relevant taxing authority’s interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction from or through which payment on any such Note is made or any political subdivision or governmental authority thereof or therein having the power to tax (including the jurisdiction of the Paying Agent); or

(2) any other jurisdiction in which a Payor is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of the Payor with respect to any Note or any Notes Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (including in the form of additional PIK Interest in case such additional amounts relate to PIK Interest) (the “Additional Amounts”) as may be necessary in order that the net amounts received by each Holder in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amounts which would have been received by each Holder in respect of such payments on any such Note or Notes Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(A) any Taxes, to the extent such Taxes would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in or place of management present or deemed present in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Notes Guarantee;

(B) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request by or on behalf of the Payor addressed to the Holder or beneficial owner, after reasonable notice (at least thirty (30) days before any such withholding or deduction would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a law, statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, all or part of such Tax, but, in each case, only to the extent the Holder or beneficial owner is legally entitled to do so;

(C) any Taxes, to the extent such Taxes are imposed as a result of the presentation of the Note for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than thirty (30) days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the Holder;

(D) any Taxes that are payable otherwise than by deduction or withholding from a payment with respect to the Notes or with respect to any Notes Guarantee;

(E) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(F) any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code or otherwise imposed pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code, in each case, as of the Issue Date (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or similar law or regulation implementing an intergovernmental agreement relating thereto;

(G) any tax that is imposed or levied by the Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(H) any combination of Sections 4.17(a)(A) through 4.17(a)(G).

(b) In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or any Person other than the beneficial owner of the Notes, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or beneficial owner held such Notes directly.

(c) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Payor will use reasonable endeavors to obtain and provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, or if such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Trustee (with a copy to the Paying Agent). Such copies shall be made available to the Holders upon reasonable request and will be made available at the offices of the Paying Agent.

(d) If any Payor is obligated to pay Additional Amounts with respect to any payment made on any Note or any Notes Guarantee, at least thirty (30) days prior to the date of such payment, the Payor will deliver to the Trustee and the relevant Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the relevant Paying Agent to pay Additional Amounts on the relevant payment date (unless such obligation to pay Additional Amounts arises less than forty five (45) days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the relevant Paying Agent shall be entitled to rely conclusively on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e) Wherever in this Indenture or the Notes there is mentioned, in any context:

(1) the payment of principal;

(2) redemption prices or purchase prices in connection with a redemption or purchase of the Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes or any Notes Guarantee,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The Payor will pay each applicable Holder for any present or future stamp, issue, registration, court or documentary taxes, or similar charges or levies (including any related interest or penalties with respect thereto) or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, issuance, delivery, registration, enforcement of, or receipt of payments with respect to any Notes, any Notes Guarantee, this Indenture, or any other document or instrument in relation thereto and limited, solely to the extent of such taxes or similar charges or levies imposed in a Relevant Taxing Jurisdiction that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under Sections 4.17(a)(A) through 4.17(a)(C) and Sections 4.17(a)(E) through 4.17(a)(H) (for purposes of this sentence, with Section 4.17(a)(H) not including a reference to Section 4.17(a)(D)).

(g) The obligations of this Section 4.17 will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner, and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes (or any Notes Guarantee) is made by or on behalf of such Person, or any political subdivision or taxing authority or agency thereof or therein.

Section 4.18 [Reserved].

Section 4.19 Financial Calculations.

When calculating the satisfaction of or availability under any basket or ratio under this Indenture (including those based on Consolidated EBITDA, Total Assets, Consolidated Senior Secured Net Leverage Ratio and/or Consolidated Net Leverage Ratio), in each case, in connection with any acquisition, disposition, merger, joint venture, Investment, Incurrence or other similar transaction where there is a time difference between commitment and closing or Incurrence (including in respect of Incurrence of Indebtedness, Restricted Payments and Permitted Investments), the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Parent, either be (x) the date the definitive agreements for such acquisition, disposition, merger, joint venture, investment, Incurrence or other similar transaction are entered into or (y) the date of the committed financing papers providing for the financing of all or a portion of the amounts payable in such transactions, and in each of the foregoing clause (x) and clause (y), such baskets or ratios shall be calculated on a pro forma basis after giving effect to such acquisition, disposition, merger, joint venture, Investment, Incurrence or similar transaction and the other transactions to be entered into in connection therewith (including any Restricted Payment, Permitted Investment, Asset Disposition, Incurrence of Indebtedness and the use of proceeds thereof (including any acquisition completed using such proceeds) and any other acquisition, disposition, merger, joint venture Investment or other similar transaction that is at the time of determination the subject of a definitive agreement) as if they occurred at the beginning of the applicable Relevant Testing Period for purposes of determining the ability to consummate any such transaction (and not for purposes of any subsequent availability of any basket or ratio). For the avoidance of doubt, (1) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA, Total Assets, Consolidated Net Leverage, Senior Secured Indebtedness or cash and Cash Equivalents of the Parent or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the transactions are permitted hereunder; and (2) such baskets or ratios shall not be tested at the time of consummation of such transaction or related transactions; provided further that if the Parent elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Restricted Payment, Permitted Investment, Asset Disposition or Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such transactions.

Section 4.20 IPO Pushdown.

(a) On, in contemplation of, or following an IPO Event, the Parent shall be entitled to require (by written notice to the Trustee (a “Pushdown Notice”)) that the terms of this Indenture and the Intercreditor Agreement (or any Additional Intercreditor Agreement) shall operate (with effect from the date specified in the relevant Pushdown Notice) on the basis that:

(1) references to the Parent and Restricted Subsidiaries (and all related provisions) shall apply only to the IPO Pushdown Entity (as defined below) and its Restricted Subsidiaries from time to time;

(2) all financial ratio, basket calculations and financial definitions shall exclude any Parent Entity of the IPO Pushdown Entity and, subject to Section 4.02, all reporting obligations shall be assumed at the level of the IPO Pushdown Entity;

(3) each reference in this Indenture and/or the Intercreditor Agreement (or any Additional Intercreditor Agreement) to the “Parent” shall be deemed to be a reference to the IPO Pushdown Entity (to the extent applicable and unless the context requires otherwise); provided that nothing in this Section 4.20(a), including the deeming construct contemplated by this Section 4.20(a)(3) and any action taken by the IPO Pushdown Entity prior to it being deemed to be the Parent, shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any covenant or other term in this Indenture or a Default or an Event of Default;

(4) none of the representations, warranties, undertakings, covenants or Events of Default in this Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement) or the Security Documents shall apply to any entity of which the IPO Pushdown Entity is a Subsidiary (whether in its capacity as a Guarantor in respect of the Notes or otherwise);

(5) no event, matter or circumstance relating to any Parent Entity of the IPO Pushdown Entity (whether in its capacity as a Guarantor in respect of the Notes or otherwise) shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any covenant or other term in this Indenture or a Default or an Event of Default;

(6) each Parent Entity of the IPO Pushdown Entity shall be irrevocably and unconditionally released from all obligations under this Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement) and any security granted by any such Parent Entity (subject to Section 4.20(a)(1));

(7) unless otherwise notified by the Parent: (A) each Person which is party to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a “Subordinated Creditor” (as such term is defined in the Intercreditor Agreement) shall be irrevocably and unconditionally released from the Intercreditor Agreement (or any Additional Intercreditor Agreement) and all obligations and restrictions under the Intercreditor Agreement or any Additional Intercreditor Agreement (and from the date specified by the Parent that Person shall cease to be party to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a Subordinated Creditor and shall have no further rights or obligations under the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a Subordinated Creditor); and (B) there shall be no obligation or requirement for any Person to become party to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a Subordinated Creditor; and

(8) in the event that any Person is released from or does not become party to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a Subordinated Creditor as a consequence of this Section 4.20(a), any term of this Indenture and/or the Intercreditor Agreement (or any Additional Intercreditor Agreement) which requires or assumes that any Person be a Subordinated Creditor or that any liabilities or obligations to such Person be subject to the Intercreditor Agreement (or any Additional Intercreditor Agreement) or otherwise subordinated shall cease to apply.

(b) A Pushdown Notice may not be delivered if a Default or Event of Default has occurred and is continuing (disregarding any Default or Event of Default that could be deemed to arise in connection with the transactions contemplated by this provision).

(c) The Trustee and the Security Agent, as applicable, shall be required to enter into any amendment to this Indenture or amendment to or replacement of the Intercreditor Agreement (or any Additional Intercreditor Agreement) or the Security Documents, as applicable, required by the Parent in writing and/or take such other action as is required by the Parent in order to facilitate or reflect any of the matters contemplated by Section 4.20(a) (the “IPO Pushdown”); provided that such amendment, replacement or other document or instrument does not impose any personal obligations on the Trustee or the Security Agent or, in the opinion of the Trustee or the Security Agent, does not affect the rights, duties, liabilities, indemnification or immunities of the Trustee or the Security Agent under such amendment replacement or other document or instrument. The Trustee, the Security Agent and any other agents party thereto are each irrevocably authorized and instructed by the Holders (without any consent by the Holders) to execute any such amended or replacement documents and/or take other such action on behalf of the Holders (and shall do so on the request of and at the cost of the Parent).

(d) For the purpose of this Section 4.20, the “IPO Pushdown Entity” shall be any Restricted Subsidiary notified to the Trustee by the Parent in writing as the Person to be treated as the IPO Pushdown Entity in relation to the relevant IPO Event; provided that (i) the IPO Pushdown Entity shall be a Restricted Subsidiary which will issue shares, or whose shares are to be sold, pursuant to that IPO Event (or a Parent Entity of such member of the Group); (ii) the Issuer shall become a Restricted Subsidiary of the IPO Pushdown Entity and references to the Issuer shall be deemed to be references to the new Issuer designated by the Parent; provided that in no circumstance shall the Issuer be organized in a jurisdiction other than a Permissible Company Jurisdiction; and (iii) the Parent may not designate as the IPO Pushdown Entity any entity which is not a direct or indirect Parent Entity of the Restricted Subsidiaries constituting all or substantially all of the Group’s assets.

(e) If the Parent delivers a Pushdown Notice to the Trustee pursuant to Section 4.20(a) in relation to a contemplated IPO Event, it shall be entitled to revoke that Pushdown Notice at any time prior to the occurrence of the relevant IPO Event by written notice to the Trustee. In the event that any Pushdown Notice is revoked in accordance with this Section 4.20(e): (i) the provisions of Section 4.20(a)(1) through 4.20(a)(8) shall cease to apply in relation to that Pushdown Notice; (ii) if any security has been released pursuant to Section 4.20(a) in reliance on that Pushdown Notice, subject to the Agreed Security Principles, the Parent or the relevant Restricted Subsidiary shall as soon as reasonably practicable execute a replacement Security Document in respect of that security; and (iii) if any Person party to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a “Subordinated Creditor” has been released from the Intercreditor Agreement (or any Additional Intercreditor Agreement) pursuant to Section 4.20(a)(7) above in reliance on that Pushdown Notice, that Person shall as soon as reasonably practicable accede to the Intercreditor Agreement (or any Additional Intercreditor Agreement) as a Subordinated Creditor.

(f) For the avoidance of doubt: (i) nothing in Section 4.20(e) shall prohibit or otherwise restrict the Parent from delivering a further Pushdown Notice in relation to any actual or contemplated IPO Event; and (ii) revocation of a Pushdown Notice will not, and will not be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in this Indenture or the Intercreditor Agreement (or any Additional Intercreditor Agreement) or a Default or an Event of Default (whether by reason of any action or step taken by any Person, or any matter or circumstance arising or committed, while that Pushdown Notice was effective or otherwise).

Section 4.21 MFN.

(a) If a Specified RP Test Event shall have occurred or result therefrom, then neither the Parent nor any other Restricted Subsidiary shall Incur or otherwise establish any Specified New Indebtedness where such Specified New Indebtedness has an all-in yield (calculated on a fully drawn basis) above the corresponding all-in yield applicable to the Notes; provided that in determining the corresponding all-in yield applicable to the Notes for these purposes:

(1) original issue discount, arrangement, commitment, structuring, underwriting or upfront fees paid in connection with the Notes (based on a four (4) year average life to maturity or lesser remaining life to maturity) shall be included;

(2) any increase to the Margin of the Notes that became effective prior to the occurrence of the Specified RP Test Event shall be included;

(3) any decrease to the Margin of the Notes that became effective prior to the Specified RP Test Event shall be excluded; or

(4) any interest rate floor applicable to the Notes on the date of determination shall be equated to interest margin for determining the applicable all-in yield,

including, in each case, as a result of the actual implementation of market flex (the “MFN Rate”), unless the Margin on the Notes is increased (including, for the avoidance of doubt, pursuant to the leverage-based step-up) by an amount equal to the amount by which the all-in yield for such Specified New Indebtedness exceeds the applicable MFN Rate (and for the purposes of calculating the all-in yield of any Specified New Indebtedness for such purposes (i) any amounts in a currency which is not U.S. Dollars shall be converted to U.S. Dollars at the Spot Rate of Exchange and (ii) for the avoidance of doubt, the calculation of fees and interest rate floor, if any, set out in paragraphs (1) and (4) shall also apply to the Specified New Indebtedness.

(b) Any Specified New Indebtedness may only amortize at a percentage rate per annum of the original principal amount of that Specified New Indebtedness prior to the final maturity for the Notes as at the date of this Indenture (or, if at, or prior to, such time the Notes have been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Specified New Indebtedness, any amortization profile) if the Holders of the Notes are also offered the same percentage amortization prepayment per annum for the corresponding year. Any Specified New Indebtedness must have a Stated Maturity that is equal to or after the Stated Maturity of the Notes.

ARTICLE 5

MERGER AND CONSOLIDATION

Section 5.01 The Parent.

(a) The Parent will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1) the Successor Company (if not the Parent) will be a Person organized and existing under the laws of any Permissible Company Jurisdiction and the Successor Company (if not the Parent) will expressly assume (subject in each case to any limitation contemplated by the Agreed Security Principles): (a) all the obligations of the Parent under this Indenture; and (b) to the extent required by applicable law to effect such assumption, all obligations of the Parent, as applicable, under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be permitted to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.06(a); and

(4) the Parent or the Successor Company, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (in the case of the Successor Company) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (in the case of a Successor Company) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to the satisfaction of Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(3).

(b) Any Indebtedness that becomes an obligation of the Parent or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.06.

(c) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent, which properties and assets, if held by the Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent, as the case may be.

(d) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture.

(e) Notwithstanding (i) Sections 5.01(a)(2), 5.01(a)(3) and 5.03 (which do not apply to transactions referred to in this Section 5.01(e)); and (ii) other than with respect to Section 5.01(c), Section 5.01(a)(4): (A) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Parent and (B) any Restricted Subsidiary that is not a Guarantor or the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.

(f) Notwithstanding Sections 5.01(a)(2) and 5.01(a)(3) (which do not apply to the transactions referred to in this Section 5.01(f)), the Parent may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Parent to a Permissible Company Jurisdiction, reincorporating the Parent in a Permissible Company Jurisdiction, or changing the legal form of the Parent.

(g) The foregoing provisions of this Section 5.01 (other than the requirements of Section 5.01(a)(2)) will not apply to the creation of a new subsidiary as a Restricted Subsidiary.

Section 5.02 The Issuer.

(a) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) (if not the Issuer) will be a Person organized and existing under the laws of any Permissible Company Jurisdiction and the Successor Issuer (if not the Issuer) will expressly assume (subject in each case to any limitation contemplated by the Agreed Security Principles): (a) all the obligations of the Issuer under this Indenture; and (b) to the extent required by applicable law to effect such assumption, all obligations of the Issuer, as applicable, under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Parent or the Successor Company as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (in the case of the Successor Issuer) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (in the case of a Successor Issuer) is a legal and binding agreement enforceable against the Successor Issuer; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to the satisfaction of Section 5.02(a)(1) and 5.02(a)(2).

(b) The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture.

(c) Notwithstanding Sections 5.02(a)(2) and 5.03 (which do not apply to transactions referred to in this Section 5.02(c)): (i) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer and (ii) any Restricted Subsidiary that is not a Guarantor or the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.

(d) Notwithstanding Section 5.02(a)(2) (which does not apply to the transactions referred to in this Section 5.02(d)), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated and organized for the purpose of changing the legal domicile of the Issuer to a Permissible Company Jurisdiction, reincorporating the Issuer in a Permissible Company Jurisdiction, or changing the legal form of the Issuer.

Section 5.03 The Guarantors (other than the Parent).

(a) No Guarantor may (other than a Guarantor whose guarantee is to be released in accordance with the terms of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement or the Parent):

(1) consolidate with or merge with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge with or into such Guarantor,

unless:

(A) the other Person is the Parent or any Restricted Subsidiary that is the Issuer or a Guarantor or becomes a Guarantor; or

(B) (i) either (x) such Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes (in each case subject to any limitation contemplated by the Agreed Security Principles) all of the obligations of such Guarantor under this Indenture and, to the extent required by applicable law to effect such assumption, the obligations under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents to which it is a party; and (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of such Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Indenture.

(b) Notwithstanding Sections 5.03(a)(3)(B), 5.01 and 5.02, (i) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor; and (ii) if there is more than one Guarantor, any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Guarantor.

(c) Notwithstanding Section 5.03(a)(3)(B)(ii) (which does not apply to the transactions referred to in this Section 5.03(c)), a Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for thirty (30) days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by Midco, the Parent, the Issuer, or any Guarantor to comply for sixty (60) days (or, in the case of an obligation set out in Section 4.02, ninety (90) days) after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture;

(4) the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Parent or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”),

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates €100.0 million or more at any one time outstanding;

(5) any of the following occurs (the “bankruptcy provisions”):

(A) a decree or order for relief in respect of Midco, the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction or becomes unconditional and any such decree or order for relief shall be unstayed and in effect for a period of sixty (60) consecutive days;

(B) a custodian, administrative receiver, receiver, liquidator, administrator, trustee, sequestrator or similar official under any Bankruptcy Law is appointed in respect of Midco, the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or for all or substantially all of its respective properties and any such appointment shall be unstayed and in effect for a period of sixty (60) consecutive days;

(C) Midco, the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary):

(i) files a petition, application, answer, proposal or consent seeking reorganization or relief in a voluntary case under any applicable Bankruptcy Law with respect to Midco, the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary);

(ii) consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency proceeding with respect to Midco, the Parent, the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary);

(iii) other than on a solvent basis consents to the appointment of, or taking possession by, a custodian, administrative receiver, receiver, liquidator, administrator, assignee, trustee, sequestrator or similar official under any Bankruptcy Law, with respect to itself or for all or substantially all of its respective properties;

(iv) other than on a solvent basis makes a general assignment for the benefit of its creditors; or

(v) expressly admits in writing that it is insolvent or unable to pay its debts generally as they become due,

which, in each case other than clause (iv) or clause (v) of this Section 6.01(a)(5)(C), is sanctioned by a court and becomes unconditional;

or the equivalent of any of the foregoing occurs in any relevant jurisdiction;

(6) failure by the Parent, the Issuer or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of €100.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days (after receipt of notice from the Trustee) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(7) any Security Interest under the Security Documents having a fair market value in excess of €100.0 million shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release of any such Security Interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Parent, or any Restricted Subsidiary shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for ten (10) days (the “security default provisions”); provided that the granting of a Permitted Lien over any property or asset of Midco, the Parent, or any Restricted Subsidiary that is subject to a floating charge only (and not any other Lien) under any Security Document, for so long as such a floating charge has not crystallized into a fixed charge, shall not be deemed a breach of this security default provision; and

(8) any Notes Guarantee by a Guarantor that is a Significant Subsidiary (or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary (or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Notes Guarantee, other than in accordance with the terms of such Notes Guarantee, this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement (including with respect to any Notes Guarantee limitations and the Agreed Security Principles) and any such Default continues for ten (10) days (the “guarantee default provisions”).

(b) Notwithstanding the foregoing, a Default under Section 6.01(a)(4) or 6.01(a)(6) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to such Sections 6.01(a)(4) and 6.01(a)(6), the Issuer does not cure such Default within sixty (60) days after receipt of such notice.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee (subject to the conditions set forth in Section 6.06) at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within thirty (30) days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(b) If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

(a) Subject to Section 9.02, the Holders of a majority in principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium, interest or Additional Amounts which may only be waived with the consent of Holders of not less than 90% of the aggregate principal amount of the outstanding Notes) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate or host a conference call pursuant to any other provision of this Indenture shall be deemed to be cured upon the fulfilment of such requirements, the delivery of any such report required by such covenant or such notice or certificate or the hosting of any such conference call as are prescribed by such undertakings or covenants, as applicable, even though such fulfilment, delivery or hosting is not within the prescribed period specified in this Indenture.

Section 6.05 Control by Majority.

Other than in instances in which this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents permit the Trustee or the Security Agent to act without instructions from Holders or with instructions given by Holders of a lower percentage of principal amount of Notes outstanding, the Holders of a majority in aggregate principal amount of the outstanding Notes shall be entitled to (i) direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture (ii) give instructions to the Security Agent for the purpose of taking, ceasing or refraining from taking any enforcement action under the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, (iii) give instructions to the Security Agent for the purpose of granting or withholding any such consent or exercising any such remedy or power as may be required or contemplated under the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or (iv) give instructions to the Trustee for the purposes of giving or withholding any such consent, taking, ceasing or refraining from taking any such action or exercising any such remedy or power as may be contemplated under the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents. In the event an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines, without obligation, is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. The Trustee shall not have any obligation to ascertain whether Holders’ actions are unduly prejudicial to other Holders. Prior to taking any action under this Indenture at the request or direction of any of the Holders, the Trustee will be entitled to receive indemnification and/or security satisfactory to it in its sole discretion against all fees, losses, liabilities and expenses caused by taking or not taking such action.

Section 6.06 Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default, of which a Responsible Officer of the Trustee has been informed in writing, occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) such Holders have offered in writing and, if requested, provided to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

(d) the Trustee has not complied with such request within sixty (60) days after the receipt of the security and/or indemnity; and

(e) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such sixty (60) day period.

Section 6.07 [Reserved].

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.07.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable, if the Trustee or the Security Agent collects any money pursuant to this Article 6 or from the enforcement of any Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money in the following order:

First: to the Trustee, the Agents, the Security Agent, and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, disbursements, expenses and liabilities Incurred, and all advances made, by the Trustee, the Agents and the Security Agent (as the case may be) and the costs and expenses of collection and then to the Agents for amounts due to them;

Second: to Holders for amounts due and unpaid on the Notes for principal, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer, to a relevant Notes

Guarantor or to such party as a court of competent jurisdiction shall direct. The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15 Enforcement by Holders.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement and may not enforce the Security Documents except as provided in such Security Documents and subject to the Intercreditor Agreement or any Additional Intercreditor Agreement.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default, of which a Responsible Officer of the Trustee has been informed in writing, has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it hereunder and use the same degree of care that a prudent Person would use in conducting its own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee, the Security Agent and the Agents will be determined solely by the express provisions of this Indenture and the Intercreditor Agreement and the Trustee, the Security Agent and the Agents need perform only those duties that are specifically set forth in this Indenture and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee, the Security Agent and the Agents; and

(2) in the absence of gross negligence on its part, the Trustee, the Security Agent and the other Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee, the Security Agent and the other Agents and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) The Trustee and the Security Agent may not be relieved from liabilities for their own respective grossly negligent action, their own respective grossly negligent failure to act or willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee and the Security Agent will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee or the Security Agent was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05; provided, however, that the Trustee’s conduct does not constitute gross negligence or willful misconduct.

(d) Whether or not therein expressly so provided, every provision of this Indenture or the Intercreditor Agreement that in any way relates to the Trustee or the Security Agent is subject to Sections 7.01(a), 7.01(b) and 7.01(c).

(e) No provision of this Indenture or the Intercreditor Agreement will require the Trustee or the Security Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Security Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture or the Intercreditor Agreement at the request of any Holders, unless such Holder has offered to the Trustee and the Security Agent indemnity and/or security satisfactory to them in their sole discretion against any loss, liability or expense.

(f) The Trustee, the Paying Agent and the Security Agent will not be liable for interest on any money received by it except as the Trustee, the Paying Agent and the Security Agent may agree in writing with the Issuer. Money held whether in trust or otherwise by the Trustee, the Paying Agent and the Security Agent need not be segregated from other funds except to the extent required by law. No Agent shall be required to hold funds in trust.

(g) The Trustee shall not be deemed to have notice or any knowledge of any matter (including Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02 Rights of Trustee and the Security Agent.

(a) The Trustee and the Security Agent may conclusively rely and shall be fully protected in acting or refusing to act based upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Security Agent need not investigate any fact or matter stated in the document.

(b) Before the Trustee or the Security Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Security Agent may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c) The Trustee and the Security Agent may act through their attorneys and agents and rely on their advice and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture and the Intercreditor Agreement; provided, however, that the Trustee’s conduct does not constitute gross negligence or willful misconduct.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries (including, for the avoidance of doubt, the Issuer). In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or 6.01(a)(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g) The Trustee and the Security Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(h) The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured (and/or prefunded) to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, the Security Agent and by each agent (including the Agents) in their various capacities hereunder, custodian and other person employed to act hereunder. Absent gross negligence, or willful misconduct, the Security Agent, the Paying Agent, the Calculation Agent, the Registrar and the Transfer Agent shall not be liable for acting on instructions believed by it to be genuine and from the proper party.

(i) In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

(j) In no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, epidemic, pandemic, or the unavailability of the U.S. Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee or the Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(k) Neither the Trustee nor the Security Agent is required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture, the Intercreditor Agreement or the Notes.

(l) The permissive right of the Trustee and the Security Agent to take the actions permitted by this Indenture or the Intercreditor Agreement shall not be construed as an obligation or duty to do so.

(m) The Trustee and the Security Agent will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture or the Intercreditor Agreement by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(n) Notwithstanding anything else herein contained, the Trustee and the Security Agent may refrain without liability from doing anything that would or might in its reasonable opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation.

(o) The Trustee and the Security Agent shall not under any circumstances be liable for any consequential, special or indirect losses or punitive damages (including loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary (including, for the avoidance of doubt, the Issuer) or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p) The Trustee and the Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(q) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r) No provision of this Indenture shall require the Trustee and the Security Agent to do anything which, in their opinion, may be illegal or contrary to applicable law or regulation.

(s) The Trustee and the Security Agent may retain professional advisors to assist them in performing their duties under this Indenture. The Trustee and the Security Agent may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel.

(t) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and/or secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(3) any failure of the Security Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such Collateral;

(6) agreeing to any proposed course of action by the Security Agent which could result in the Trustee Incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Agent.

(u) The Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(v) The duties and obligations of the Trustee and the Security Agent shall be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable.

(w) The Trustee, the Security Agent and the Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted; provided that, for avoidance of doubt, the foregoing shall not affect the obligations of the Issuer under Section 4.17.

Section 7.03 Individual Rights of the Trustee and the Security Agent.

The Trustee, the Security Agent and any of the Agents in their respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights they would have if they were not Trustee, the Security Agent and the Agents. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04 Trustee’s and Security Agent’s Disclaimer.

The Trustee and the Security Agent will not be responsible for and make no representation as to the validity or adequacy of this Indenture, the Notes, any Guarantee, any Security Document, the Intercreditor Agreement or any Additional Intercreditor Agreement, they shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the Intercreditor Agreement other than its certificate of authentication. Nothing hereunder shall require the Trustee or the Security Agent to file any financing or continuation statements or record any documents or instruments in any public office at any time or otherwise perfect or maintain the perfection of any lien or security interest in the Collateral.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within sixty (60) days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a Responsible Officer of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee, the Security Agent and the Agents from time to time compensation for their acceptance of this Indenture and services hereunder as shall be separately agreed in writing from time to time between them. The Trustee’s, the Security Agent’s and the Agents’ compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee, the Security Agent and the Agents promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements, advances and expenses of the Trustee’s, the Security Agent’s and the Agents’ agents and counsel.

(b) The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee, the Security Agent and the Agents and their officers, directors, employees and agents against any and all losses, liabilities, taxes (other than net income or similar taxes) or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability, tax, fee or expense may be attributable to their gross negligence or willful misconduct. The Trustee, the Security Agent and the Agents will notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee, the Security Agent and the Agents to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. Except where, in the Trustee’s sole discretion, the interests of the Issuer and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Issuer or such Guarantor will defend the claim and the Trustee will provide reasonable cooperation in the defense. Any settlement which affects the Trustee may not be entered into without the written consent of the Trustee (such consent not to be unreasonably withheld), unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault or failure to act by or on behalf of the Trustee. The Trustee may have separate counsel of its choosing and the Issuer will pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its written consent, which consent will not be unreasonably withheld. For the avoidance of doubt, the Issuer will undertake commercially reasonable efforts to not, without the prior written consent of the Trustee, the Security Agent and/or the Agents, as applicable, settle any claim in respect of which indemnification may be sought (it being understood, for the avoidance of doubt, that such indemnification may not be sought under this Indenture or any Notes in relation to any gross negligence, willful misconduct or fraud by the Trustee), regardless of whether or not the Trustee, the Security Agent or the Agents are an actual or potential party thereto, unless such settlement (i) includes an express, complete and unconditional release of the Trustee, the Security Agent and/or the Agents, as applicable, with respect to all claims asserted in such litigation or proceeding, or relating to the engagement of the Trustee, the Security Agent or the Agents, such release to be set forth in an instrument signed by all parties to such settlement and (ii) does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Trustee, the Security Agent and/or the Agents, as applicable, or any of their affiliates. The Issuer shall consult with Trustee, the Security Agent or the Agents, as applicable, regarding any claim or settlement thereof and provide the Trustee, the Security Agent and the Agents, as applicable, with any reasonably requested information or copies of documents relating to a claim or settlement thereof.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or replacement of the Trustee, the Security Agent and any Agent, as applicable.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(5) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The indemnity contained in this Section 7.07 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee, the Security Agent or any Agent notwithstanding its resignation or retirement.

(g) For the avoidance of doubt, the rights, privileges, protections, immunities, indemnities and benefits given to the Trustee in this Article 7, including its right to be indemnified, are extended to, and shall be enforceable by each Agent and the Security Agent employed to act hereunder.

Section 7.08 Removal, Resignation and Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee. The Issuer shall be entitled to remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property;

(4) the Trustee otherwise becomes incapable of acting as Trustee hereunder; or

(5) the Trustee has or acquires a conflict of interest not eliminated in accordance with Section 7.03.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will deliver a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee or Agent by Merger, etc.

If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Agent, as the case may be.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is an entity established or registered under the laws of England and Wales, the United States of America or of any state thereof, or a European Union member state or a political subdivision thereof that is authorized under such laws to exercise corporate trustee power, and which is generally recognized as an entity which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Existing Moonlight Notes.

Section 7.11 Resignation of Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, appoint a successor Agent. The costs and expenses (including its counsels’ fees and expenses) Incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07. The Agents shall act solely as agents of the Issuer, except in the event of a Default or Event of Default, in which case the Trustee may, by notice in writing to the Issuer and the relevant Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Midco and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Notes Guarantees) and this Indenture, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Notes Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 and the other Sections of this Indenture referred to in Sections 8.02(a) and 8.02(b), and to have satisfied all their other obligations under such Notes, the Notes Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05;

(b) the Issuer’s obligations with respect to the Notes under Article 2;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Security Agent hereunder and the Issuer’s obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer, Midco, the Guarantors and each other Restricted Subsidiary will, subject to the satisfaction of the conditions set forth in Section 8.05, (a) be released from each of their obligations under Sections 4.02, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.13, 4.14, 4.15, 4.16, 5.01, 5.02 and 5.03 (other than with respect to Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(4)) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and (b) be released from the operation of Sections 6.01(a)(3) (other than with respect to Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(4)), 6.01(a)(4), 6.01(a)(5) (with respect only to a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) of the Parent), 6.01(a)(6), 6.01(a)(7) and 6.01(a)(8) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Notes Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.05, payment on the Notes may not be accelerated due to an Event of Default specified in Section 6.01(a)(3) (other than with respect to Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(4)), 6.01(a)(4), 6.01(a)(5) (with respect only to a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary) of the Parent), 6.01(a)(6), 6.01(a)(7) or 6.01(a)(8).

Section 8.04 Survival of Certain Obligations.

Notwithstanding Sections 8.02 and 8.03, the Issuer’s obligations under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 7.07, 7.08 and under this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations under Section 7.07 and 8.08 shall survive.

Section 8.05 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to Notes under either Section 8.02 or 8.03, the Issuer must irrevocably deposit in trust with the Trustee (or such entity designated by the Trustee for this purpose) for the benefit of the Holders of the Notes, cash in U.S. dollars or U.S. Government Securities or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to such Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption, and in order to exercise either defeasance option, the Issuer must comply with certain other conditions, including delivery to the Trustee of:

(a) an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(b) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(c) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Section 8.06 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07, (i) cash in euro, European Government Obligations or a combination thereof and (ii) cash in U.S. dollars, U.S. Government Securities or a combination thereof, deposited with the Trustee (or such entity designated by the Trustee for this purpose, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 in respect of the Notes will be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in euro, European Government Obligations or a combination thereof or cash in U.S. dollars, U.S. Government Securities or a combination thereof deposited pursuant to Section 8.05 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the applicable outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any cash in euro, European Government Obligations or a combination thereof or any cash in U.S. dollars, U.S. Government Securities or a combination thereof held by it as provided in Section 8.05 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.07 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Notes will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash in euro, European Government Obligations, or a combination thereof, or any cash in U.S. dollars, U.S. Government Securities, or a combination thereof in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Notes Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Parent, the Issuer, the Trustee and the other parties thereto (including, to the extent applicable, the Guarantors and Midco), as applicable, may amend or supplement any Notes Document to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, or conform any provision of the Notes, this Indenture or the Security Documents to any provision of the description thereof as set forth in the PIK Notes Purchase Agreement or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Parent or a Restricted Subsidiary under any Notes Document, including in connection with a Permitted Reorganization;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Notes Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Parent or any Restricted Subsidiary;

(5) make any change that would provide additional rights or benefits to the Trustee or the Holders or make any change (including changing the ISIN or other identifying number on any Notes) that does not adversely affect the rights of any Holder in any material respect;

(6) make such provisions as necessary (as determined in good faith by the Parent) for the issuance of Additional Notes that may be issued in compliance with this Indenture;

(7) provide for any Restricted Subsidiary to provide a Notes Guarantee in accordance with Section 4.06 or 4.14 to add Notes Guarantees, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Notes Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(8) evidence and provide for the acceptance and appointment under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Notes Document;

(9) in the case of the Security Documents, mortgage, pledge, hypothecate or grant a Security Interest in favor of the Security Agent for the benefit of the Holders or holders of Existing Notes or parties to the Senior Credit Facilities or the Second Lien Credit Facilities, in any property which is required by the Security Documents, the Existing Indentures, the Senior Credit Facilities or the Second Lien Credit Facilities (in each case, as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a Security Interest is required to be granted to the Security Agent, or to the extent necessary to grant a Security Interest in the Collateral for the benefit of any Person; in each case, provided that the granting of such Security Interest is not prohibited by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 4.10 is complied with;

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11) facilitate any transaction that complies with Section 4.07 or Article 5 relating to merger, consolidations and sales of assets;

(12) as provided in Section 4.15;

(13) at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the U.S. Trust Indenture Act of 1939, as amended, if such qualification is required; or

(14) make any amendment to the provisions of this Indenture to increase the Margin or conform to the amortization of any new Specified New Indebtedness in compliance with Section 4.21.

(b) In formulating its decisions on such matters, the Trustee and the Security Agent, as applicable, shall be entitled to require and rely absolutely on such evidence as it deems appropriate, including Officer’s Certificates and Opinions of Counsel.

(c) Notwithstanding anything to the contrary in this Section 9.01, in order to effect an amendment authorized by Section 9.01(a)(4) or 9.01(a)(7) to add a Guarantor under this Indenture, it shall only be necessary for the supplemental indenture providing for the accession of such Guarantor to be duly authorized and executed by (i) the Issuer, (ii) such Guarantor and (iii) the Trustee. Any other amendments permitted by this Indenture need only be duly authorized and executed by the Issuer, the Trustee and the Security Agent (to the extent applicable).

Section 9.02 With Consent of Holders of Notes.

(a) Except as otherwise set forth herein, the Notes Documents may be amended, supplemented or otherwise modified with the consent of holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). If any amendment, supplement or waiver will only affect one or more series of Notes (but not all series of Notes), only the holders of a majority in aggregate principal amount of the then outstanding Notes of the series so affected (and not the consent of the holders of the majority in aggregate principal amount of all Notes then outstanding), shall be required. However, without the consent of Holders holding not less than 90% (or, in the case of Section 9.02(a)(9), 80%) of the aggregate principal amount of the Notes then outstanding (provided, however, that if any amendment, supplement, waiver or other modification or consent will only affect one or more series of Notes (but not all series of Notes), only the consent of the holders of at least 90% (or, in the case of Section 9.02(a)(9), 80%) of the aggregate principal amount of the then outstanding Notes of the series so affected will be required), an amendment or waiver of this Indenture or the Security Documents may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the stated rate of or extend the stated time for payment of interest (including for the avoidance of doubt, make any change in the ability to pay PIK Interest) on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(2) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described in paragraphs 5 and 6 of the Notes;

(4) make any Note payable in currency other than that stated in such Note;

(5) impair the right of any Holder to institute suit for the enforcement of any payment of principal of, or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor;

(6) make any change in Section 4.17 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the applicable Payor agrees to pay Additional Amounts, if any, in respect thereof;

(7) release all or substantially all Security Interests granted for the benefit of the Holders in the Collateral (taken as a whole) other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement and this Indenture; provided that, for the avoidance of doubt, the release of less than all or substantially all Security Interests granted for the benefit of the Holders in the Collateral (taken as a whole) where such consent is otherwise required under this Indenture shall only require the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

(8) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(9) release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(10) make any change to this Section 9.02;

(11) make any change to the specified waterfall or order of priority ranking set out in the Intercreditor Agreement that would adversely affect the right of Holders of such Notes in any material respect or that would otherwise subordinate, or have the effect of subordinating, the obligations under the Notes, the Guarantees and Indenture to any other Indebtedness, or subordinate, or have the effect of subordinating, the Liens securing the Notes and the Guarantees to Liens securing any other Indebtedness (including as a result of any amendment to the final proviso of the definition of Permitted Collateral Liens); or

(12) make any change to Section 4.04(e)(1).

(b) In formulating its decisions on such matters, the Trustee and the Security Agent, as applicable, shall be entitled to require and rely absolutely on such evidence as it deems appropriate, including Officer’s Certificates and Opinions of Counsel.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Notes Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) For the avoidance of doubt, no amendment to, or deletion of, or actions taken in compliance with Article 4 (other than an amendment to, or deletion of, Section 4.01), Article 5, or this Article 9 shall be deemed to impair or affect any right of Holders to receive payment of principal of, interest or premium, if any, on the Notes or to institute suit for the enforcement of any payment of principal of, or interest or Additional Amounts, if any, on the Notes on or after the due dates thereof.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a holder of a Note is a continuing consent by the holder of a Note and every subsequent holder of a Note or portion of a Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent is not made on any Note. However, any such holder of a Note or subsequent holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every holder of a Note.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Security Agent to Sign Amendments, etc.

Upon the request of the Issuer, the Trustee and the Security Agent, as applicable, will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture if the amendment or supplement does not impose any personal obligations on the Trustee or the Security Agent or adversely affects their own rights, duties or immunities under this Indenture or otherwise. If it does, the Trustee and the Security Agent may, but need not, sign it. In signing such amendment or supplement, the Trustee and the Security Agent shall be entitled to receive an indemnity and/or security satisfactory to it and to receive, and (subject to Sections 7.01 and 7.02) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment or supplement complies with this Indenture and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security Documents.

(a) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Notes Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Notes Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee and the Security

Agent under this Indenture, the Notes and the Notes Guarantees according to the terms hereunder or thereunder, shall be secured as set forth in Section 10.06, by security interests, as provided in the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, granted in the Collateral. Each Holder, by its acceptance of a Note consents and agrees to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement, and the Security Documents (including the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and the Guarantors will, and the Issuer will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Notes Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles and the Intercreditor Agreement, the Issuer and the Guarantors will take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and the Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture and the Intercreditor Agreement.

(b) Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Security Agent (also as mandatario con rappresentanza for the purposes of Italian law) to enter into the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.15 and (ii) to be bound thereby. Each Holder, by accepting a Note, (1) appoints the Security Agent to act as its agent and as security agent under the Intercreditor Agreement and the other relevant documents to which it is a party (including the Security Documents) and as mandatario con rappresentanza for the purposes of Italian law; and (2) authorizes the Security Agent (also as mandatario con rappresentanza for the purposes of Italian law) to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement or other documents to which it is a party (including the Security Documents), together with any other incidental rights, power and discretions; and (B) execute each document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf; and (3) accepts the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

The Trustee hereby acknowledges that the Security Agent (also as mandatario con rappresentanza for the purposes of Italian law) is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. The Security Agent (also as mandatario con rappresentanza for the purposes of Italian law) is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder.

(d) The Trustee shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Security Agent under the Security Documents and shall be entitled to assume that the Security Agent is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Security Agent in relation to its functions thereunder.

Section 10.02 Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Sections 7.01 and 7.02 and the terms of the Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents or the Intercreditor Agreement; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder.

Subject to the provisions hereof, the Security Documents and the Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the security by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.03 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 10.04 Release of Collateral.

(a) The Issuer and the Guarantors will be entitled, in addition to the circumstances described under Section 10.04(b), to require the Security Agent to release the Security Interest in respect of the Collateral securing the Notes and the Notes Guarantees under any one or more of the following circumstances:

(1) Other than with respect to the Liens granted over the Capital Stock of the Parent held by Midco, in connection with any sale or other disposition of Collateral to (a) a Person that is not the Parent or a Restricted Subsidiary (but excluding any transaction subject to Article 5), if such sale or other disposition does not violate Section 4.07 and is otherwise not prohibited by this Indenture or (b) any Restricted Subsidiary; provided that this clause 1(b) shall not be relied upon in the case of a transfer of Capital Stock or intercompany loan receivables to a Restricted Subsidiary (except to a Receivables Subsidiary) unless the relevant property and assets remain subject to, or otherwise become subject to, a senior ranking Lien in favor of the Notes following such sale or disposal;

(2) in the case of a Guarantor that is released from its Notes Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(3) with respect to any Collateral, upon the release or discharge of the security interests granted over such Collateral in favor of the lenders under the Senior Credit Facilities Agreement and the Second Lien Credit Facilities Agreement, except a release or discharge by or as a result of the repayment of any such facilities (other than pursuant to a refinancing in which the refinancing Indebtedness does not benefit from any security interest in such Collateral); provided that the security interests over such Collateral granted in favor of the holders of any outstanding Existing Notes are also released or discharged at such time (or will be released or discharged substantially concurrently with the release or discharge of the security interests over such Collateral granted in favor of the Holders of the Notes);

(4) as described under Article 9 and Section 4.09;

(5) upon payment in full of principal, interest and all other obligations on the Notes or legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in Article 8 and Article 12;

(6) if the Issuer designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary, and the release of any assets designated by the Issuer as Receivables Assets in connection with a Receivables Financing;

(7) in connection with a Permitted Reorganization; or

(8) as otherwise permitted in accordance with this Indenture.

(b) In addition, the Liens created by the Security Documents will be released (i) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) as may be permitted by Section 4.10.

(c) The Security Agent and, to the extent reasonably required, the Trustee will take all necessary action reasonably requested by the Issuer to effectuate any release of Collateral securing the Notes and the Notes Guarantees, in accordance with the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release). The Security Agent and the Trustee shall be entitled to request and rely conclusively upon an Officer’s Certificate and an Opinion of Counsel, each certifying which circumstance, as described above, giving rise to a release of the Security Interests has occurred, and that such release complies with this Indenture.

Section 10.05 Security Agent.

(a) The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement for the benefit of all holders of secured obligations. The enforcement of the Security Documents will be subject to agreed procedures laid out in the Intercreditor Agreement.

(b) Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement.

Section 10.06 Subsequent Security.

(a) The Issuer shall, and the Parent and the Issuer shall cause each Grantor to, execute and deliver, within ninety (90) days of the Conditions Satisfaction Date, each Security Document set forth opposite the Issuer’s or such Grantor’s name, as applicable, on Schedule I-A.

(b) As soon as reasonably practicable and no later than 10 Business Days following the Issue Date, the Parent and the Issuer shall, or shall cause EG (Italy) B.V. or EG Italia S.p.A. to, submit an application with the Italian Golden Power Authority pursuant to the Italian Golden Power Legislation in order for the Italian Law Share Pledge to be extended as security for the Notes and Guarantees. On the date that is the later of (i) 90 days following the Conditions Satisfaction Date and (ii) 10 days following receipt of the Italian Golden Power Clearance, the Parent and the Issuer shall cause the Notes and Guarantees to be secured by first-ranking security interests (to be granted or reconfirmed and extended) over all of the issued shares of EG Italia S.p.A. (the “Italian Law Share Pledge”), subject to the Agreed Security Principles and the Intercreditor Agreement.

(c) By executing this Indenture, the Parent and the Issuer each acknowledge that the issuance of the Initial Notes is effected with the expectation that each of the applicable Grantors will grant, confirm or affirm, as applicable, security in the Collateral, in each case, as specified in this Section 10.06.

ARTICLE 11

NOTES GUARANTEES

Section 11.01 Notes Guarantees.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably Guarantee, as primary obligor and not merely as surety, on a senior basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all payment obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of, or interest on or in respect of, the Notes, fees, expenses, indemnification or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The obligations of any Guarantor will be contractually limited under its Notes Guarantee to reflect limitations under applicable law and the Agreed Security Principles, including, among other things, with respect to general statutory limitations, capital maintenance, corporate benefit, financial assistance, fraudulent preference or conveyance, “thin capitalization” rules and other laws, rules and regulations of any jurisdiction applicable to such Guarantor and its shareholders, directors and general partner. Any Additional Notes Guarantee shall be issued on substantially the same terms as the Notes Guarantees. For purposes of this Indenture, references to the Notes Guarantees include references to any Additional Notes Guarantees and references to the Guarantors include references to any Additional Guarantors.

(b) Subject to this Article 11, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Notes Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Notes Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Notes Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Notes Guarantee.

(e) The Issuer may from time to time designate a Restricted Subsidiary as an additional Guarantor of the Notes (an “Additional Guarantor” and its guarantee an “Additional Notes Guarantee”) by causing it to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto, pursuant to which such Restricted Subsidiary will become a Guarantor.

Section 11.02 Limitation on Liability.

(a) Notwithstanding any other provision of this Indenture, the obligations of each Guarantor under its Notes Guarantee of the Notes shall be limited under the relevant laws applicable to such Guarantor and the granting of such Notes Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value); provided that, with respect to each jurisdiction described below, such obligations shall only be limited in the manner described in Sections 11.02(b) through 11.02(e), pursuant to Section 11.04 or in any supplemental indenture. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor, other than those Guarantors incorporated under the laws of a jurisdiction to which specific limitations apply pursuant to Sections 11.02(b) through 11.02(e) or Section 11.04 apply (and in respect of which Guarantors only such jurisdiction-specific limitations will apply), will be limited to the maximum amount that would, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code of 1978 or any comparable provision of foreign or state law, or as otherwise required under the Agreed Security Principles to comply with corporate benefit, financial assistance and other laws affecting the rights of creditors generally, provided that, with respect to each jurisdiction described below, such obligations shall only be limited in the manner described in Sections 11.02(b) through 11.02(e), pursuant to Section 11.04 or in any supplemental indenture.

(b) Limitations for Belgium:

(1) Notwithstanding anything to the contrary in this Indenture, the guarantee, indemnity and other obligations of any Guarantor incorporated under the laws of Belgium (each, a “Belgian Guarantor”) under the Group’s existing senior debt documents (including this Indenture, the Existing Indentures, the Senior Credit Facilities Agreement and the Second Lien Credit Facilities Agreement) shall be limited to a maximum amount equal to the greater of: (i) an amount equal to 75% of that Belgian Guarantor’s net assets, as calculated on the basis of its most recent audited annual financial statements at the time the relevant demand is made and (ii) the outstanding amount of any intra-group loans, advances or facilities made to that Belgian Guarantor by any other member of the Group directly and/or indirectly using all or part of the proceeds of the Notes (whether or not such intra-group loan is retained by the relevant Belgian Guarantor for its own purposes or on-lent) at the time the relevant demand is made.

(2) Any payment made by a Belgian Guarantor under this Section 11 and any proceeds received by the Trustee and/or the Security Agent in connection with any Transaction Security (as defined in the Intercreditor Agreement) granted by such Belgian Guarantor shall reduce the guaranteed amount determined in accordance with the formula in Section 11.02(b)(1) above.

(3) For the purposes of this Section 11, the net assets of a Belgian Guarantor means its “netto actief”/“actif net,” as defined in the Belgian Code of Companies and Associations, as amended or superseded.

(c) Limitations for England and Wales:

Notwithstanding anything to the contrary in this Indenture, the guarantee, indemnity and other obligations of any Guarantor incorporated under the laws of England and Wales do not apply to any liability to the extent that it would result in the guarantee, indemnity or other obligations of the relevant Guarantor constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

(d) Limitations for Germany:

(1) The restrictions in this Section 11.02(d) shall apply to any guarantee, indemnity, liability and other payment obligations under this Section 11 or any other provision in this Indenture and/or any other documents in connection therewith granted by any Guarantor incorporated under the laws of Germany as a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) or as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (GmbH &Co. KG) (a “German GmbH Guarantor”) to secure liabilities of its current or any future direct or indirect shareholder(s) (upstream) or a Subsidiary of such shareholder (but excluding any direct or in-direct Subsidiary of such Guarantor) (cross-stream) (a “German Guarantee”).

(2) The restrictions in this Section 11.02(d) shall not apply:

(A) with respect to a Capital Impairment (as defined below), to the extent the German GmbH Guarantor secures any indebtedness under this Indenture in respect of (i) loans to the extent such loans are (directly or indirectly) on-lent or otherwise passed on to the relevant German GmbH Guarantor or its Subsidiaries or (ii) bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the German GmbH Guarantor or the German GmbH Guarantor’s Subsidiaries, in each case, to the extent that any such on-lending or otherwise passing on or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the German Guarantee; for the avoidance of doubt, nothing in this Section 11.02(d)(2) shall have the effect that such on-lent amounts may be enforced multiple times (no double dip);

(B) with respect to a Capital Impairment (as defined below), if, at the time of enforcement of the German Guarantee, a domination and/or profit and loss pooling agreement (Beherrschungs—und/oder Gewinnabführungsvertrag) as per Section 291 of the German Stock Corporation Act (Aktiengesetz, AktG) (either directly or indirectly through an unbroken chain of domination and/or profit and loss pooling agreements) exists between the relevant German GmbH Guarantor as a dominated company, and:

(i) that German GmbH Guarantor is a Subsidiary of the relevant Guarantor whose obligations are secured by the relevant German Guarantee, with such other Guarantor as dominating entity (beherrschendes Unternehmen); or

(ii) the German GmbH Guarantor and the relevant Guarantor whose obligations are secured by the relevant German Guarantee are both Subsidiaries of a joint (direct or indirect) parent company and such parent company as dominating entity (beherrschendes Unternehmen), in each case, to the extent the existence of such domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) leads to the inapplicability of section 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG);

(iii) with respect to a Capital Impairment (as defined below), to the extent the enforcement of the German Guarantee is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs—oder Rückgewähranspruch) of the German GmbH Guarantor against the affiliate whose obligations are secured by the relevant German Guarantee; or

(iv) if the relevant German GmbH Guarantor has not complied with its obligations pursuant to Sections 11.02(d)(4) and 11.02(d)(5). However, if and to the extent that the German Guarantee has been enforced without regard to the restrictions contained in this Section 11.02(d) because the Management Notification and/or the Auditor’s Determination (each as defined below) has not (or not in a timely manner) been delivered pursuant to Sections 11.02(d)(4) and 11.02(d)(5), but the Auditor’s Determination has then been delivered within four (4) months from its due date in accordance with Section 11.02(d)(5), the Trustee shall upon demand of the German GmbH Guarantor repay any amount received from the German GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(3) The parties to this Indenture agree that if and to the extent the payment under the German Guarantee would cause (i) the amount of a German GmbH Guarantor’s Net Assets (as defined below), as calculated and defined pursuant to Section 11.02(d)(8), to fall below the amount required to maintain its registered share capital (Stammkapital) or increase an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) and thereby violating sections 30, 31 GmbHG (such event, a “Capital Impairment”), or (ii) a German GmbH Guarantor to be deprived of the liquidity necessary to fulfil its liabilities towards its creditors and thereby violating Section 15b sub-section 5 of the German Insolvency Code (such event, a “Liquidity Impairment”) then the Trustee shall not enforce and the German GmbH Guarantor shall, subject to Section 11.02(d)(4) and 11.02(d)(5), have a defence (Einrede) against any claim under the Guarantee if and to the extent such Capital Impairment or Liquidity Impairment would occur.

(4) If the relevant German GmbH Guarantor does not notify the Trustee (the “Management Notification”) within fifteen (15) Business Days after the making of a demand against that German GmbH Guarantor under this Section 11:

(A) to what extent such German Guarantee is an upstream or cross-stream guarantee or indemnity; and

(B) to what extent a Capital Impairment or Liquidity Impairment would occur as a result of an enforcement of the German Guarantee (setting out in reasonable detail the amount of its Net Assets or to which extent the liquidity would be deprived, providing an up-to-date pro forma balance sheet or liquidity statement), then the restrictions in this Section 11.02(d) shall cease to apply until a Management Notification has been provided.

(5) If the Trustee disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant German GmbH Guarantor to provide to the Trustee within forty-five (45) Business Days of receipt of such request a determination by the auditors of the Parent or any other auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment under the German Guarantee would cause a Capital Impairment or Liquidity Impairment, subject to the terms set out under this Section 11.02(d). Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(6) If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the German Guarantee, the Trustee ascertains in good faith that the financial condition of the German GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Trustee may (acting reasonably), at the German GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the German GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such auditors to determine whether (and, if so, to what extent) the Capital Impairment and Liquidity Impairment has been cured as a result of the improvement of the financial condition of the German GmbH Guarantor. The Trustee may not arrange for the preparation of an Auditor’s Determination prior to the expiry of three months from the date of the issuance of the preceding Auditor’s Determination. The Trustee may only demand payment under the German Guarantee to the extent the auditors who prepared the Auditor’s Determination determine that the Capital Impairment and Liquidity Impairment have been cured.

(7) The net assets (Reinvermögen) of the German GmbH Guarantor (the “Net Assets”) shall be calculated in accordance with section 42 GmbHG and sections 242, 264 of the German Commercial Code (Handelsgesetzbuch, HGB) and the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and, for the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

(A) the amount of any increase in the registered share capital of the relevant German GmbH Guarantor which was carried out after the relevant German GmbH Guarantor became a party to this Indenture and made from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the amount of the registered share capital (Stammkapital) of the relevant German GmbH Guarantor if it is expressly prohibited under this Indenture and has been carried out without the prior written consent of the Trustee;

(B) the amount of non-distributable assets according to section 253 sub-section 6 HGB shall not be included in the calculation of Net Assets;

(C) the amount of non-distributable assets according to section 268 sub-section 8 HGB shall not be included in the calculation of Net Assets;

(D) the amount of non-distributable assets according to section 272 sub-section 5 HGB shall not be included in the calculation of Net Assets; and

(E) loans or other liabilities incurred by the relevant German GmbH Guarantor in willful or grossly negligent violation of this Indenture shall not be taken into account as liabilities.

(8) Where a German GmbH Guarantor claims in accordance with this Section 11.02(d) that the German Guarantee can only be enforced in a limited amount, it shall:

(A) realize, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary (betriebsnotwendig) for the relevant German GmbH Guarantor’s business; and

(B) use best efforts to realize, to the extent legally permitted in a situation where it does not have sufficient liquidity to fulfil its liabilities to its creditors, any and all of its assets if the relevant asset is not necessary for the German GmbH Guarantor’s business (nicht betriebsnotwendig).

(9) Nothing in this Section 11.02(d) shall constitute a waiver (Verzicht) of any right granted under this Indenture to the Trustee or vice versa.

(10) Nothing in this Section 11.02(d) shall prevent the Trustee or a German GmbH Guarantor from claiming in court that the provision of this German Guarantee and/or making payments under this German Guarantee by the German GmbH Guarantor does or does not fall within the scope of sections 30, 31 of the GmbHG and/or section 15b sub-section 5 of the German Insolvency Code and/or section 826 BGB.

(11) In addition to the restrictions set out in this Section 11.02(d), if a German GmbH Guarantor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the enforcement of any upstream or cross-stream guarantee or security interest against such German GmbH Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) for a reimbursement of payments made under the German Guarantee (including pursuant to section 826 BGB), the German GmbH Guarantor shall have a defence (Einrede) against the German Guarantee to the extent required in order not to incur such liability.

(12) For the purposes of this Section 11.02(d), a reference to a “German GmbH Guarantor” includes any limited liability company incorporated (or limited partnership with a limited liability company as its general partner) in a jurisdiction other than Germany whose centre of main interest (as that term is used in Article 3(1) of Regulation (EU) No. 2015/848 of 20 May 2015 on Insolvency Proceedings (recast)) is in Germany.

(e) Limitations for Italy:

Notwithstanding the other provisions of this Indenture and/or any other Notes Documents, the obligations and liabilities (including obligations to indemnify and/or any obligation to pay any costs or expenses of the Issuer or its subsidiaries) of each Guarantor incorporated under the laws of Italy (each, an “Italian Guarantor”) incurred under this Indenture and the relevant Guarantee in relation to the Notes shall be limited as described in this Section 11.02(e).

(1) The restrictions in this Section 11.02(e) shall apply to any guarantee, indemnity, liability and other payment obligations under this Indenture and/or any other documents (including any security document granted by any Italian Guarantor) to secure liabilities of the Issuer or any Guarantor arising under the Notes Documents (without duplication for the similar guarantee obligations assumed pursuant to clause 20.15 of the Second Lien Credit Facilities Agreement, clause 23.16 of the Senior Credit Facilities Agreement, schedules 7 and 8 to the Intercreditor Agreement, section 11.02 of the Existing Indentures and/or security obligations provided for under the security documents granted by an Italian Guarantor), which in any case shall not exceed the difference between:

(A) the maximum aggregate amount of any intercompany loan or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions) made available at any time to that Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) after the date of entering into the Senior Credit Facilities Agreement by the Issuer or any Guarantor (whether directly or indirectly), and is outstanding as at the date of the event which triggered the enforceability of the guarantee granted by that Italian Guarantor. No Italian Guarantor shall moreover be liable for any amount in excess of the amount that such Italian Guarantor is entitled to set off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of the enforcement of the relevant guarantee; and

(B) the aggregate amount that, at the time of the enforcement of the guarantee provided for under this Indenture (as well as clause 20.15 of the Second Lien Credit Facilities Agreement, clause 23.16 of the Senior Credit Facilities Agreement, schedules 7 and 8 to the Intercreditor Agreement, section 11.02 of the Existing Indentures and/or the security interests granted by an Italian Guarantor (each an “Italian Security Interest”)), such Italian Guarantor has already been required to pay or has actually paid as a result of an enforcement demand under this Indenture, the Second Lien Credit Facilities Agreement, the Senior Credit Facilities Agreement, the Intercreditor Agreement, the Existing Indentures and/or the security interests granted by the relevant Italian Guarantor.

(2) Notwithstanding any provision to the contrary in the Notes Documents, any guarantee, indemnity, obligations (including any security obligations) and liability granted or assumed pursuant to the Notes by an Italian Guarantor shall not include and shall not extend, directly or indirectly, to any amount the purpose or the actual use of which is to finance, directly or indirectly, the acquisition or subscription, directly or indirectly, of the shares or quotas in such Italian Guarantor or any direct or indirect controlling entity of such Italian Guarantor and/or the payment of any fees, costs and expenses, stamp, registration or other taxes in connection therewith (or to refinance any indebtedness incurred for such purposes) or to any obligations incurred by any other guarantor under any guarantee given by such other guarantor for the same purposes, so as to exclude any case of undue financial assistance pursuant to article 2358 and/or 2474 of the Italian Civil Code.

(3) Notwithstanding any provision to the contrary in the Notes Documents, in order to comply with the mandatory provisions of Italian law in relation to (a) maximum interest rates (including the Italian Usury Law and Article 1815 of the Italian Civil Code) and (b) capitalization of interests (including Article 1283 of the Italian Civil Code and Article 120 of the Italian Banking Law), the obligations of any Italian Guarantor shall not include and shall not extend to (1) any interest qualifying as usurious pursuant to Italian Usury Law and (2) any interest on overdue amounts compounded in violation of the provisions set forth by Article 1283 of the Italian Civil Code and/or Article 120 of the Italian Banking Law.

(4) Notwithstanding any provision to the contrary in the Notes Documents, each Italian Guarantor shall be entitled to set-off its obligations relating to a loan and/or financial support received by the Issuer or any other Guarantor against the claims of recourse or subrogation (“regresso” or “surrogazione”) against the Issuer or that Guarantor arising as a result of any payment of the obligations of the Issuer or that Guarantor made by such Italian Guarantor under this Section 11, the Second Lien Credit Facilities Agreement, the Senior Credit Facilities Agreement, the Intercreditor Agreement and/or the Existing Indentures or as a result of the enforcement of any Italian Security Interests.

(5) Without prejudice to Section 11.02(e)(1), pursuant to article 1938 of the Italian Civil Code, the maximum amount that an Italian Guarantor may be required to pay under this Indenture shall not exceed €177.0 million (or its equivalent in any other currency).

Section 11.03 [Reserved].

Section 11.04 Guarantor Limitations.

The Notes Guarantee of any Restricted Subsidiary who executes and delivers a supplemental indenture substantially in the form of Exhibit C hereto and becomes a Guarantor hereunder after the Issue Date is subject to any limitations relating to such Restricted Subsidiary set out in the relevant supplemental indenture.

Section 11.05 Execution and Delivery of Notes Guarantee.

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee or any release, termination or discharge thereof.

Each Guarantor agrees that its Notes Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.

Section 11.06 Releases.

(a) The Notes Guarantee of a Guarantor will terminate and be released:

(1) upon (i) a sale or other disposition (including by way of consolidation or merger) of any Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company of such Guarantor) as a result of which such Guarantor would no longer be a Restricted Subsidiary, or (ii) the sale or disposition of all or substantially all the assets of the Guarantor (including by way of merger, consolidation, amalgamation or combination) (other than to the Parent or a Restricted Subsidiary), otherwise not prohibited by this Indenture;

(2) upon the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary;

(3) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes in accordance with this Indenture, as provided in Article 8 and Article 12;

(4) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(5) as described in Article 9;

(6) (i) upon the release or discharge of the Guarantee and any other obligations of such Guarantor under the Senior Credit Facilities Agreement and the Second Lien Credit Facilities Agreement, except a release or discharge by or as a result of the repayment of any such facilities (other than pursuant to a refinancing in which such Guarantor does not provide a Guarantee); provided that the Guarantee of such Guarantor under any outstanding Existing Notes is also released or discharged at such time (or will be released or discharged substantially concurrently with the release or discharge of the Notes Guarantee of such Guarantor) or (ii) as otherwise described in Section 4.14(b);

(7) as a result of a transaction permitted by Article 5;

(8) in connection with a Permitted Reorganization; or

(9) upon the full and final payment and performance of all obligations of the Issuer and the Guarantors under this Indenture and the Notes.

(b) The Security Agent and the Trustee (as applicable) will take all necessary action reasonably requested by the Issuer, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement and delivery of evidence of release, to effectuate any release of a Notes Guarantee in accordance with the provisions of this Indenture, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders and will not require any other action or consent on the part of the Trustee. The Trustee and the Security Agent shall be entitled to request and rely conclusively upon an Officer’s Certificate and Opinion of Counsel, each certifying which circumstance, as described above, giving rise to a release of the Notes Guarantee has occurred, and that such release complies with this Indenture. Neither the Trustee nor the Issuer will be required to make a notation on the Notes to reflect any such release, termination or discharge. The Issuer may in its sole discretion elect to have any Notes Guarantee remain in place, as opposed to being released.

(c) Any Guarantor not released from its obligations under its Notes Guarantee as provided in this Section 11.06 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in, and subject to, this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and the rights of the Trustee, as expressly provided for in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08) as to all Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the relevant Transfer Agent for cancellation; or (b) all Notes not previously delivered to the relevant Transfer Agent for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the

Trustee for the giving of notice of redemption by the relevant Paying Agent in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, for the benefit of the Holders of the Notes, cash in U.S. dollars or U.S. Government Securities or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not previously delivered to the relevant Transfer Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the applicable Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such deficit that confirms that such deficit shall be applied toward such redemption; (3) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and (5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article 12 have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)). If requested by the Issuer in writing to the Trustee and Paying Agent (which request may be included in the applicable notice of redemption or pursuant to the above referenced Officer’s Certificate) no later than four (4) Business Days prior to such distribution, the Trustee shall distribute any amount deposited in trust to the Holders prior to the Stated Maturity or the redemption date, as the case may be. For the avoidance of doubt, the distribution and payment to holders prior to the applicable redemption date or Stated Maturity as set forth above will not include any negative interest, present value adjustment, break costs or any additional premium on such amounts. The Trustee shall not be liable to any Person (including any Holder) for acknowledging discharge of this Indenture in accordance with the terms of this Section 12.01, including where the amount deposited by the Issuer with the Trustee is insufficient for purposes of payment to Holders of the entire Indebtedness of the Notes on the applicable redemption date or Stated Maturity, as applicable. The obligation to fund any deficit (as described herein) (if applicable) shall be solely of the Issuer (which the Issuer hereby acknowledges and undertakes to fund) and not the Trustee or any Agent. Notwithstanding any failure of the Issuer to fund any such deficit in accordance with this Section 12.01, the Trustee shall apply the deposited money toward the payment of the Notes on the redemption date or Stated Maturity, as applicable, and such payment shall not constitute or be deemed to constitute a waiver of (i) any rights the Trustee or any Holder under this Indenture or (ii) any obligation of the Issuer to fund such deficit.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.07, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent (or such entity designated or appointed (as agent for the Trustee) by the Trustee for this purpose) (i) is unable to apply any cash in euro, European Government Obligations or a combination thereof, or any cash in dollars, U.S. Government Securities or a combination thereof, or in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or (ii) fails to receive from the Issuer funds sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, Applicable Premium and interest, as of the applicable redemption date or Stated Maturity, as applicable, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in euro, European Government Obligations or a combination thereof, or cash in U.S. dollars, U.S. Government Securities or a combination thereof, as applicable, held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication by the Issuer, any Guarantor, the Trustee, the Security Agent or any Agent to the others is duly given if in writing and delivered in Person, electronic transmission or by first-class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

EG Group Limited

Waterside Head Office

Haslingden Road

Guide, Blackburn

Lancashire BB1 2FA

United Kingdom

Attention: The Directors

Tel: +44 (0) 1254 582111

Facsimile: +44 (0) 1254 586358

in each case with a copy to:

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

fax: +44 20 7374 4460

Attention: Francesco Lione

Latham & Watkins AARPI

45, rue Saint Dominique

Paris 75007 France

fax: +33 1 4062 2062

Attention: Roberto Reyes Gaskin

If to the Trustee:

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Debt and Agency Services

Email: DAS-EMEA@list.db.com

If to the Security Agent:

Barclays Bank PLC

1 Churchill Place

Level 21

Canary Wharf

London E14 5HP

United Kingdom

Attention: Shane Dempsey

Fax: +44 (0)20 7773 4893

Email: shane.dempsey@barclays.com

If to the Paying Agent, Calculation Agent or Transfer Agent:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Debt and Agency Services

Email: DAS-EMEA@list.db.com

If to the Registrar:

Deutsche Bank Trust Company Americas

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

USA

Attention: Corporate Team, AA5982 – EG GLOBAL FINANCE PLC

Facsimile: (732) 578-4635

The Issuer, any Guarantor, the Trustee, the Security Agent or any Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices to Holders of Notes will be validly given if electronically delivered (or in the alternative, if electronic communications are not feasible, mailed by first-class mail) to them at their respective addresses in the Securities Register. Each Holder shall notify the Registrar and Trustee of any changes of its address from that which appears on the Securities Register.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery and if via e-mail or other electronic means, on the date such notice was “sent” in accordance with the terms of this paragraph.

All notices and communications shall be in the English language or accompanied by a translation into English, certified as being a true and accurate translation. In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

(b) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it

(c) [Reserved].

(d) If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(e) [Reserved].

(f) In no event shall an Agent, the Trustee, any other entity of Deutsche Trustee Company Limited (“Deutsche Trustee”) or the Security Agent be liable for any claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) to any party arising from the Trustee, the Security Agent, an Agent or any Deutsche Trustee entity receiving or transmitting any data from the Issuer, any authorized person or any party to this Indenture via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.

Section 13.02 Release from Restrictions on Self-dealing and/or Multiple Representations.

Each person granting an authorization or power of attorney to any other person under this Indenture or appointing another person to act on its behalf under this Indenture, including where such grant of an authorization or power of attorney or appointment of another person is deemed to have been made pursuant to the terms of this Indenture (each an “Authorized Person”) releases, to the extent legally possible, such other person from any restrictions on self-dealing or multiple representations imposed under the laws of any jurisdiction, including any such restrictions arising under section 181 of the German Civil Code (Bürgerliches Gesetzbuch), and the Authorized Person may release its respective delegates correspondingly.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or the Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors hereby appoints EG Retail (America), LLC with offices at 251 Little Falls Drive, Wilmington, Delaware 19808 as their authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury, and each of the Trustee, the Paying Agent, the Calculation Agent, the Registrar and Transfer Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Authorized Agent hereby agrees to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, manager, officer, employee, incorporator or shareholder of the Parent or of any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE NOTES GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.06.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other Notes Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any other Notes Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Notes Documents or related hereto or thereto (including addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee or any Agent acts on any Executed Documentation sent by electronic transmission, the Trustee or such Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee any the Agents shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including the risk of the Trustee or the Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Currency Indemnity and Calculation of Euro-Denominated Restrictions.

(a) The Dollar is the required currency (the “Required Currency”) of account and payment for all sums payable by the Issuer and the Guarantors, if any, under or in connection with the Notes and the Notes Guarantees, if any, including damages. Any amount received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the amount of the Required Currency which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If the amount of the Required Currency is less than the amount of the Required Currency expressed to be due to the recipient or the Trustee under any Note, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any Notes Guarantee, or to the Trustee.

(c) Except as otherwise specifically set forth herein (including in Section 4.19), for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

Section 13.15 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, premium, if any, or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

Section 13.16 Additional Information.

Upon written request by any Holder to the Issuer at the address set forth in Section 13.01, the Issuer will mail or cause to be delivered, by electronic transmission (or in the alternative, if electronic communication is not feasible, by first-class mail), to such Holder or holder (at the expense of the Issuer) a copy of this Indenture or any other Notes Document.

Section 13.17 Legal Holidays.

If the due date for any payment in respect of any Notes is not a Business Day, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day, and will not be entitled to any further interest or other payment as a result of any such delay. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.18 Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Agents. Accordingly, each of the parties agree to provide to the Trustee and the Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Agents to comply with Applicable Law.

(Signatures on following page)

SIGNATURES

This Indenture was executed outside Belgium and the Republic of Italy.

Dated as of the date first written above.

EG GLOBAL FINANCE PLC
as Issuer

By:	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG GROUP LIMITED

By:	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG FINCO LIMITED

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG DUTCH FINCO B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG AMERICA, LLC

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG RETAIL (AMERICA), LLC

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

MINIT MART, LLC

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

MINI MART, INC.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

QUIK STOP MARKETS, INC.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

TH MINIT MARKETS LLC

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG HOLDINGS B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG EUROPE B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG RETAIL B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG Retail (Belgium) BV

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG (BENELUX) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG RETAIL (NETHERLANDS) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG SERVICES (NETHERLANDS) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG SERVICES (BELGIUM PROPERTY) BV

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG (FRANCE) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG (ITALY) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG (GERMANY) B.V.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney

(Signature Page to Notes Indenture)

EG DEUTSCHLAND GMBH

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney in Fact

(Signature Page to Notes Indenture)

RETAIL OPERATING COMPANY DEUTSCHLAND GMBH

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney in Fact

(Signature Page to Notes Indenture)

EG ASIAPAC LTD.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

CUMBERLAND FARMS, INC.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

CUMBERLAND FARMS OF VERMONT, INC.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

CUMBERLAND FARMS OF MASSACHUSETTS, INC.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

CFI GC LLC

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Officer

(Signature Page to Notes Indenture)

EG DEUTSCHLAND RETAIL & ENERGY GMBH

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Attorney-in-Fact

(Signature Page to Notes Indenture)

EG ITALIA S.P.A.

By	/s/ Imraan Patel
Name: Imraan Patel
Title: Authorized Attorney

Executed in the United Kingdom

(Signature Page to Notes Indenture)

ECHO TANKSTELLEN GMBH

By	/s/ Mohsin Issa
Name: Mohsin Issa
Title: Managing Director

(Signature Page to Notes Indenture)

SIGNED, SEALED AND DELIVERED for and on behalf of EG FUELCO (AUSTRALIA) LIMITED, as a Guarantor, by its attorney Imraan Patel under a power of attorney dated November 22, 2023 and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney in the presence of:	) ) ) ) ) ) ) ) ) )

/s/ Khaleel Patel
Signature of witness		Signature of attorney

Khaleel Patel
Name of witness

(Signature Page to Notes Indenture)

SIGNED, SEALED AND DELIVERED for and on behalf of EG GROUP AUSTRALIA PTY LTD, as a Guarantor, by its attorney Imraan Patel under a power of attorney dated November 22, 2023 and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney in the presence of:	) ) ) ) ) ) ) ) ) )

/s/ Khaleel Patel
Signature of witness		Signature of attorney

Khaleel Patel
Name of witness

(Signature Page to Notes Indenture)

DEUTSCHE TRUSTEE COMPANY LIMITED
as Trustee

By:	/s/ R. Bebb
Name: R. Bebb
Title: Associate Director

By:	/s/ Lauren Taylor
Name: Lauren Taylor
Title: Associate Director

(Signature Page to Notes Indenture)

BARCLAYS BANK PLC
as Security Agent

By:	/s/ Shane Dempsy
Name: Shane Dempsy
Title: Vice President

(Signature Page to Notes Indenture)

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Registrar

By:	/s/ Jacqueline Bartnick
Name: Jacqueline Bartnick
Title: Director

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

(Signature Page to Notes Indenture)

DEUTSCHE BANK AG, LONDON BRANCH
as Paying Agent, Calculation Agent and Transfer Agent

By:	/s/ R. Bebb
Name: R. Bebb
Title: Director

By:	/s/ Lauren Taylor
Name: Lauren Taylor
Title: Vice President

(Signature Page to Notes Indenture)